Exhibit 2.1

Execution Version

PURCHASE AGREEMENT

by and between

PENINSULA PACIFIC ENTERTAINMENT INTERMEDIATE HOLDINGS LLC, as

Seller

and

CHURCHILL DOWNS INCORPORATED, as Buyer

Dated as of February 18, 2022

i

Exhibits

Exhibit A – Sample Calculation of Working Capital
Exhibit B – Form of Assignment of Membership Interests
Exhibit C – Purchase Price Adjustment Escrow Agreement
Exhibit D – Form of Termination Agreement
Exhibit E – Form of Restrictive Covenant Agreement
Exhibit F – Intentionally Omitted
Exhibit G – Form of Assignment of Interests Agreement
Exhibit H – Form of Deed
Exhibit I – Form of Assignment and Bill of Sale Agreement
Exhibit J – Term Sheet

This PURCHASE AGREEMENT, dated as of February 18, 2022 (this “Agreement”), is entered into by and between Peninsula Pacific Entertainment Intermediate Holdings LLC, a Delaware limited liability company (the “Seller”), and Churchill Downs Incorporated, a Kentucky corporation, (“Buyer” and together with Seller, each a “Party” and collectively the “Parties”).

RECITALS

A. Seller owns 100% of the outstanding equity interests (the “Company Interests”) of Peninsula Pacific Entertainment LLC (the “Company”), which directly or indirectly owns 100% of the outstanding equity interests of the Company Subsidiaries.

B. The Company currently owns, among other things, 100% of (i) the outstanding equity interests (“Colonial Equity Interests”) of Colonial Downs Group, LLC (“Colonial Downs”) and (ii) the outstanding equity interests (“Lago Equity Interests” and together with the Colonial Equity Interests and the Company Interests, the “Interests”) of Lago Resort & Casino, LLC (“Lago”).

C. Seller wishes to cause the Company to sell to Buyer or a Subsidiary of Buyer, and Buyer desires to purchase or cause a Subsidiary of Buyer to purchase from the Company immediately prior to the sale of the Company Interest, all of the Colonial Equity Interests and Lago Equity Interests, in each case on the terms and subject to the conditions hereinafter set forth.

D. The Seller desires to sell to Buyer, and Buyer desires to purchase from the Seller, all of the Company Interests on the terms and subject to the conditions hereinafter set forth.

E. Each signatory (other than Buyer) to a Restrictive Covenant Agreement has, on the date of this Agreement, delivered to Buyer its executed signature page to such Restrictive Covenant Agreement, which shall, subject to the terms and conditions of this Agreement, be automatically released (without any further action) at Closing.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions set forth herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement:

“Acquired Companies” means the Company and the Company Subsidiaries.

“Acquisition Transaction” means any transaction or series of transactions (other than as expressly permitted by this Agreement or solely among one or more Acquired Companies) involving:

(a) the sale, license, sublicense or disposition of all or a material portion of the assets of the Acquired Companies;

(b) the issuance, disposition or acquisition of all or a material portion of: (i) any equity interest in the Acquired Companies; (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any equity interest in the Acquired Companies; or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any equity interest in the Acquired Companies; or

(c) any merger, consolidation, business combination, or similar transaction involving the Acquired Companies.

“Action” means any action, lawsuit, claim, hearing, arbitration, investigation, proceeding, demand, inquiry, audit or other dispute resolution, judicial, legal or administrative proceeding, whether civil, criminal, administrative or investigative, at law or in equity, by or before a Governmental Entity.

“Affiliate” means, with respect to any person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

“Ancillary Document” means any agreement, document, instrument or certificate required by this Agreement to be executed pursuant to or in connection with the transactions contemplated hereby.

“Antitrust Laws” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any other applicable federal, state, local, foreign or multijurisdictional antitrust, competition, merger control or foreign investment Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business” means the management, development, ownership, administration or operation of (a) the hotel and casino located in Waterloo, New York, including gaming devices, table games, sports betting, restaurants and parking facilities, more commonly known as the del Lago Resort & Casino, (b) the hotel and casino located in Sioux City, Iowa, including gaming devices, table games, sports betting, restaurants and parking facilities, more commonly known as the Hard Rock Hotel & Casino, (c) the racetrack located in New Kent, Virginia, including a racetrack, simulcast racing, pari-mutuel wagering, historical horse racing and restaurants, more commonly known as Colonial Downs Racetrack, (d) the wagering facility located in Collinsville, Virginia, including gaming devices, historical horse racing and parking facilities, more commonly known as the Collinsville Rosie’s Game Room, (e) the wagering facility located in Dumfries, Virginia, including gaming devices, restaurants, historical horse racing and parking facilities, more commonly known as the Dumfries Rosie’s Gaming Emporium, (f) the wagering facility located in Hampton, Virginia, including gaming devices, restaurants, historical horse racing and parking facilities, more commonly known as the Hampton Rosie’s Gaming Emporium, (g) the wagering facility located in New Kent, Virginia, including gaming devices, restaurants, historical horse racing and parking facilities, more commonly known as the New Kent Rosie’s Gaming Emporium, (h) the wagering facility located in Richmond, Virginia, including gaming devices, restaurants, historical horse racing and parking facilities, more commonly known as the Richmond Rosie’s Gaming Emporium, (i) the wagering facility located in Vinton, Virginia, including gaming devices, restaurants, historical horse racing and parking facilities, more commonly known as the Vinton Rosie’s Gaming Emporium, (j) the Development Projects, (k) a business that, on its behalf or via third parties, provides sports betting through online and mobile channels and to retail locations in New York, Iowa or Virginia, and (l) the conduct of other activities by any Acquired Company related or incidental to the foregoing.

“Business Day” means any day, other than a Saturday or Sunday or a day on which banks in New York, New York are generally closed to the public for conducting business.

“Buyer Financing Plan” means, at the option of Buyer, any one or more of the following: (a) the issuance by Buyer of secured or unsecured notes and/or (b) the incurrence by Buyer of secured loans, collectively, in each case in connection with the transactions contemplated by this Agreement, sufficient to fund the Required Amount when taken into account with (i) cash-on-hand and/or held in escrow for the benefit of Buyer, (ii) drawings under Buyer’s revolving credit facility and/or (iii) other sources of immediately available funds, in each case to be used (and in the case of any escrowed funds, subject to release) to satisfy Buyer’s payments obligations under this Agreement.

“Buyer’s knowledge” or “knowledge of Buyer” or similar phrase means the actual (but not constructive or imputed) knowledge of Brad Blackwell.

“Calder Adjustment” means, if the Closing occurs after the later of (a) October 1, 2022 and (b) the date that is one hundred and eighty (180) days following the Calder Closing Date, and the acquisition of the Colonial Equity Interests and Lago Equity Interests pursuant to this Agreement does not qualify as a part of an exchange that includes the Calder Sale pursuant to Section 1031 of the Code, an amount equal to $37,500,000 reduced by 50% of the Tax deferral (if any) resulting from any portion of the Calder Sale qualifying as an exchange pursuant to Section 1031 of the Code (including as a result of an exchange with a Person other than Seller). For this purpose, the amount of Tax deferral will be calculated using a 25.9 % tax rate. For the avoidance of doubt, the Calder Adjustment shall not be less than zero.

“Calder Closing Date” means the date on which the closing of the Calder Sale occurs.

“Calder PSA” means that certain Purchase and Sale Agreement, dated as of November 22, 2021, by and between Calder Race Course, Inc. and B9 Secretariat FL Owner LLC.

“Calder Sale” means the transactions contemplated by the Calder PSA.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, and all regulations and guidance issued by any Governmental Entity with respect thereto, as in effect from time to time, including subsequent legislation in effect as of the date of this Agreement amending paragraph 36 of Section 7(a) of the Small Business Act.

“Casualty Event” means the damage or destruction of the Company Real Property or any portion thereof by fire or other casualty.

“Closing” means the closing of the Sale, as provided for in Section 2.02.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Cash” means the aggregate amount, without duplication and to the extent and in the amounts not otherwise included in the calculation of Working Capital, of all cash and cash equivalents, as of 6 a.m., New York City time, on the Closing Date (including (a) marketable securities, checks and bank deposits, (b) all Gaming Cash and (c) all restricted cash minus restricted cash in an amount equal to the corresponding liability associated with such restricted cash), in each case, of the Acquired Companies on a consolidated basis, calculated in accordance with GAAP. For the avoidance of doubt, “Company Cash” (a) does not include any cash and cash equivalents held in automatic teller machines owned by a person other than an Acquired Company located on the Company Real Property, and (b) shall be measured without giving effect to the consummation of the transactions contemplated by this Agreement (but after giving effect to any transactions contemplated to occur prior to Closing pursuant to Section 6.09).

“Company Data” means all confidential data, information, and data compilations contained in the IT Assets or databases used by the Acquired Companies, including Personal Data held by the Acquired Companies, that are used by, or necessary to the business of, the Acquired Companies.

“Company Indebtedness” means (without duplication) with respect to the Acquired Companies, on a consolidated basis, as of immediately prior to the Closing, to the extent not otherwise included in the calculation of Working Capital, (i) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) for borrowed money, whether owing to banks, financial institutions or otherwise; (ii) any obligations of the Acquired Companies to pay the deferred purchase price for property or services outside of the ordinary course of business (for purposes of clarification, excluding any trade accounts payable included in Working Capital), including earn-outs and seller notes; (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument, debt security or other similar instrument (including, for the avoidance of doubt, the Senior Notes); (iv) obligations under (A) any interest rate, currency or other hedging or swap agreement or other financial agreement or arrangement entered into for the purpose of managing interest rate risks, or (B) any performance bond, bid bond, security bond or letter of credit, in each case in this clause (B), to the extent drawn or called; (v) all obligations of an Acquired Company as lessee under a lease of the type which is required to be reflected as a capital lease or a finance lease on a balance sheet of an Acquired Company prepared in accordance with GAAP as GAAP existed as of December 31, 2021, excluding the SCE Operating Lease (each, a “Capital Lease”); (vi) all guaranties by an Acquired Company of the foregoing; (vii) any Transfer Taxes for which the Seller is responsible pursuant to Section 6.10(c) of this Agreement as a result of the direct or indirect transfer of the Company Real Property; (viii) Deferred Payroll Taxes; (ix) amounts owed pursuant to any Contract that existed as of Closing between an Acquired Company, on one hand, and Seller or any of its Affiliates (other than an Acquired Company), on the other hand to the extent such Contract was not terminated at Closing pursuant to this Agreement; and (x) all premiums, equity clawbacks, penalties, fees, expenses, breakage costs, make-whole payments, interest and change of control payments required to be paid or offered in respect of any of the foregoing (assuming for purposes of calculating such elements of Company Indebtedness that such obligations are fully repaid or retired in connection with the transactions contemplated by this Agreement); provided, that, notwithstanding the foregoing, with respect to the Senior Notes, the amounts included in clause (x) of the definition of Company Indebtedness shall be limited to any applicable principal, interest, premiums, equity clawbacks, breakage costs and make whole payments owed under the Indenture, as applicable, and, subject to compliance by the Seller with its obligations under Section 6.14(a), shall be determined as if the transactions contemplated by Section 6.14 have occurred on the dates specified in, and otherwise in accordance with, Section 6.14. “Company Indebtedness” shall be measured as of the time immediately prior to the consummation of, and without giving effect to, the transactions contemplated by this Agreement (but after giving effect to any transactions contemplated to occur under Section 6.13 (Termination of Intercompany Agreements)).

“Company Material Adverse Effect” means any circumstance, condition, change, event, state of facts or development that, individually or in the aggregate, has had or would be reasonably expected to have a material adverse effect on (i) the business, condition (financial or otherwise), assets or results of operations of the Acquired Companies, taken as a whole, or (ii) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that, with respect to clause (i), no circumstance, condition, change, event, state of facts or development arising from or attributable to any of the following shall be deemed to be or taken into account in determining whether there has been or will be a “Company Material Adverse Effect”: (a) the announcement, pendency or consummation of this Agreement or the transactions contemplated hereby, including the identity of, or facts related to, Buyer and its Affiliates or the impact of the foregoing on relationships with customers, suppliers, vendors, regulators, business partners, employees, or labor unions, (b) any change, event or development in financial, economic or political conditions generally or the securities, credit or financial markets, including changes in interest rates or exchange rates in the United States or any change, event or development generally affecting the gaming, casino, pari-mutuel, lottery, hotel or hospitality industry or seasonal changes in the Business, (c) any adoption, implementation, proposal or change in any applicable Law or GAAP or any interpretation by a Governmental Entity thereof, (d) the failure of any Acquired Company to meet any projections, budgets, forecasts or estimates of revenues, earnings or other financial results (but excluding, in each case, the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition), (e) the commencement, occurrence, continuation or escalation of any war, armed hostilities, mass shootings or acts of terrorism, (f) the existence, occurrence, continuation or worsening of any contagious diseases, epidemics, pandemics (including COVID-19) or other public health emergencies or any Pandemic Measure or any change in Pandemic Measures following the date of this Agreement, (g) the existence, occurrence or continuation of any power outages, earthquakes, floods, tornados, hurricanes, tropical storms, or other natural disasters or force majeure events, (h) any Casualty Event, or (i) any action required to be taken or required to be omitted pursuant to this Agreement or taken with Buyer’s prior express written consent or not taken because Buyer did not give its written consent; provided, that any circumstance, condition, change, event, state of facts or development arising out of or resulting from any change or event referred to in clause (b), (c), (e), (f) or (g) above may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent such circumstance, condition, change, event, state of facts or development has a disproportionate and adverse impact on the Acquired Companies, taken as a whole, compared to other participants that operate in similar types of businesses in the industries in which the Acquired Companies operate.

“Company Privacy Policies” means any external policies, notices, or statements of the Acquired Companies relating to the Processing of Personal Data.

“Company Real Property” means all real property, in each case together with the buildings and structures located thereon, and all associated parking areas, fixtures and all other improvements located thereon, in each case, to the extent owned, leased, subleased or licensed by an Acquired Company (such buildings and such other improvements are referred to herein collectively as the (“Improvements”)), but are limited, in the case of the Leased Real Property and Improvements thereon, to such Acquired Company’s right, title and interest therein.

“Company Subsidiaries” shall mean (a) Lago, (b) SCE Partners, (c) Colonial Downs, (d) Peninsula Pacific Entertainment Finance, Inc., (e) RVA Group II, LLC, (f) RVA Holdings Group, LLC, (g) Richmond VA Development, LLC and (h) Richmond VA Management, LLC; provided however that for purposes of clarification each Excluded Subsidiary shall be deemed not to be a Company Subsidiary for purposes of this Agreement.

“Compliant” means, with respect to the Required Information, that (a) such Required Information does not contain any untrue statement of a material fact regarding the Acquired Companies and the Business or omit to state any material fact regarding the Acquired Companies and the Business necessary in order to make such Required Information, taken as a whole, not misleading in light of the circumstances under which such statements were made and (b) to the extent the Debt Financing includes any offering or private placement of non-convertible debt, the financial statements included in such Required Information are sufficient for the delivery of customary comfort letters (including “negative assurance” comfort) from independent accountants with respect to the financial information of the Company and its Subsidiaries included in the offering memorandum or prospectus for such Debt Financing in connection with the offering of such securities.

“Condemnation” means the commencement of any condemnation proceeding or other proceeding in eminent domain by a Governmental Entity for the taking of all or any portion of the Company Real Property.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated effective as of December 14, 2021 between the Company and Buyer.

“Contract” means, with respect to any Person, any contract, agreement, lease, note, loan, evidence of indebtedness, letter of credit, settlement agreement, franchise agreement, license, instrument, or other obligation that is legally binding to which any Person is a party or to which any of such Person’s assets are subject, whether oral or written, and with respect to any of the foregoing, any extension, renewal, amendment, supplement, or other modification thereof.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise.

“Credit Facility” means that certain Credit Agreement, dated as of October 23, 2020, among the Company, as borrower, the subsidiaries of the Company party thereto, the lenders party thereto, the letter of credit lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and as collateral agent, as the same may be amended from time to time.

“Data Processor” means a natural or legal Person, public authority, agency or other body that Processes Personal Data on behalf of or at the direction of the Acquired Companies.

“Data Room” means the electronic “data room” hosted by Datasite and prepared by the Seller and its advisors in connection with the transactions contemplated by this Agreement.

“Debt Financing Sources” means the agents, arrangers, lenders, underwriters, commitment parties, initial purchasers, managers and other entities party to any Debt Financing Agreement that have agreed to provide or arrange the Debt Financing, and the parties to any joinder agreement, credit agreement, note purchase agreement or similar documentation entered into pursuant or relating to the Debt Financing (including any other definitive agreements executed in connection with the Debt Financing) and their respective successors and assigns.

“Debt Financing Source Related Parties” means the Debt Financing Sources, their Affiliates and their and their Affiliates’ respective Representatives, and their respective successors and assigns.

“Deferred Payroll Taxes” means any employer payroll Taxes of the Company and its Subsidiaries incurred at or prior to the Closing which have been deferred under the CARES Act.

“Development Expenses” means, subject to compliance with Section 6.17(b) hereof with respect to the Development Projects, the aggregate amount of all documented, out-of-pocket development, construction, capital or pre-opening expenses arising out of the Development Projects incurred by any Acquired Company until the Closing Date and paid by or on behalf of an Acquired Company prior to immediately prior to the Closing on the Closing Date (it being acknowledged and agreed that the Development Expenses attributable to periods of time prior to the date hereof shall in no event exceed the amounts set forth on Schedule 6.17).

“Development Projects” means the ongoing development projects of any Acquired Company as set forth on Schedule 6.17.

“Disclosure Schedules” means the Disclosure Schedules delivered in connection with, and constituting a part of, this Agreement.

“Environmental Laws” means all Laws regarding or relating to pollution or protection of the environment, natural resources or human health and safety (solely with regard to exposure to Hazardous Materials), including those relating to the manufacture, generation, use, handling, distribution, storage, disposal, discharge, Release, treatment, transport, cleanup, remediation, monitoring, investigation of, or exposure to Hazardous Materials.

“ERISA Affiliate” means any trade or business that, together with any Acquired Company is or has during the past six (6) years been treated as a single employer under Section 414 of the Code.

“Escrow Agent” means JPMorgan Chase Bank, NA, or its successor, in its capacity as such pursuant to the Purchase Price Adjustment Escrow Agreement.

“Estimated Purchase Price” means, subject to Section 6.22, (a) the Base Purchase Price, plus (b) the positive or negative amount, if any (as applicable) equal to the difference between estimated Working Capital minus the Target Working Capital, plus (c) the positive or negative amount, if any (as applicable) equal to the difference between the estimated Company Cash minus $25,000,000, minus (d) the estimated Company Indebtedness, plus (e) the estimated Development Expenses minus (f) the estimated Transaction Expenses, minus (g) the estimated Calder Adjustment, each of (b) – (g) as set forth in the Estimated Closing Statement in accordance with Section 2.04.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Records” means all files, records, information and data whether written or electronically stored concerning (a) this Agreement, the sale process or the transactions contemplated by this Agreement (b) any assets of Seller other than the Acquired Companies and/or (c) any Excluded Subsidiary or other Excluded Item.

“Excluded Subsidiaries” means (a) Cedar Rapids Funding, LLC, (b) PPCR, LLC, (c) Cedar Rapids Development Group, LLC, (d) AZD Holdings, LLC, (e) Legends Holding, LLC, (f) Legends Gaming, LLC, (g) Legends Gaming of Louisiana -1, LLC, (h) Legends Gaming of Louisiana -2, LLC, (i) Louisiana Riverboat Gaming Partnership (d/b/a DiamondJacks), (j) NS-LA Properties, LLC, (k) Slidell Ventures I, LLC, (l) Slidell Ventures II, LLC (m) any other Subsidiary of an Acquired Company or an Excluded Subsidiary that is formed with the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed) during the Interim Period to engage in development activities, (n) Pen 1 Development, LLC, (o) Pen 2 Acquisition, LLC, (p) Pen 3 Holdings, LLC, (q) Pen 4 Ventures, LLC, (r) Pen 5 Development, LLC, (s) Slidell Ventures IV, LLC and (t) if the SCE Contribution Leaseback is anticipated to be consummated, to the extent formed to hold the SCE Real Property, Propco.

“Financing Requirement” means, as of any date of determination, that Buyer has and continues to have from such date until the earlier of the Closing and the termination of this Agreement (such period, the “Financing Period”) any one or more of the following: (a) commitment papers containing terms and conditions related to conditionality of the funds represented thereby reasonably satisfactory to Seller and/or (b) definitive financing agreements with customary terms and conditions related to conditionality of the funds represented thereby for transactions of this type, in each case, and together with all amendments, modifications or supplements thereto, evidencing the obligation of the Debt Financing Sources party thereto to fund prior to or simultaneously with the Closing, one or more loans (including bridge loans and/or revolving loans) and/or any offering or private placement of non-convertible debt securities pursuant to Rule 144A under the Securities Act that are intended to be 144A-for-life for the purpose of paying amounts due by Buyer hereunder (any such agreements (including, without limitation, any commitment letters, engagement letters, fee letters, credit agreements, note purchase agreements, indentures and security documents collectively, the “Debt Financing Agreements”)) and (c) cash-on-hand and/or other sources of immediately available funds that during the Financing Period are held by Buyer as cash-on-hand in immediately available funds and/or held in escrow for the benefit of Buyer to be used (and in the case of any escrowed funds, subject to release) and/or other sources of immediately available funds sufficient to satisfy the Required Amount.

“Fraud” means, with respect to any Party hereto, an actual and intentional misrepresentation made with specific intent to deceive with respect to the preparation of the Estimated Closing Statement or the Final Closing Statement, or the making of the representations and warranties in Articles III, IV, (it being understood and agreed by the Parties that for purposes of this definition of Fraud, the reference to “(…whether known or unknown)” in Section 4.08 shall be disregarded) or V, as applicable, by such Party or in any certificate delivered by such Party pursuant to this Agreement and the reliance thereon to its detriment by the other Party; provided that for purposes of clarification “Fraud” does not include any fraud claim based on constructive knowledge, reckless misrepresentation, equitable fraud, constructive fraud or similar theory.

“Fundamental Representations” means the representations and warranties set forth in Sections 3.01 (Organization and Qualification), 3.02 (Authority), 3.04 (Ownership of Interests), 4.01 (Organization and Qualification), 4.02 (Authority), 4.03 (Capitalization) and 4.24 (Brokers).

“GAAP” means generally accepted accounting principles as applied in the United States.

“Gaming” or “Gaming Activities” means the conduct of gaming and gambling activities, or the ownership or use of gaming devices, equipment and supplies in the operation of a casino or other enterprise, including, without limitation, slot machines, pari-mutuel machines, gaming tables, lottery, sports and race wagering systems, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems and related and associated equipment and supplies.

“Gaming Approvals” means all filings, submissions, approvals, licenses, permits, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions required, issued or granted by any Gaming Authorities that are necessary for (i) the Seller to sell to Buyer, and the Buyer to acquire from Seller, the Company Interests and (ii) a Subsidiary of Buyer to acquire the Colonial Equity Interest Interests and the Lago Equity Interests, in the case of clauses (i) and (ii) in accordance with the terms hereof, and own, operate, manage and conduct the Gaming Activities of the Acquired Companies.

“Gaming Authorities” means any Governmental Entity with regulatory, licensing or permitting authority, control or jurisdiction over Gaming Activities.

“Gaming Cash” means all Company Cash held in any vault, cage cash, count rooms, drop boxes, TITO (ticket in, ticket out) exchange devices, or on any casino or gaming facility floor, in each case located on the Company Real Property as of 6 a.m., New York City time, on the Closing Date, as finally determined pursuant to the Cash Count.

“Gaming Laws” means Laws governing or relating to Gaming Activities.

“Governmental Entity” means any national, federal, state, county, regional, municipal, local, foreign or multinational government or governmental, quasi-governmental, regulatory or administrative authority, agency or commission or any court, arbitral, tribunal or judicial body, or other subdivision thereof, and any entity, body, authority or instrumentality exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, or any self-regulated organization or other non-governmental regulatory authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), including, without limitation, the Gaming Authorities.

“Hazardous Materials” means any substance, material or waste that is defined, listed, identified, or classified as hazardous, toxic, a pollutant, or a contaminant or for which liability is imposed under any applicable Environmental Laws, including petroleum, crude oil or any fraction thereof, polychlorinated biphenyls, asbestos and asbestos containing materials, radon, radioactive materials or wastes, lead or lead-containing materials, urea formaldehyde foam insulation or per- and polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Improvements” has the meaning set forth in the definition of “Company Real Property”.

“Indenture” means that certain Indenture, dated as of October 23, 2020, as amended by the First Supplemental Indenture, dated November 20, 2020, as further amended by the Second Supplemental Indenture, dated as of February 8, 2021, as further amended by the Third Supplemental Indenture, dated as of February 26, 2021, among the Company, Peninsula Pacific Entertainment Finance, Inc., the guarantors named therein and Wilmington Trust, National Association, as Trustee.

“Information Security Program” means a written information security program that materially complies with Privacy Requirements and that includes: (i) written policies and procedures regarding Personal Data, and the Processing thereof; and (ii) administrative, technical and physical safeguards designed to protect the security, confidentiality, and integrity of any Personal Data owned, controlled, maintained, held, or Processed by the Acquired Companies or Data Processors.

“Intellectual Property Rights” means any intellectual property of every kind and nature, and any rights therein however denominated (whether statutory, common law or otherwise) in any jurisdiction throughout the world, including all rights in or arising out of the following: (a) patents and patent applications, including reissues, divisions, continuations, continuations in part, renewals, extensions and reexaminations thereof, (b) trademarks, service marks, trade dress, logos and other similar designations of source, and registrations and applications for registration thereof and the goodwill connected with the use thereof and symbolized thereby (collectively “Trademarks”), (c) copyrights and registrations and applications for registration thereof, rights in published and unpublished works of authorship, and Software, (d) trade secrets, proprietary know-how and other proprietary or confidential information (including inventions, formulae, processes, methods and technology), (e) Internet domain name registrations, (f) moral rights and economic rights of authors and inventors, and (g) enforcement rights with respect to any of the foregoing (including, without limitation, the right to seek and recover damages and equitable relief for any infringement, misappropriation, dilution or violation thereof).

“Intercompany Agreement” means any Contract or transaction between the Seller or its Affiliates (other than any Acquired Company), on the one hand, and an Acquired Company, on the other hand.

“Interim Period” means the period from the date of this Agreement until the earlier of termination of this Agreement in accordance with Article VIII and Closing.

“Iowa License” means the State of Iowa – Iowa Racing and Gaming Commission – License to Operate the Gambling Structure and Conduct Sports Wagering.

“IRS” means the United States Internal Revenue Service.

“IT Assets” mean the hardware, software, firmware, middleware, equipment, electronics, platforms, servers, workstations, routers, hubs, switches, interfaces, data, databases, data communication lines, network and telecommunications equipment, websites and internet-related information technology infrastructure, wide area network and other data communications or information technology equipment, owned or leased by, licensed to, or used to Process Company Data in the conduct of the business of the Acquired Companies.

“Law” means any law (including common law), statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, decision, injunction, constitution, treaty, decree or other requirement or rule of law of any Governmental Entity, in each case, as amended from time to time, including all Gaming Laws.

“Leased Real Property” means the Company Real Property that is leased, subleased, licensed or occupied by an Acquired Company, as tenant, subtenant, licensee or occupant and all real property rights appurtenant to or with respect to such Leased Real Property which such Acquired Company has the right to use pursuant to the applicable Lease for such Leased Real Property.

“Leases” means all leases, subleases, or other agreements granting use or occupancy rights with respect to any portion of the Leased Real Property to an Acquired Company (together with all amendments, modifications, supplements, extensions and related agreements, including guarantees, if any, thereto), in each case, to which an Acquired Company has been granted a possessory interest in such Leased Real Property.

“Lien” means any lien, option, mortgage, deed to secure debt, pledge, conditional or installment sale agreement, encroachment, easement, right of way, covenant, right of first refusal or right of first offer, encumbrance, restriction, security interest, license, covenant not to sue (or otherwise enforce rights), title defect, encumbrance, deed of trust, or other similar property interest, whether voluntarily incurred or arising by operation of Law.

“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, any of the following functions: (a) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days after the date of this Agreement and throughout which and at the end of which Buyer has the Required Information and the Required Information is Compliant (it being understood and agreed that if the Seller in good faith and reasonably believes that it has provided the Required Information and the Required Information is Compliant, it may deliver to Buyer a written notice to that effect (stating when it believes the Required Information was delivered), in which case the Seller shall be deemed to have delivered the Required Information to Buyer on the date specified in that notice and the Required Information shall be deemed to be Compliant (“Deemed Compliance”) unless Buyer in good faith and reasonably believes that the Seller has not completed delivery of the Required Information or the Required Information is not Compliant and, within four (4) Business Days after its receipt of such notice from the Seller, Buyer delivers a written notice to the Seller to that effect (stating with specificity which Required Information Buyer reasonably believes the Seller has not delivered or the reason for which the Required Information is not Compliant)); provided, that (a) July 1, 2022 and November 25, 2022 shall not be considered Business Days for purposes of such fifteen (15) consecutive Business Day period (and shall be disregarded in determining whether such days are “consecutive”), (b) if such fifteen (15) consecutive Business Day period shall not have fully elapsed on or prior to April 1, 2022, then such period shall not commence any earlier than May 15, 2022, (c) if such fifteen (15) consecutive Business Day period shall not have fully elapsed on or prior to August 15, 2022, then such period shall not commence any earlier than September 6, 2022, (d) if such fifteen (15) consecutive Business Day period shall not have fully elapsed on or prior to December 16, 2022, then such period shall not commence any earlier than January 4, 2023, (e) to the extent the Debt Financing includes any offering or private placement of non-convertible debt, if such fifteen (15) consecutive Business Day period shall not have fully elapsed on or prior to February 10, 2023, then such period shall not commence until information described in clause (a) of the “Required Information” for 2022 is provided and (f) such period shall not commence during the first fifteen (15) Business Days following the date of this Agreement. Notwithstanding the foregoing, (i) the Marketing Period will end on any earlier date on which Buyer obtains or otherwise maintains aggregate cash proceeds sufficient to satisfy the Financing Requirement and Buyer has declared to Seller that the Financing Requirement has been achieved, or (ii) the Marketing Period will not commence or be deemed to have commenced if, after the date of this Agreement and prior to the completion of the consecutive Business Day period referenced herein, (A) the Company’s independent accountant has withdrawn its audit opinion with respect to any annual audited financial statements included in the Required Information, in which case the Marketing Period will not be deemed to commence unless and until a new audit opinion is issued with respect to such annual financial statements for the applicable period by such independent accountant or another “Big Four” or other nationally recognized independent public accounting firm or other public accounting firm reasonably acceptable to Buyer, or (B) the Company issues a public statement indicating its intent to restate any historical financial statements of the Company, in which case the Marketing Period will not be deemed to commence unless and until such restatement has been completed and the relevant Required Information has been amended or the Company has announced that it has concluded that no restatement will be required in accordance with GAAP.

“Material Leased Real Property” means any Leased Real Property that is leased, subleased, licensed or occupied by an Acquired Company pursuant to the Material Leases.

“Material Leases” means the following Leases: (a) Ground Lease dated June 12, 2013 between Eliades Investments, L.C., as landlord, and SCE Partners, LLC, as tenant, (b) Sublease dated August 9, 2013 between the City of Sioux City, as sublandlord, and SCE Partners, LLC, as subtenant, (c) Ground Lease dated October 4, 2019 between the City of Sioux City, as landlord, and SCE Partners, LLC, as tenant, (d) Leaseback Agreement dated December 15, 2015 between Seneca County Industrial Development Agency, as landlord, to Lago Resort and Casino, LLC, as tenant, (e) Satellite Wagering Facility Agreement dated April 5, 2017 between Buckets Bar & Grill, LLC, as licensor, and Colonial Downs Group, LLC, successor-in-interest to Virginia Equine Alliance, Inc., as licensee, (f) Satellite Wagering Facility Agreement dated November 11, 2017 between Dayton-Chambers, Inc., as licensor, and Colonial Downs Group, LLC, successor-in-interest to Virginia Equine Alliance, Inc., as licensee, (g) Deed of Lease dated November 1, 2018 between Hampton Roads Associates, LLC, as landlord, and Colonial Downs Group, LLC, as tenant, (h) Deed of Lease (Expansion Premises) dated May 2, 2019 between Hampton Roads Associates, LLC, as landlord, and Colonial Downs Group, LLC, as tenant and (i) Satellite Wagering Facility Agreement dated June 1, 2016 between Breakers Sports Grille, Inc., as licensee, and Colonial Downs Group, LLC, successor-in-interest to Virginia Equine Alliance, Inc., as licensee

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Multiemployer Welfare Benefit Plan” means a welfare benefit plan (within the meaning of Section 3(1) of ERISA) to which more than one unrelated employer contributes, and which is maintained pursuant to one or more collective bargaining agreements.

“New York License” means the State of New York Gaming Commission – Gaming Facility Operation Certificate, together with the State of New York Gaming Commission – First Amended and Restated Gaming Facility License.

“Non-Company Affiliate” means any Affiliate or designee of Seller other than an Acquired Company.

“Open Source Software” means any Software that is licensed, distributed or conveyed as “free,” “open source software,” “copyleft” or under similar licensing or distribution models, including Software licensed pursuant to any license that is a license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), in each case whether or not source code is available or included in such license.

“Owned Intellectual Property” means all Intellectual Property Rights owned by any of the Acquired Companies.

“Owned Real Property” means the Company Real Property in which an Acquired Company owns fee title interest, which shall be deemed to include all rights, benefits, privileges, tenements, hereditaments, covenants, conditions, restrictions, easements and other appurtenances on the Owned Real Property or otherwise appertaining to or benefitting the Owned Real Property or the Improvements situated thereon which run to the benefit of the owner thereof, and all easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Owned Real Property.

“Owned Software” means all Software that is Owned Intellectual Property.

“Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or other measure, in each case, to the extent required by any applicable Law, directive, actions, policies, guidelines or recommendations issued by any Governmental Entity or the World Health Organization, whether in place currently or adopted or modified hereafter, providing for restrictions in response to COVID-19 or any similar epidemic, pandemic or public health emergency.

“Permitted Liens” means (a) Liens for Taxes, assessments or other charges by Governmental Entities not yet delinquent or being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (b) mechanic’s, workmen’s, repairmen’s, carrier’s, warehousemen’s or other like Liens for amounts not yet due and payable or the amount or validity of which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (c) Liens that are made in connection with, or to secure payment of, workers’ compensation, unemployment, insurance, pension programs mandated under applicable Laws or other social security regulations, (d) any matter whether or not shown by the public records, overlaps, encroachments and any matters that would be disclosed by an accurate survey or an inspection of the property that do not materially detract from the value of and do not materially interfere with the present use or occupancy of the Company Real Property, (e) rights of tenants or other parties in possession, without any right of first refusal, right of first offer or other option to purchase the Company Real Property (or any portion thereof), (f) title to any portion of any Company Real Property lying within the boundary of any public or private road, easement or right of way, (g) Liens created, imposed or promulgated by Law or by any Governmental Entities, including zoning regulations, use restrictions and building codes that are not violated in any material respect by the present use and occupancy of the property they effect, (h) Liens, rights or obligations created by or resulting from the acts or omission of Buyer or any of its Affiliates or any person claiming by, through or under any of the foregoing, (i) Liens existing on the Leased Real Property on or before the effective date of the applicable Lease that do not materially detract from the value of and do not materially interfere with the present use or occupancy of the Company Real Property, (j) any Liens placed on the underlying fee interest of any Leased Real Property by the fee owner thereof or consented to by such owner, and any Liens encumbering the Leased Real Property to the extent permitted by the terms and conditions of the applicable Lease, (k) non-exclusive licenses to Owned Intellectual Property granted in the ordinary course of business, (l) the Leases and Tenant Leases, (m) such Liens, easements, covenants, rights of way, restrictions and other similar changes or encumbrances that are listed on a survey, title insurance policy or title insurance commitment that have been made available to Buyer in the Data Room and (n) each of the matters set forth on Schedule 1.01(b).

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity (including any person or group as defined in Section 13(d)(3) of the Exchange Act).

“Personal Data” means information relating to or reasonably capable of being associated with an identified or identifiable person or household, including, “personal data,” “personal information,” “protected health information,” “nonpublic personal information,” or other similar terms as defined by applicable Law.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on and including the Closing Date.

“Privacy Requirements” means any and all Laws, industry requirements to which any of the Acquired Companies are bound, relating to the protection or Processing of Personal Data that are applicable to any of the Acquired Companies, including, but not limited to, to the extent applicable: (a) the CAN-SPAM Act of 2003, 15 U.S.C. § 7701, et seq.; the Telephone Consumer Protection Act, 47 U.S.C. § 227, et seq.; the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq.; the Electronic Communications Privacy Act, 18 U.S.C. §§ 2510-22; the Stored Communications Act, 18 U.S.C. §§ 2701-12, et seq.; U.S. state and federal Laws that prohibit unfair or deceptive acts and practices, such as the Federal Trade Commission Act, 15 U.S.C. § 45, et seq.; and, to the extent they relate to Personal Data, all other Laws and binding regulations relating to data protection, information security, Security Incident notification, social security number protection, outbound communications and/or electronic marketing, use of electronic Personal Data and privacy matters (including online privacy) in any applicable jurisdictions; (b) each Contract relating to the Processing of Personal Data applicable to any of the Acquired Companies; and (c) each applicable rule, code of conduct, or other requirement of self-regulatory bodies and applicable industry standards that are binding on any of the Acquired Companies, including, to the extent applicable, the Payment Card Industry Data Security Standard.

“Processing,” “Process,” or “Processed” means any collection, access, acquisition, storage, protection, use, recording, maintenance, operation, dissemination, disposal, disclosure, deletion, destruction, sale, transfer, modification, or any other processing (as defined by Privacy Requirements) of Company Data.

“Propco” has the meaning given to it in the definition of “SCE Contribution Agreement”.

“Propco Acquiror” means (a) a real estate investment trust, the equity of which is publicly traded on a U.S. stock exchange, or a Subsidiary thereof or (b) Seller or any Non-Company Affiliate.

“Property Taxes” means any real property, personal property, or similar ad valorem Taxes.

“Purchase Price Adjustment Escrow Agreement” means the escrow agreement, dated as of the Closing Date, to be entered into at by and among Seller, Buyer and the Escrow Agent, substantially in the form of Exhibit C.

“Purchase Price Adjustment Escrow Amount” means an amount equal to $10,000,000.

“Purchase Price Adjustment Escrow Funds” means the amount of cash held from time to time by the Escrow Agent pursuant to the Purchase Price Adjustment Escrow Agreement (including all interest thereon).

“Registered Intellectual Property” means any Intellectual Property Right that is registered or issued (or for which an application is pending for registration or issuance) under the authority of any Governmental Entity (or, in the case of Internet domain names, under the authority of any authorized private registrar).

“Regulatory Termination Fee” means an amount equal to (a) $137,500,000 if the SCE Contribution Agreement has not been signed, or (b) $124,250,000 if the SCE Contribution Agreement has been signed.

“Related Party” with respect to any specified Person, means: (a) any director, executive officer, general partner or managing member of such Person or its Affiliates, and (b) with respect to Seller, Brent Stevens, Jonathan Swain, Natalie Schramm or Aaron Gomes, any controlled Affiliate or any of the foregoing.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, depositing, dispersal, leaching, disposing or migration of Hazardous Materials into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, or groundwater.

“Representatives” means, with respect to any person, the directors, officers, employees, advisors (including investment bankers, financial advisors, legal counsel, accountants and consultants), financing sources and other agents and representatives of such person and its Subsidiaries.

“Required Amount” means, an amount necessary to fund Buyer’s payment obligations under Article II, the payment of any other amounts required to be paid by Buyer in connection with the consummation of the transactions expressly contemplated hereby (including the redemption of the Senior Notes as contemplated by Section 6.14), and the payment of all related fees and expenses as they are required to be paid by Buyer, in each case, on or prior to the Closing Date, in accordance with the terms and subject to the conditions set forth herein, provided that, for purposes of determining the Required Amount, until such time as Buyer is no longer obligated to continue to pursue the SCE Contribution Leaseback in accordance with and pursuant to Section 6.19, the amount necessary to fund Buyer’s payment obligations under Article II shall be calculated as if the SCE Contribution transaction has been consummated, and the Base Purchase Price has been reduced in accordance with the last sentence of Section 2.03(a).

“Required Information” means:

(a) an audited balance sheet of the Company on a combined and consolidated basis (together with unaudited consolidating information sufficient to separate the Acquired Companies) for the fiscal year ended December 31, 2021 and each fiscal year ended after December 31, 2021 and at least 90 days prior to the Closing Date and the audited combined and consolidated statements of operations, combined and consolidated statements of changes in member’s equity (deficit) and cash flows of the Company (together with unaudited consolidating information sufficient to separate the Acquired Companies) for the fiscal years ended December 31, 2021 and each fiscal year ended after December 31, 2021 and at least 90 days prior to the Closing Date, in each case in accordance with GAAP;

(b) unaudited condensed combined and consolidated balance sheets and the related unaudited condensed combined and consolidated statements of operations, condensed combined and consolidated statements of changes in member’s equity (deficit) and cash flows of the Company (together with consolidating information sufficient to separate the Acquired Companies) for each fiscal quarter ended after December 31, 2021 and at least 45 days prior to the Closing Date and for that portion of the fiscal year through the end of such quarter (other than in each case the fourth fiscal quarter of any fiscal year) and, for the comparable period in the prior fiscal year; in each case in accordance with GAAP with respect to interim financial reporting and including condensed footnotes (the financial statements referred to in paragraphs (a) and (b), the “Required Financial Statements”); and

(c) to the extent not already provided pursuant to clause (a) or (b) above and to the extent the Debt Financing includes any offering or private placement of non-convertible debt, such other customary financial data, business and other information regarding the Acquired Companies and the Business that would be necessary for the underwriters or initial purchasers in connection with Debt Financing that is of the type and form customarily included in an offering memorandum for private placements of 144A debt securities to receive customary comfort letters (including “negative assurance” comfort) from independent accountants with respect to the financial information of the Company and its Subsidiaries included in the offering memorandum or prospectus for such Debt Financing in connection with the offering of such securities;

provided, that “Required Information” shall not include, and nothing in this Agreement will require Seller to provide, any (i) Excluded Information, (ii) any financial information (other than the Required Financial Statements) that Seller does not maintain in the ordinary course of business, or (iii) any other information not reasonably available to Seller under its current reporting systems, unless, in the case of clauses (ii) and (iii), such information would be required to be disclosed in a customary offering memorandum for a Rule 144A debt securities offering to ensure that there are no material misstatements or omissions in such Required Information.

“Retained Mark” means (i) any Trademark, name or identifier (including any registered domain name) of the Seller or any of its Affiliates (other than an Acquired Company) that uses or contains “Peninsula Pacific Entertainment”, “Peninsula Pacific” or “P2E” and (ii) any Trademark set forth on Schedule 1.01(c) (“Specified Marks”), in each case either alone or in combination with other words, phrases or logos and all trademarks confusingly similar to or embodying any of the foregoing either alone or in combination with other words, phrases or logos.

“SCE Contribution” means, if the SCE Contribution Agreement is entered into, the consummation of the transactions contemplated thereby.

“SCE Contribution Agreement” means, if Seller elects at its option pursuant to Section 6.19 to pursue the SCE Contribution, a contribution agreement, distribution agreement and/or purchase and sale agreement to be entered into pursuant to and in accordance with Section 6.19 between SCE Partners and Propco Acquiror with respect to the contribution or distribution of either (a) all or substantially all of SCE’s real property and improvements thereon (the “SCE Real Property”) or (b) the equity of a newly-formed subsidiary of SCE Partners that owns the SCE Real Property (“Propco”) in consideration for the issuance of any consideration to be received from the SCE Contribution to SCE Partners, and in connection with which the SCE Operating Lease will be entered into. The form SCE Operating Lease shall be attached as an exhibit to the SCE Contribution Agreement.

“SCE Contribution Leaseback” means, if the SCE Contribution Agreement is entered into, the contribution by SCE Partners to Propco Acquiror of the SCE Real Property (whether directly or pursuant to the contribution or distribution to Propco Acquiror of Propco), the issuance as applicable of any consideration to be received from the SCE Contribution to SCE Partners and the lease by Propco Acquiror, as landlord, to SCE Partners, as tenant, of the SCE Real Property, in each case in accordance with the SCE Contribution Agreement and the SCE Operating Lease.

“SCE Operating Lease” means a lease agreement, to be entered into pursuant to and in accordance with Section 6.19, upon consummation of the transactions contemplated under the SCE Contribution Agreement pursuant to which Propco Acquiror, as landlord, leases to SCE Partners, as tenant, the SCE Real Property, a form of which shall be attached as an exhibit to the SCE Contribution Agreement. The form SCE Operating Lease Parent Guaranty shall be attached as an exhibit to the SCE Operating Lease.

“SCE Operating Lease Parent Guaranty” means that certain guaranty, to be entered into pursuant to and in accordance with Section 6.19, by Buyer of all obligations of SCE Partners, as tenant, under the SCE Operating Lease, a form of which shall be attached as an exhibit to the SCE Operating Lease, which SCE Operating Lease Parent Guaranty shall be effective at (and subject in all respects to the occurrence of) the Closing.

“SCE Partners” means SCE Partners, LLC.

“SCE Propco Closing Deliverables” means the closing deliverables contemplated to be delivered in connection with the consummation of the transactions under and pursuant to the SCE Contribution Agreement and the SCE Operating Lease.

“SCE Real Property” has the meaning given to it in the definition of “SCE Contribution Agreement”.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Incident” means any unauthorized access, use, loss, alteration, destruction, or compromise of Company Data, any unauthorized access to the IT Assets, that requires notification to any Person, Governmental Entity, or any other entity under Privacy Requirements.

“Seller’s knowledge” or “knowledge of the Seller” or similar phrase means the actual (but not constructive or imputed) knowledge of Brent Stevens, Jonathan Swain, Natalie Schramm, Aaron Gomes and Mary Ellen Kanoff.

“Senior Notes” means the 8.50% Senior Notes due 2027 issued under the Indenture.

“Service Provider” means any current or former officer, director, or employee, of an Acquired Company.

“Software” means any software, firmware, computer programs or applications (including source code, executable code or object code, architecture, scripts, algorithms, data files, computerized databases, plugins, libraries, subroutines, tools and APIs), and all related specifications and documentation.

“Solvent” when used with respect to any person, means that, as of any date of determination, (a) the “present fair saleable value” of such person’s total assets exceeds the value of such person’s total “liabilities, including a reasonable estimate of the amount of all contingent and other liabilities,” as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, (b) such person will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or intends to engage and (c) such person will be able to pay all of its liabilities (including contingent liabilities) as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay all of its liabilities (including contingent liabilities) as they mature” mean that such person will be able to generate enough cash from operations, asset dispositions, financing, or a combination thereof, to meet its obligations as they become due in the ordinary course of business.

“Straddle Period” means a Tax period that includes, but does not end on, the Closing Date.

“Subsidiary” of any person means another person (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is owned or controlled directly or indirectly by such first person and/or by one or more of its Subsidiaries or (b) of which such first person and/or one of its Subsidiaries serves as a general partner (in the case of a partnership) or a manager or managing member (in the case of a limited liability entity) or similar function.

“Target Working Capital” means an amount equal to negative $40,000,000 plus, if the Internal Revenue Service finally abates or forgives before the Closing Date all of the penalties associated with SCE Partners’ late filing of Form W-2G for tax years 2017 and 2018 set forth in Schedule 4.12, a positive $2,494,417 (or, to the extent only a portion rather than all of such penalties are abated or forgiven before the Closing Date, a positive amount equal to the portion of such penalties (for the avoidance of doubt, not to exceed $2,494,417) that were forgiven or abated before the Closing Date).

“Tax” and “Taxes” means (a) any U.S. federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, sales, use, transfer, value-added, license, excise, gambling, stamp, franchise, employment, payroll, social security, environmental, unemployment, disability, estimated, alternative or add-on minimum, withholding on amounts paid to or by any Person or any other tax, together with any interest, penalty or addition thereto imposed by any Governmental Entity and (b) any liability for the payment of amounts determined by reference to amounts described in clause (a) as a result of being or having been a member of any group of corporations or other entities that files, or has filed Tax Returns on a combined, consolidated, unitary or similar basis, as a result of any obligation under any agreement or arrangement, as a result of being a transferee or successor, or by contract.

“Tax Return” means any return, report or similar statement filed or required to be filed with a taxing authority with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

“Tenant Leases” means all leases, subleases, licenses or other agreements granting use or occupancy rights with respect to any portion of the Company Real Property by an Acquired Company (together with all amendments, modifications, supplements, extensions and related agreements, including guarantees, if any, thereto), in each case, to which an Acquired Company has granted a possessory interest in such Company Real Property to a third party.

“Term Sheet” means that certain term sheet attached as Exhibit J.

“Termination Fee” means, as of any date, an amount equal to (a) $137,500,000 if the Financing Requirement is satisfied and the SCE Contribution Agreement has not been signed, (b) $330,000,000 if the Financing Requirement is not satisfied and the SCE Contribution Agreement has not been signed, (c) 124,250,000 if the Financing Requirement is satisfied and the SCE Contribution Agreement has been signed or (d) $298,200,000 if the Financing Requirement is not satisfied and the SCE Contribution Agreement has been signed.

“Transaction Expenses” means, without duplication, with respect to the Acquired Companies on a consolidated basis, all fees, costs, expenses, payments, or expenditures (collectively, “Costs”), whether or not invoiced prior to the Closing, incurred by or on behalf of any Acquired Company in connection with the negotiation, documentation and consummation of any of the transactions contemplated by the Agreement (including the SCE Contribution and the SCE Contribution Leaseback), including: (a) any such Costs for legal counsel (including the Law Firm) or to any third party financial advisor, broker, accountant or other third party advisor; (b) any accrued and unpaid compensation and benefits payable or to be provided by any Acquired Company to any Service Provider as a result of the consummation of the transactions contemplated by the Agreement, including any bonus, severance, profit sharing or change of control payment or benefit (or similar payment obligation) payable or to be provided by any Acquired Company as a result of the transactions contemplated by the Agreement (other than any compensation or benefits payable or to be provided pursuant to arrangements put into effect by, or at the direction of, Buyer or its Affiliates, but including as Transaction Expenses those incentives, payments, benefits and Taxes specifically contemplated by Schedule 6.07(a) and/or Section 6.07(e) (in each case, to the extent unpaid as of the Closing)); (c) any obligations of any Acquired Company with respect to any phantom equity plan, (d) any social security, Medicare, unemployment or other payroll Tax owed by any Acquired Company with respect to any of the foregoing payments; (e) 50% of the actual, documented out-of-pocket premiums, underwriting fees, brokers’ commissions and other reasonable costs and expenses paid by Buyer to obtain the R&W Policy, provided that such reimbursement amount shall not exceed $6,000,000 and (f) 50% of all actual, documented, out of pocket and reasonable fees, costs and expenses related to obtaining the D&O Insurance pursuant to Section 6.06; provided, however, in the case of clauses (a) through (f), that Transaction Expenses shall not include (i) any amount included in Working Capital or Company Indebtedness, (ii) amounts that have been paid by Seller or any of its Affiliates (including the Acquired Companies) prior to the Closing Date, (iii) any cost resulting from termination of any Service Provider’s employment or service upon or after the Closing (except for incentives, payments, benefits and Taxes specifically contemplated by Schedule 6.07(a) and/or Section 6.07(e)), and (iv) any costs, fees or expenses that are expressly required to be paid by Buyer or any of its Affiliates pursuant to this Agreement.

“Virginia License” means both of the following: (i) the Virginia Racing Commission – Significant Infrastructure Limited License, and (ii) the Virginia Racing Commission – Licenses to Conduct Pari-Mutuel Wagering on Historical Horse Racing at Rosie’s New Kent, Rosie’s Richmond, Rosie’s Vinton, Rosie’s Hampton, Rosie’s Dumfries, and Rosie’s Collinsville.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq., as amended or any similar applicable Laws.

“Working Capital” means (without duplication) with respect to the Acquired Companies on a consolidated basis, an amount on the Closing Date (expressed as a positive or negative number) equal to (i) the sum of all current assets (excluding any Company Cash) minus (ii) the sum of all current liabilities, in each case, as of the Closing Date, determined consistent with the illustration attached here to as Exhibit A (sample calculation of Working Capital) and otherwise in accordance with GAAP applied consistently with the application thereof in the Company’s Financial Statements; provided that, in the case of clauses (i) and (ii), (A) Working Capital shall exclude (1) Company Cash, (2) current assets and current liabilities associated with or related to any Excluded Subsidiary and/or any other Excluded Items, and (3) deferred income Tax assets and deferred income Tax liabilities; (B) current assets shall include any cash collateral posted by or on behalf of an Acquired Company, and shall exclude any accounts receivable and other current assets with respect to any Condemnation or Casualty Event; (C) current liabilities shall exclude any accrued but unpaid accounts payable and other current liabilities with respect to any (1) Development Project, Casualty Event or Condemnation; and (D) Working Capital shall be measured as of the time immediately prior to the consummation of, and without giving effect to, the transactions contemplated by this Agreement (but after giving effect to any transactions contemplated to occur at or prior to Closing pursuant to Section 6.13 (Termination of Intercompany Agreements) and Section 6.09 (Distributions)).

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Allocation Schedule	Section 6.10(e)
Anti-Money Laundering Laws	Section 4.25(a)
Assumed CBA	Section 6.07(i)
Attorney-Client Communications	Section 9.15(b)
Bankruptcy and Equity Exception	Section 3.02
Base Purchase Price	Section 2.03(a)
Benefits Protection Period	Section 6.07(b)
Buyer	Preamble
Buyer Gaming Approvals	Section 7.01(c)
Buyer Licensed Parties	Section 5.10(a)
Buyer Related Parties	Section 5.10(a)
Buyer Released Parties	Section 9.17(b)
Buyer Releasing Parties	Section 9.17(a)
Cash Count	Section 2.10
Closing Date	Section 2.02
Collection Costs	Section 8.02(c)
Colonial Assignment Agreement	Section 2.07(a)(iii)
Colonial Downs	Recitals
Colonial Equity Interests	Recitals
Company 401(k) Plans	Section 6.07(f)
Company	Recitals
Company Interests	Recitals
Company Benefit Plan	Section 4.10(a)
Company Consents	Section 4.04(a)
Company Employee	Section 6.07(b)
Company Financial Statements	Section 4.06(a)
Company and Company Subsidiary Organizational Documents	Section 4.01(b)
Company Permits	Section 4.05(a)
Debt Financing	Section 6.03(a)(i)
D&O Insurance	Section 6.06(b)
Disputed Amounts	Section 2.06(d)
ERISA	Section 4.10(a)
Estimated Closing Statement	Section 2.04
Excluded Items Excluded Items Distribution Plan	Section 2.08 Section 2.08
Final Closing Statement	Section 2.06(a)
Final Purchase Price	Section 2.06(f)
Indemnified Liabilities	Section 6.06(a)
Indemnified Party	Section 6.06(a)
Independent Accountants	Section 2.06(d)
Interests	Recitals
Lago	Recitals
Lago Assignment Agreement	Section 2.07(a)(iv)
Lago Equity Interests	Recitals
Latest Balance Sheet	Section 4.06(a)
Law Firm	Section 9.15(a)
Material Contracts	Section 4.16(a)

Term	Section
Non-Party Affiliates	Section 9.16
OFAC	Section 4.25(b)
Outside Date	Section 8.01(b)
Owned Registered Intellectual Property	Section 4.15(b)
Party	Preamble
Permit	Section 4.05(a)
Privileged Information	Section 9.15(c)
Purchase Agreement	Recitals
Purchase Price	Section 2.03(a)
R&W Policy	Section 6.11
Requested Information	Section 6.03(a)(i)
Resolution Period	Section 2.06(d)
Restrictive Covenant Agreements	Recitals
Review Period	Section 2.06(c)
Sale	Section 2.01
Sanctioned Person	Section 4.25(b)
Sanctions	Section 4.25(b)
Section 280G	Section 6.07(h)
Seller	Preamble
Seller Parties	Section 6.11
Seller Released Parties	Section 9.17(a)
Seller Releasing Parties	Section 9.17(b)
Statement of Objections	Section 2.06(c)
Tax Proceeding	Section 6.10(d)
Trademarks	Section 1.01
Transfer Taxes	Section 6.10(c)
U.S. Person	Section 4.25(b)
Waived Payments	Section 6.07(h)

ARTICLE II.

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, (a) at the Closing, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from the Seller, all of the Company Interests, free and clear of any Liens, and (b) at the Closing, but immediately prior to the consummation of the sale of the Company Interest, Seller shall cause the Company to, sell, assign, transfer and convey to Buyer, and Buyer shall, or shall cause a Subsidiary of Buyer to, purchase and acquire from the Company, as applicable, the Colonial Equity Interests and the Lago Equity Interests, in each case, free and clear of all Liens, (collectively, the “Sale”), in exchange for the Purchase Price.

Section 2.02 Closing. Unless this Agreement shall have been terminated pursuant to Section 8.01 and unless otherwise mutually agreed in writing by the Parties, the Closing shall be conducted remotely via the electronic exchange of documents and signatures no later than three (3) Business Days after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions), unless another time or date is agreed to in writing by the Parties; provided that, notwithstanding the satisfaction or (if permissible) waiver of the conditions set forth in Article VII, if the Marketing Period has not ended at the time of the satisfaction or (if permissible) waiver of such conditions (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions), the Closing shall instead occur on the date that is the earlier to occur of (i) any Business Day during the Marketing Period specified by Buyer to Seller (unless a shorter period shall be agreed to by Buyer and Seller) on no less than three (3) Business Days’ notice to Seller and (ii) no later than three (3) Business Days after the final day of the Marketing Period, but subject in each case to the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions). The date on which the Closing is held is herein referred to as the “Closing Date”.

Section 2.03 Purchase Price.

(a) Subject to Section 6.22, the aggregate purchase price to be paid by Buyer in consideration for the purchase of the Company Interests, the Colonial Equity Interests and the Lago Equity Interests (the “Purchase Price”) shall equal (i) Two Billion Seven Hundred Fifty Million Dollars ($2,750,000,000) (the “Base Purchase Price”), plus (ii) the positive or negative amount, if any (as applicable), equal to the difference between Working Capital minus the Target Working Capital, plus (iii) the positive or negative amount, if any (as applicable), equal to the difference between the Company Cash minus $25,000,000, minus (iv) the Company Indebtedness, plus (v) Development Expenses, minus (vi) Transaction Expenses, minus (vii) the Calder Adjustment, each of (ii) – (vii) as set forth in the Final Closing Statement in accordance with Section 2.06. Notwithstanding the foregoing, the Parties hereby acknowledge and agree that if the SCE Contribution transaction is consummated at or prior to Closing, then the Base Purchase Price shall be reduced by Two Hundred Sixty-Five Million ($265,000,000) and thereafter all references in this Agreement to the Base Purchase Price shall mean Two Billion Four Hundred Eighty Five Million Dollars ($2,485,000,000).

(b) The Purchase Price shall be paid in accordance with Section 2.05 and Section 2.06(f).

Section 2.04 Determination of Estimated Purchase Price. Not less than three (3) Business Days prior to the Closing Date, the Seller shall deliver, or cause to be delivered, to Buyer a statement (the “Estimated Closing Statement”), prepared in accordance the definitions set forth in this Agreement and otherwise in accordance with GAAP, which sets forth in reasonable detail the Seller’s good faith estimates of the following, as of the Closing Date: (a) Working Capital; (b) Company Cash; (c) Company Indebtedness; (d) Development Expenses; (e) Transaction Expenses, (f) Calder Adjustment and (g) the Estimated Purchase Price based thereon, together with reasonably detailed support for such calculations.

Section 2.05 Closing Payments. At the Closing, Buyer shall pay (or cause to be paid):

(a) on behalf of and at the direction of Seller, to each Person to which an Acquired Company owes (i) Company Indebtedness (to the extent such Company Indebtedness is being repaid by Buyer at Closing and subject to Section 6.27) under the Credit Facility, by wire transfer of immediately available funds in accordance with the Payoff Letter and the wire instructions obtained by Seller from the agent thereunder (which wire instructions Seller shall provide to Buyer at least two (2) Business Days prior to the Closing) and (ii) Transaction Expenses (to the extent such Transaction Expenses are being repaid by Buyer at Closing) by wire transfer of immediately available funds in accordance with wire instructions obtained by Seller from such Person (which wire instructions Seller shall provide if available to Buyer at least two (2) Business Days prior to the Closing);

(b) the Purchase Price Adjustment Escrow Amount to the Escrow Agent for deposit pursuant to the terms of the Purchase Price Adjustment Escrow Agreement; and

(c) a payment in an amount equal to the Estimated Purchase Price less the Purchase Price Adjustment Escrow Amount, to the Seller, by wire transfer of immediately available funds to the account or accounts designated by Seller to Buyer in writing no later than three (3) Business Days prior to the Closing Date.

Section 2.06 Closing Statement.

(a) As promptly as possible and in any event within ninety (90) days following the Closing Date, Buyer shall prepare and deliver to the Seller, at the sole expense of Buyer, a statement (the “Final Closing Statement”) that sets forth Buyer’s good faith calculation (together with reasonable supporting information and calculations), as of the Closing Date, of (A) Working Capital, (B) the Company Cash, (C) the Company Indebtedness, (D) Development Expenses, (E) Transaction Expenses, (F) Calder Adjustment and (G) the Purchase Price based thereon, in each case prepared in accordance with the definitions set forth in this Agreement and otherwise in accordance with GAAP. If Buyer fails to timely deliver the Final Closing Statement (or any of the determinations and calculations required to be contained therein) in accordance with the foregoing, then, at the election of the Seller, in its sole discretion, either (i) the Estimated Closing Statement and the Estimated Purchase Price shall be deemed to be the Final Closing Statement and Final Purchase Price, respectively, or (ii) the Seller shall require the Seller and Buyer to retain (at the sole expense of Buyer) the Independent Accountants to review the books and records of the Acquired Companies, to review the calculation of the Estimated Purchase Price and to determine the Final Purchase Price in accordance with Section 2.04, except that the Independent Accountants’ determination shall not be limited to a determination of Disputed Amounts.

(b) For the purposes of complying with the terms of this Section 2.06, Buyer and the Acquired Companies, on the one hand, and the Seller, on the other hand, shall reasonably cooperate and Buyer and the Acquired Companies shall provide Seller and its respective Representatives and Affiliates with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents) and supporting data and, subject to the execution of any customary confidentiality and hold harmless agreements as may be required, the work papers of such Party’s accountants, if any, that Seller may reasonably request for the purpose of reviewing the Final Closing Statement, provided that such actions do not unreasonably interfere with the normal operations of Buyer or the Acquired Companies.

(c) On or prior to the date that is forty-five (45) days following the Seller’s receipt of the Final Closing Statement (such period, the “Review Period”), the Seller may object to the Final Closing Statement by delivering to Buyer a written statement setting forth any such objections in reasonable detail, indicating each disputed item, the basis for its disagreement therewith and the dollar amount of each such disagreement (the “Statement of Objections”). If the Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Final Closing Statement, and the calculation of the Purchase Price based thereon, shall be deemed to have been accepted by the Seller and shall be deemed final and binding upon the Parties. Any determination set forth in the Final Closing Statement that is not specifically objected to in the Statement of Objections will be deemed accepted by the Seller and will be final, conclusive and binding upon the Parties upon delivery of the Statement of Objections.

(d) If the Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and the Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Final Closing Statement and the calculation of the Purchase Price based thereon with such changes as may have been agreed in writing by Buyer and the Seller shall be final and binding on the Parties. If the Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then Buyer and the Seller shall within thirty (30) days following the end of the Resolution Period refer any amounts remaining in dispute (the “Disputed Amounts”) for resolution to Grant Thornton LLP (provided that if Grant Thornton LLP is unable or unwilling to serve in such capacity, the Seller and Buyer shall work in good faith to jointly select an alternative firm that is a nationally recognized independent accounting firm reasonably acceptable to Buyer and Seller), acting as an expert and not an arbitrator (the “Independent Accountants”). If Buyer and Seller do not agree on the replacement selection of the Independent Accountants within thirty (30) days after the end of the Resolution Period, either Party may request the American Arbitration Association to appoint, within fifteen (15) days from this request, a firm of independent public accountants of nationally recognized standing, which is independent of each of Buyer and Seller, to serve as the Independent Accountants. Buyer and the Seller will execute a customary engagement letter, will cooperate with the Independent Accountants during the term of its engagement, and will provide the Independent Accountants, at the time of such referral, with the Final Closing Statement and the Statement of Objections. The Seller and Buyer shall also furnish the Independent Accountants with such other information and documents as the Independent Accountants may reasonably request in order for them to resolve the Disputed Amounts. The Parties will endeavor that the Independent Accountants shall, within thirty (30) days of its referral, make a final, written determination as to the Disputed Amounts. No Party shall have or conduct any communications, whether written or oral, with the Independent Accountants without the other of Buyer or the Seller either being present or concurrently receiving a written copy of any such communications. Neither Buyer nor the Seller will disclose to the Independent Accountants, and the Independent Accountants will not consider for any purpose, any settlement discussions or settlement offer made by or on behalf of Buyer or the Seller, unless otherwise agreed by Buyer and the Seller. The Seller and Buyer will instruct the Independent Accountants to only resolve the Disputed Amounts and the decision of the Independent Accountants for each Disputed Amount must be within the range of values assigned to each such item in the Final Closing Statement and the Statement of Objections, respectively. The Independent Accountants will be instructed to make their determination based solely on written submissions by Buyer and the Seller that are in accordance with this Agreement (i.e., not on the basis of an independent review). The Final Closing Statement and the calculation of the Final Purchase Price based thereon, in each case, as determined by the Independent Accountants in accordance with this Section 2.06(d) will be final and binding upon the Parties and shall not be subject to court review or otherwise appealable, absent manifest error, on the date the Independent Accountants deliver their final determination in writing to Buyer and to the Seller. The Parties agree that the procedures set forth in this Section 2.06(d) shall be the sole and exclusive method for determining the Final Closing Statement; provided, that this Section 2.06(d) shall not prohibit Buyer or the Seller from instituting litigation to enforce any determination of the Final Purchase Price by the Independent Accountants, or to compel any Party to submit any dispute arising in connection with this Section 2.06(d) to the Independent Accountants pursuant to, and in accordance with, the terms and conditions of this Section 2.06(d), in any court or other tribunal of competent jurisdiction in accordance with Section 9.11. It is the intent of the Parties to have any determination of the Final Purchase Price by the Independent Accountants proceed in an expeditious manner; provided, that (i) any deadline or time period contained herein may be extended or modified by the written agreement of Buyer and the Seller and (ii) the Parties agree that the failure of the Independent Accountants to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Independent Accountants which otherwise conforms to the terms of this Section 2.06(d).

(e) The fees, costs and expenses of the Independent Accountants incurred in the resolution of the Disputed Amounts shall be allocated and paid by Buyer, on the one hand, and by the Seller, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Independent Accountants that is unsuccessfully disputed by such Party (as finally determined by the Independent Accountants) bears to the total amount of disputed items submitted. For example, if the Seller challenges the calculation of the Final Purchase Price by an amount of $100,000, but the Independent Accountants determine that the Seller has a valid claim for only $60,000, then Buyer shall bear sixty percent (60%) of the fees and expenses of the Independent Accountants and the Seller shall bear the other forty percent (40%) of such fees and expenses. Following delivery of the Independent Accountants’ determination, Buyer and Seller shall mutually revise the Final Closing Statement to effect the calculation of the final Purchase Price in accordance therewith.

(f) No later than five (5) Business Days after the Purchase Price has been finally determined pursuant to this Section 2.06 (as so determined, the “Final Purchase Price”), the following payments (if any) shall be made, by wire transfer of immediately available funds to the account (or accountants) specified in writing by the Seller or Buyer, as applicable:

(i) If the Final Purchase Price is greater than the Estimated Purchase Price, (A) Buyer shall pay the amount of such excess to the Seller by wire transfer of immediately available funds to an account or accounts designated by Seller in writing and (B) Buyer and Seller shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the then existing Purchase Price Adjustment Escrow Funds to the Seller.

(ii) If the Estimated Purchase Price is greater than the Final Purchase Price, Buyer and Seller shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to (A) release to Buyer the amount of such excess and (B) release to the Seller the amount of any Purchase Price Adjustment Escrow Funds remaining, if any, after payment of such excess to Buyer, provided, that if the Estimated Purchase Price is greater than the Final Purchase Price in an amount in excess of the Purchase Price Adjustment Escrow Funds, Seller shall pay the amount of such excess to Buyer by wire transfer of immediately available funds to an account or accounts designated by Buyer in writing.

(iii) If the Final Purchase Price is equal to the Estimated Purchase Price, no adjustment payment shall be made.

The Parties shall treat any payments made pursuant to this Section 2.06(f) as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.

Section 2.07 Closing Deliverables.

(a) Closing Deliverables of the Seller. At the Closing, the Seller shall deliver or cause to be delivered to Buyer:

(i) the certificate of the Seller as required pursuant to Section 7.02(c);

(ii) assignment of membership interests, substantially in the form attached hereto in Exhibit B (the “Assignment Agreement”), with respect to the Company Interests, duly executed by the Seller;

(iii) assignment of membership interests, substantially in the form attached hereto in Exhibit B (the “Colonial Assignment Agreement”), with respect to the Colonial Equity Interests, duly executed by the Seller or the Company, as applicable;

(iv) assignment of membership interests, substantially in the form attached hereto in Exhibit B (the “Lago Assignment Agreement”), with respect to the Lago Equity Interests, duly executed by the Seller or the Company, as applicable;

(v) letters of resignations, or other evidence of the removal, of those directors and officers (or equivalent) of the Acquired Companies as specified in writing by Buyer not less than five (5) days prior to the Closing Date, with such resignations or removal to be effective as of the Closing Date;

(vi) an executed copy of the Plan Termination Resolutions;

(vii) an IRS Form W-9 of the Seller and the Company (or the entity from which Seller and the Company are disregarded as a separate entity for U.S. federal income tax purposes);

(viii) subject to Section 6.27, a payoff letter duly executed by the agent under the Credit Facility evidencing that, upon payment of the amount specified in the Payoff Letter, all outstanding financial obligations of the Acquired Companies under the Credit Facility shall be repaid, discharged and extinguished in full (other than terms which by their nature survive termination); (ii) all Liens securing such obligations shall be released; (iii) the payee shall record (or authorize the Company or its designee to record) such discharge and release such Liens as promptly as practicable (the “Payoff Letter”);

(ix) a termination agreement, substantially in the form attached hereto as Exhibit D, terminating each of the Intercompany Agreements in accordance with Section 6.13;

(x) restrictive covenant agreements, duly executed by each of Brent Stevens, Jonathan Swain, Natalie Schramm and Aaron Gomes, substantially in the form attached hereto as Exhibit E (the “Restrictive Covenant Agreements”);

(xi) the Purchase Price Adjustment Escrow Agreement, duly executed by Seller;

(xii) if and only if the SCE Contribution is consummated prior to the Closing, (A) the SCE Operating Lease duly executed by SCE Partners, as lessee, and (B) the other SCE Propco Closing Deliverables required under the SCE Contribution Agreement and/or the SCE Operating Lease to be delivered by Seller and its Affiliates; and

(xiii) evidence of the transfers of Excluded Items to Non-Company Affiliates pursuant to Section 2.08.

(b) Closing Deliverables of Buyer. At the Closing, Buyer shall deliver or cause to be delivered to the Seller:

(i) the certificate of Buyer as required pursuant to Section 7.03(c);

(ii) the Assignment Agreement, duly executed by Buyer;

(iii) the Colonial Assignment Agreement, duly executed by Buyer or a Subsidiary of Buyer;

(iv) the Lago Assignment Agreement, duly executed by Buyer or a Subsidiary of Buyer;

(v) the Restrictive Covenant Agreements, duly executed by Buyer;

(vi) the Purchase Price Adjustment Escrow Agreement, duly executed by Buyer; and

(vii) if and only if the SCE Contribution is consummated prior to the Closing, (A) the SCE Operating Lease Guaranty duly executed by Buyer and (B) the other SCE Propco Closing Deliverables required under the SCE Contribution Agreement and/or the SCE Operating Lease to be delivered by Buyer and its Affiliates.

Section 2.08 Transfer of Excluded Items. Subject to compliance with this Agreement, all of the Excluded Subsidiaries and any assets set forth on Schedule 2.08 (“Excluded Assets” and together with the Excluded Subsidiaries, the “Excluded Items”) shall be conveyed, sold, assigned or otherwise transferred by an Acquired Company or an Excluded Subsidiary, as applicable, to the Seller (without any continuing liability, obligation or commitment on any Acquired Company with respect thereto) or a designee of the Seller (other than an Acquired Company) at or prior to the Closing in accordance with any of the following (“Excluded Items Distribution Plan”): (a) with respect to any Excluded Subsidiary or any equity consideration received pursuant to the SCE Contribution Agreement, pursuant to one or more assignment of interests agreements in the form of Exhibit G entered into between an Acquired Company or an Excluded Subsidiary, as applicable, as assignor, and the Seller or a Non-Company Affiliate, as assignee, (b) with respect to any Subsidiary of Legends Holdings, LLC (or any assets of Legends Holdings, LLC or any assets of any of its Subsidiaries) a transfer pursuant to a purchase and sale agreement between Legends Holding, LLC or any of its Subsidiaries, as seller, and Seller or a Non-Company Affiliate, as purchaser, (c) with respect to Propco or the SCE Real Property, pursuant to the SCE Contribution Agreement agreed to by the Parties in accordance with Section 6.19 or a deed substantially in the form of Exhibit H from SCE to the Seller or a Non-Company Affiliate, and (d) with respect to any Excluded Assets, pursuant to one or more assignment and bill of sale agreements in the form of Exhibit I between an Acquired Company, as assignor, and Seller or a Non-Company Affiliate, as an assignee. Any changes to the Excluded Items Distribution Plan proposed by Seller after the date hereof shall, but only if and to the extent such change would result in any liability of any Acquired Company following Closing, be subject to Buyer’s prior written consent. The Seller acknowledges and agrees that all third party out-of-pocket fees, costs or expenses incurred in connection with the transfer of the Excluded Items shall be borne exclusively by the Seller. Seller shall have the right to update the Disclosure Schedules with respect to actions taken pursuant to and in accordance with this Section 2.08 solely to reflect that such assignment, conveyance, sale and transfers pursuant to Section 2.08 of Excluded Items has occurred.

Section 2.09 Nontransferable Items. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Excluded Items if an attempted assignment or transfer thereof, without the consent of a third party, would constitute a breach or other contravention thereof or a violation of Law. Prior to and following the Closing, the Seller will use its reasonable best efforts to obtain any consent, approval, waiver, license, permit, franchise, authorization or judgment (“Consent”) necessary for the transfer or assignment of any such Excluded Item, and Buyer will use its reasonable best efforts to cooperate with Seller to obtain such Consent. If any such Consent is not obtained, and if an attempted transfer or assignment thereof without such Consent would be ineffective or a violation of Law, from the Closing Date until the one (1) year anniversary of the Closing Date, the Seller and Buyer will cooperate to establish commercially reasonable arrangements under which the Seller would, in compliance with Law and applicable Contract, obtain the benefits and assume the obligations and bear the economic burdens associated with such Excluded Items in accordance with this Agreement, including subcontracting, sublicensing or subleasing to the Seller, and under which the Buyer or the applicable Acquired Company (post-Closing), as applicable, would enforce for the benefit (and at the expense) of the Seller any and all of their rights against a third party associated with such Excluded Items. The Buyer and each Acquired Company (post-Closing) will hold in trust and pay to the Seller or its designee when received all monies received by Buyer, an Acquired Company or any of their respective Affiliates with respect to any Excluded Items, if any and as applicable, all in a manner designed to place the Seller, on the one hand, and the Buyer and the Acquired Companies (post-Closing), on the other, in a substantially similar position as if such Excluded Items had been assigned or transferred to the Seller at the Closing. Notwithstanding anything herein to the contrary, nothing in this Agreement shall require Buyer, an Acquired Company or any of its Affiliates to pay any money or other consideration or grant any other accommodation or concession to any Person or to initiate any claim or proceeding against any Person in connection with the obligations set forth in this Section 2.09. This provision is intended, among other things, to cause all Excluded Items to be treated for applicable income Tax purposes as having been retained by the Seller and not transferred to Buyer at the Closing.

Section 2.10 Cash Count. At 6 a.m., New York City time, on the Closing Date (or at such other day or time as mutually agreed by the Seller and Buyer or otherwise required pursuant to Gaming Laws), the Company shall conduct a physical inventory (at each of the applicable locations) of Gaming Cash of the Acquired Companies on a consolidated basis (the “Cash Count”), which inventory shall be conducted in accordance with the policies, procedures and methodologies mutually agreed by the Seller and Buyer and in accordance with Gaming Laws. Each of the Seller and Buyer shall be entitled to have representatives present during the Cash Count, which representatives shall have full access to the Cash Count to the extent permitted by Gaming Laws, have the right to dispute or sign off on the due completion and outcome of the Cash Count on the Closing Date and cooperate in good faith to resolve any disputes regarding the conduct of the Cash Count. The results of the Cash Count shall, absent manifest error, be final and binding on the Parties.

Section 2.11 Withholding. Buyer, its Affiliates and, effective upon the Closing, the Acquired Companies, and any their Representatives, shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state or local Tax law; provided, at least five (5) Business Days prior to any such payment from which Buyer anticipates any such deduction or withholding may be required by applicable Law, Buyer shall use commercially reasonable efforts to (a) notify the relevant Person in writing of any anticipated deduction or withholding from the non-compensatory amounts payable to such Person,

(b) consult with such Person in good faith to determine whether such deduction and withholding is required under applicable Law and (c) cooperate with such Person in good faith to minimize the amount of any applicable deduction or withholding to the extent permitted by Law; provided further, that such notice will be deemed to be provided for any withholding imposed pursuant to applicable Law in connection with a failure to deliver the IRS Form W-9 contemplated by Section 2.07(a)(vii). If any amount is so withheld and timely paid by Buyer to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person with respect to which such deduction or withholding was imposed.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Disclosure Schedules, the Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

Section 3.01 Organization and Qualification. The Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. The Seller has the requisite power and authority to own, operate and lease its properties and assets and to carry on its business as it is now conducted, except where the failure to have such power and authority would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the ability of Seller to consummate the Sale.

Section 3.02 Authority. The Seller has the requisite corporate or similar power and authority to execute and deliver this Agreement and any Ancillary Document it is or will be party to, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Documents Seller is or will be party to by the Seller and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no additional proceeding on the part of the Seller is necessary to authorize the execution, delivery and performance by the Seller of this Agreement or any Ancillary Document Seller is or will be party to or the consummation of the transactions contemplated hereby or thereby by the Seller. This Agreement has been (and when executed and delivered, the Ancillary Documents to which it is a party will be) duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery of this Agreement by each other Party, constitutes the valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as such enforceability (a) may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws of general application, now or hereafter in effect, affecting creditors’ rights generally and (b) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

Section 3.03 No Conflict; Required Filings and Consents.

(a) None of the execution, delivery or performance of this Agreement or any Ancillary Document to which Seller is party by the Seller or the consummation by the Seller of the transactions contemplated hereby or thereby will: (i) conflict with, violate or breach any provision of the organizational documents of the Seller, (ii) assuming that all consents, approvals and authorizations described in Section 3.03(b) have been obtained and all filings and notifications described in Section 3.03(b) have been made and any waiting periods thereunder have been terminated or expired, violate or breach any Law applicable to the Seller or any of its properties or assets (other than any Acquired Company), or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both) or result in termination or give to others any right of termination, vesting, amendment, acceleration, cancellation, purchase or sale of, or result in the triggering of any payment under any Contract of Seller, or in the creation of a Lien upon the Company Interests or any Permit held by it except in the case of clauses (ii) and (iii), (A) as set forth in Schedule 3.03(a), or (B) as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Seller to consummate the Sale.

(b) None of the execution, delivery or performance of this Agreement or any Ancillary Document to which Seller is party to by the Seller or the consummation by the Seller of the transactions contemplated hereby or thereby will require (with or without notice or lapse of time, or both) any consent, clearance, approval, authorization, or filing or registration with, any Governmental Entity under any Law applicable to the Seller, other than (i) such filings as may be required in connection with the payment of any transfer taxes or stamp duty, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable federal or state securities or “blue sky” Laws, (iv) the Gaming Approvals and (v) where the failure to obtain such consents, clearance, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, prevent or materially delay the ability of Seller to consummate the Sale and the other transactions contemplated by this Agreement.

Section 3.04 Ownership of Interests. (i) The Seller is the sole owner of, and has good, valid and marketable title to the Company Interests and (ii) the Company is the sole owner of, and has good, valid and marketable title to the Colonial Equity Interests and the Lago Equity Interests. The Interests are free and clear of any Liens other than Liens in connection with the Credit Facility (which will be released at Closing), any transfer and other restrictions under applicable securities Laws and Gaming Laws or as set forth in the Company and Company Subsidiary Organizational Documents.

Section 3.05 Litigation. There is no Action (other than any Action brought by or on behalf of Buyer or any of its Affiliates) to which Seller is a party pending or, to the knowledge of the Seller, threatened against the Seller that would reasonably be expected to prevent or materially delay the ability of Seller to consummate the transactions contemplated hereby. Seller is not subject to any outstanding order, writ, injunction, judgment or decree that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the ability of Seller to consummate the transactions contemplated hereby.

Section 3.06 Acknowledgement of No Other Representations or Warranties. Seller acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Buyer nor any of their respective Affiliates or Representatives makes or has made, nor is Seller relying on, any representation or warranty, either express or implied, concerning Buyer or any of its businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, or any of the transactions contemplated by this Agreement. To the fullest extent permitted by applicable Law, except with respect to the representations and warranties contained in contained in this Agreement, none of Buyer or any of its Affiliates, employees, equity holders or any other person or their Representatives shall have any liability to Seller or its Affiliates or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information or statements (or any omissions therefrom) provided or made available by Buyer or its Affiliates or Representatives to Seller or its Affiliates and Representatives in connection with the transactions contemplated hereby.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

WITH RESPECT TO THE ACQUIRED COMPANIES

Except as set forth in the Disclosure Schedules, the Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

Section 4.01 Organization and Qualification.

(a) The Acquired Companies are legal entities duly formed, validly existing and in good standing under the Laws of the jurisdiction of their respective formation or organization. Each Acquired Company has all requisite company power and authority to own, lease and operate its properties and assets, as applicable, and to carry on its Businesses as they are now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole. Each Acquired Company is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, or as set forth in Schedule 4.01.

(b) The Seller has made available to Buyer true and complete copies of the certificates of formation and memorandum or articles of association of the Acquired Companies and all amendments thereto (collectively, the “Company and Company Subsidiary Organizational Documents”), each as in effect as of the date hereof.

Section 4.02 Authority. Each Acquired Company has the requisite corporate or similar power and authority to execute and deliver any Ancillary Document it is or will be party to, and to consummate the transactions contemplated thereby. The execution, delivery and performance of any Ancillary Documents any Acquired Company is or will be party to by such Acquired Company and the consummation by any such applicable Acquired Companies of the transactions contemplated thereby have been duly authorized by all necessary corporate or similar action and no additional proceeding on the part of any such Acquired Company is necessary to authorize the execution, delivery and performance by any Acquired Company of any Ancillary Document any Acquired Company is or will be party to or the consummation of the transactions contemplated thereby by such Acquired Company. When executed and delivered, any Ancillary Documents to which any Acquired Company is a party will be duly executed and delivered by such Acquired Company and, assuming the due authorization, execution and delivery of the Ancillary Documents by each other Party, constitutes the valid and binding obligation of such Acquired Company enforceable against such Acquired Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.03 Capitalization.

(a) Schedule 4.03(a) sets forth the ownership structure of the Acquired Companies (as such Disclosure Schedules may be modified pursuant to and only to the extent expressly permitted by Section 6.19) including the name of, and number of equity interests owned by, each holder of such equity interests, and such equity interests constitute all of the issued and outstanding equity interests of the Acquired Companies. None of the Acquired Companies has any Subsidiaries or owns equity interests in any Person except as disclosed on Schedule 4.03(a) (as such Disclosure Schedules may be modified pursuant to and only to the extent expressly permitted by Section 2.08 and/or Section 6.19). All of such equity interests of the Acquired Companies were duly authorized, validly issued, are (where applicable) fully paid and non-assessable and are free of preemptive and similar rights. No such equity interests of the Acquired Companies were issued, purchased or transferred in violation of any applicable Laws, any Contract, arrangement or commitment to which an Acquired Company is a party to or bound by, or any preemptive or similar rights of any person.

(b) Except as set forth in Schedule 4.03(a), there are no (i) outstanding securities, bonds, debentures, notes or similar instruments of the Acquired Companies, the holders of which have the right to vote as owners of equity interests of, or which are convertible into or exchangeable for one or more shares of capital stock of, or other equity or voting interests in, the Acquired Companies, (ii) options, warrants, scrip, equity appreciation, phantom units, rights to subscribe to, purchase rights, calls, puts, rights of first refusal, rights of first offer, tag-along rights, drag-along rights, conversion rights, stock appreciation rights, preemptive rights, repurchase rights, or other rights or securities issued or granted by the Acquired Companies relating to, or based on the value of, the equity securities of the Acquired Companies, or (iii) Contracts of any of the Acquired Companies to issue, acquire or sell, redeem, exchange or convert any capital stock of, options, warrants, scrip, equity appreciation, phantom units, rights to subscribe to, purchase rights, calls, puts, rights of first refusal, rights of first offer, tag-along rights, drag-along rights, conversion rights, stock appreciation rights, preemptive rights, repurchase rights or any other commitments of any character whatsoever relating to, or securities or rights convertible into, any shares or other equity interests in, the Acquired Companies.

(c) Except as set forth in Schedule 4.03(a), no Acquired Company is a party to or bound by any Contract (including any voting trusts) with respect to the voting of, that restricts the transfer of or that provides registration rights in respect of, any shares of capital stock or other voting securities or equity interests of the Acquired Companies.

Section 4.04 No Conflict; Required Filings and Consents.

(a) None of the execution, delivery or performance of this Agreement or any Ancillary Document to which Seller or an Acquired Company is party by the Seller and the Acquired Companies or the consummation by the Seller and the Acquired Companies of the transactions contemplated by hereby or thereby will: (i) conflict with, violate or breach the Company and Company Subsidiary Organizational Documents, (ii) assuming that all consents, approvals and authorizations described in Section 4.04(b) have been obtained and all filings and notifications described in Section 4.04(b) have been made and any waiting periods thereunder have been terminated or expired, violate or breach any Law applicable to any Acquired Company or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration, cancellation, purchase or sale of, or result in the triggering of any payment under any Contract, or in the creation of a Lien upon any of the properties or assets of, any Acquired Company or any Permit held by it except, in the case of clauses (ii) and (iii), (A) as set forth in Schedule 4.04(a) (“Company Consents”) or (B) as would not, individually or in the aggregate, be material to the Business, taken as a whole.

(b) None of the execution, delivery or performance of this Agreement or any Ancillary Document to which Seller or an Acquired Company is party to by the Seller and the Acquired Companies or the consummation by the Seller and the Acquired Companies of the transactions contemplated hereby or thereby will require (with or without notice or lapse of time, or both) any consent, clearance, approval, or authorization from, or filing or registration with, any Governmental Entity under any Law applicable to the Acquired Companies, other than in each case (i) such filings as may be required in connection with the payment of any transfer taxes or stamp duty, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable federal or state securities or “blue sky” Laws, (iv) the Gaming Approvals and (v) where the failure to obtain such consents, clearance, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Sale or (B) reasonably be expected to be material to the Business, taken as a whole.

Section 4.05 Permits; Compliance with Laws.

(a) Each Acquired Company is in possession of all franchises, authorizations, licenses, permits, certificates, certifications, variances, exceptions, exemptions, approvals, orders, certificates of occupancy, findings of suitability, registrations, consents and clearances of any Governmental Entity (each, a “Permit”) necessary for such Acquired Company to own, lease and operate its properties and assets, and to carry on and operate its Business as currently conducted (the “Company Permits”), except where the failure to have such Company Permit would not reasonably be expected to be material and adverse to the Business of Colonial Downs, SCE Partners, or Lago. All Company Permits have been obtained by the Acquired Companies and are valid and in full force and effect (which includes, for the avoidance of doubt, all Company Permits under Gaming Laws), except where the failure to obtain, be valid or in full force and effect would not reasonably be expected to be material and adverse to the Business of Colonial Downs, SCE Partners, or Lago. Except as set forth on Schedule 4.05, each Acquired Company is and has been since January 1, 2019 in compliance with the terms of the Company Permits, except where the failure to be in compliance would not individually or in the aggregate reasonably be expected to be material to the Business, taken as a whole. Such Company Permits have been made available to the Buyer. No suspension, revocation or cancellation of any Company Permit is pending or, to the knowledge of the Seller, threatened, that would reasonably be expected to be material and adverse to the Business of Colonial Downs, SCE Partners, or Lago.

(b) Except as set forth on Schedule 4.05, since January 1, 2019, no Acquired Company has received any written notice from a Governmental Entity asserting a violation or failure to comply with any Law applicable to it or any Company Permit, except in each case where such violation or failure would not reasonably be expected to be material and adverse to the Business of Colonial Downs, SCE Partners, or Lago.

(c) Except as set forth on Schedule 4.05, since January 1, 2019, each of the Acquired Company has been in compliance with all Laws applicable to it and the assets, properties or equity interests of such Acquired Company, except where the failure to be in compliance would not reasonably be expected to be material to the Business, taken as a whole.

(d) Since January 1, 2019, no Acquired Company has, nor to the knowledge of the Seller, has any officers, directors or employees of any Acquired Company in any manner related to Acquired Company or the Business, (i) engaged in any violation of any Laws relating to corruption applicable to the Company (“Anti-Corruption Laws”); or (ii) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office in violation of Anti-Corruption Laws, except in the cases of clauses (i) and (ii), as would not reasonably be expected to be material to the Business, taken as a whole.

(e) The Acquired Companies have in place a written anti-money laundering program and a responsible gaming program, in each case in compliance with applicable Law, except where such non-compliance would not reasonably be expected, individually or in the aggregate, to be material to the Business, taken as a whole.

Section 4.06 Financial Statements.

(a) Schedule 4.06(a) contains copies of the audited consolidated balance sheet of the Company and its Subsidiaries (other than Lago), as of December 31, 2020 and 2019, and the related combined and consolidated statements of operations, changes in member’s equity (deficit), and cash flows for the years then ended, the unaudited balance sheet of Lago, as of December 31, 2019 and 2020, and the related statement of operations for the years then ended, and the unaudited consolidated balance sheet of the Company and its Subsidiaries, as of December 31, 2021 (the “Latest Balance Sheet”), and the related statements of operations for the year then ended (collectively, the “Company Financial Statements”). The Company Financial Statements (a) have been prepared in accordance with GAAP (as in effect in the United States on the date of such Company Financial Statement) applied on a consistent basis during the periods involved (except as may be noted therein and subject to the absence of statements of cash flows and equity, footnotes and normal year-end adjustments,) and (b) present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries and their results of operations as of the dates and for the periods referred to therein (subject to, in the case of the unaudited balance sheet and statements of operations as of and for the year ended December 31, 2021, the absence of footnotes, and normal year-end or audit adjustments); provided, however, that the Company Financial Statements may not be indicative of the financial condition that would have existed or the results of operations and cash flows that would have occurred if each of the Acquired Companies had been operated as a standalone entity due to its receipt of certain allocated charges and credits that do not necessarily reflects amounts that would have resulted from arm’s length transactions or that the Acquired Companies would occur on a standalone basis, provided, that such charges and credits are not, individually or in the aggregate, material to the Acquired Companies.

(b) Except as set forth on Schedule 4.06(b), the systems of internal controls of the Acquired Companies are sufficient to provide reasonable assurance that: (i) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (ii) receipts and expenditures are executed only in accordance with the authorization of management and (iii) the unauthorized acquisition, use or disposition of the Acquired Companies’ assets that would materially affect the financial statements of the Acquired Companies are prevented or timely detected, in the case of clauses (i) through (iii), except as would not reasonably be expected to be material to the Business, taken as a whole. No significant deficiency or material weakness in the accounting system of any Acquired Company has been reported to the independent auditors, management, or board of managers (or equivalent) of the Company or any of its Affiliates, or to the Gaming Authorities, except as would not reasonably be expected to be material to the Business, taken as a whole.

Section 4.07 Absence of Certain Changes. Except as otherwise contemplated by this Agreement, since the date of the Latest Balance Sheet: (a) the Acquired Companies have conducted in all material respects their Business in the ordinary course consistent with past practice and (b) there have not been any changes, events, state of facts or developments, that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

Section 4.08 Undisclosed Liabilities. The Acquired Companies have no liabilities or obligations, whether absolute, accrued, contingent or otherwise (including unasserted claims, whether known or unknown), other than liabilities and obligations (a) disclosed, reserved against or provided for in the Latest Balance Sheet, (b) incurred in the ordinary course of business since the date of the Latest Balance Sheet, (c) incurred in connection with the transactions contemplated hereby, (d) as disclosed in Schedule 4.08, or (e) that, individually or in the aggregate, are not material to the Business, taken as a whole.

Section 4.09 Litigation. Except as set forth on Schedule 4.09 (and other than any Action, order, writ, judgment, injunction, rulings or decree brought or instituted by Buyer or any of its Affiliates), there are no, and since January 1, 2020 there has been no, (a) Actions pending (or, to the knowledge of Seller, threatened) by or against any Acquired Company or its properties or assets, or (b) orders, writs, judgments, injunctions, rulings or decrees imposed on any Acquired Company, which, in the case of clause (a) or (b) would reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole, or that would reasonably be expected to prevent or enjoin the consummation of the transactions contemplated hereby.

Section 4.10 Employee Benefits.

(a) With respect to each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each other employee benefit plan, policy, program, agreement or arrangement, including bonus plans, employment, severance, change in control, incentive, equity or equity-based compensation, welfare, fringe benefit or deferred compensation arrangements, in each case, contributed to, or sponsored or maintained by any Acquired Company for the benefit of any Service Provider of the Acquired Companies (or any beneficiary or dependent thereof), other than any governmental plan, policy, program, or arrangement that any member of the Acquired Companies is required to maintain or contribute to pursuant to applicable Law (each a “Company Benefit Plan”), the Seller has delivered to Buyer copies, as applicable, of: (i) each such Company Benefit Plan and all amendments thereto, including with respect to any material Company Benefit Plan that is not in writing (other than any Company Benefit Plan which provides in-office de minimis benefits), a written description of the terms thereof; (ii) each trust, insurance contract and administrative agreement relating to each such Company Benefit Plan; (iii) the most recent summary plan description of each Company Benefit Plan and any summary of material modifications thereto, if applicable; (iv) the annual report (Form 5500) filed with the Department of Labor for the last three (3) complete plan years, including financial statements, if applicable; (v) the most recent determination, advisory or opinion letter, if applicable, issued by the IRS with respect to any Company Benefit Plan intended to be qualified under Section 401(a) of the Code; and (vi) the most recent actuarial reports. Schedule 4.10(a) lists each Company Benefit Plan (other than any Company Benefit Plan which provides in-office de minimis benefits). No Acquired Company maintains, operates or has liability with respect to any employee benefit plan, program, policy, agreement or arrangement that is maintained in a jurisdiction outside the United States or provides compensation or benefits to any Service Provider primarily providing services to an Acquired Company in a jurisdiction other than the United States.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, or as set forth on Schedule 4.10(b), (i) each Company Benefit Plan has been administered in compliance in all respects with its terms and all applicable Laws, including ERISA and the Code, and no notice has been issued by any Governmental Entity questioning or challenging such compliance that remains unresolved as of the date of this Agreement and (ii) as of the date hereof, there are no actions, suits, arbitrations, investigations, audits or claims (other than routine claims for benefits) pending or to the Seller’s knowledge, threatened in writing with respect to any Company Benefit Plan or the assets of any Company Benefit Plans, including any audit, inquiry or examination pending or threatened by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity with respect to any Company Benefit Plan, and (iii) the plan sponsor of each Company Benefit Plan has complied with all applicable filing and disclosure requirements under ERISA and the Code. No Acquired Company has any obligation to provide or with respect to, and no Company Benefit Plan provides, retiree health, life insurance or any other welfare benefits, except as required by Section 4980B of the Code, Section 601 of ERISA, or any other applicable Law, and at the sole expense of the participant or the participant’s beneficiary.

(c) With respect to each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code, such plan has (i) received a determination letter (or opinion letters in the case of any prototype plans or advisory letters in the case of any volume submitter plans) from the IRS that it is so qualified and that the plan and its related trust are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, or (ii) has an application for a determination or opinion letter pending or has time remaining under applicable Laws and related guidance to file or to make any amendments necessary to obtain a determination or opinion letter from the IRS. To the knowledge of the Seller, no action or inaction with respect to any Company Benefit Plan has occurred that would be reasonably expected to (i) adversely affect the tax-qualified status of any such Company Benefit Plan, or (ii) result in a penalty under the IRS Closing Agreement Program if discovered during an IRS audit or investigation.

(d) Neither the Acquired Companies nor any of their ERISA Affiliates have, within the past six (6) years, maintained, contributed to or had any liability (whether contingent or otherwise) in respect of a single employer pension plan which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

(e) Schedule 4.10(e) sets forth a list of each Multiemployer Plan to which Seller contributes or is obligated to contribute.

(f) With respect to any Multiemployer Plan to which any Acquired Company or any of their respective ERISA Affiliates has, within the past six (6) years, had any liability, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole: (i) all contributions required to be made by any of the Acquired Companies or any of their ERISA Affiliates to any such plan have been timely made, (ii) none of the Acquired Companies nor any of their ERISA Affiliates has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, which is in arbitration, or which could reasonably be expected to result in a mass withdrawal liability and, to the Seller’s knowledge, no circumstances exist as of the date of this Agreement that could reasonably be expected to give rise to any such withdrawal liability from such plan by any Acquired Company, (iii) to the Seller’s knowledge, the transactions contemplated by this Agreement could not, in and of themselves, reasonably be expected to result in any Acquired Company incurring any material withdrawal liability, (iv) no Acquired Company has received notice as of the date of this Agreement that a Multiemployer Plan is assessing a withdrawal liability that could result in any liability to the Acquired Companies, taken as a whole, (v) no such Multiemployer Plan has as of the date of this Agreement failed to meet minimum funding standards or been determined to be in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA, and (vi) no Acquired Company or ERISA Affiliate has experienced a reduction in contribution base units in the three (3) consecutive years prior to the date of this Agreement that would reasonably be expected to result in a partial withdrawal assessment that could result in any liability to the Acquired Companies, taken as a whole. All material, written, non-routine communications during the preceding three (3) years between any Acquired Company and any Multiemployer Plan have been delivered to Buyer.

(g) No Acquired Company nor any ERISA Affiliate, at any time in the last six (6) years, has sponsored, contributed to, or had an obligation to contribute to (i) a multiple employer plan subject to Section 4063 or 4064 of ERISA or Section 413(c) of the Code, or (ii) a multiple employer welfare benefit arrangement (as defined in Section 3(40)(A) of ERISA). No Company Benefit Plan or related trust is intended to meet the requirements of Section 501(c)(9) of the Code. Schedule 4.10(g) sets forth a true and complete list of each Multiemployer Welfare Benefit Plan to which any Acquired Company contributes (or is required to contribute) or pursuant to which any Acquired Company otherwise has any material liability (each, an “Acquired Company Multiemployer Welfare Plan”).

(h) No Acquired Company has any liability with respect to any delinquent payments of compensation due but unpaid to any Service Provider that would reasonably be expected to be material to the Business, taken as a whole. All benefits, contributions, premiums, fees and administrative expenses required by and due under the terms of each Company Benefit Plan, the terms of any collective bargaining agreements and applicable Law have been timely paid in all material respects in accordance with the terms of such Company Benefit Plan, the terms of any collective bargaining agreements, and the terms of all applicable Laws, except where non-payment would not reasonably be expected individually or in the aggregate to be material to the Acquired Companies, taken as a whole.

(i) Except as set forth in Schedule 4.10(i), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any compensation or benefits becoming due, or increase the amount of any compensation or benefits due, from any Acquired Company to any Service Provider (including funding of compensation or benefits through a trust or otherwise); (ii) increase any benefits otherwise payable by any Acquired Company or Seller under a Company Benefit Plan to any Service Provider; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) limit or restrict the ability of the Buyer, any Acquired Company or any of their Affiliates to merge, amend or terminate any Company Benefit Plan under the terms of such Company Benefit Plan or (v) result in the payment of any amount by any Acquired Company or Seller to any Service Provider that would be an “excess parachute payment” within the meaning of Section 280G of the Code.

(j) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in material compliance with Section 409A of the Code and the Treasury Regulations issued under Section 409A of the Code, and any subsequent guidance relating thereto, and to the knowledge of the Seller no material additional Tax under Section 409A(a)(1)(B) of the Code has been incurred by a participant with respect to any payment or benefit under any such Company Benefit Plan. No Acquired Company has been required to withhold any Taxes as a result of a failure to comply with Section 409A of the Code. No Company Benefit Plan provides for any gross-up or indemnification to any Service Provider by any Acquired Company for any violation of Section 409A of the Code.

(k) No Acquired Company has incurred any excise Taxes under Chapter 43 of the Code with respect to any Company Benefit Plan. No Acquired Company nor any ERISA Affiliate has any liability that could reasonably be expected to be material, (i) on account of any violation of the health care requirements of Part 6 or 7 of Subtitle B of Title I of ERISA or Section 4980B or 4980D of the Code, or (ii) under Section 502(i) or 502(l) of ERISA or Section 4975 of the Code.

Section 4.11 Labor.

(a) Except as set forth on Schedule 4.11(a), as of the date of this Agreement, none of the Acquired Companies (i) is or since January 1, 2020 has been a party to, or (ii) is or since January 1, 2020 has been bound by, or is or since January 1, 2020 has been negotiating, a collective bargaining agreement or similar labor agreement with any labor organization. To the knowledge of Seller, as of the date of this Agreement, there is not currently any organized effort by any labor union to organize any employees of any of the Acquired Companies who are not currently represented by any labor union into one or more collective bargaining units. Since January 1, 2019, none of the Acquired Companies has been a party to any pending or, to the knowledge of Seller, threatened labor strikes, work slowdown, lock-outs, work stoppages, interruptions of work, picketing, arbitrations, material grievances, material unfair labor practice charges or proceedings, or other disputes involving a labor organization or with respect to unionization or collective bargaining, in each case that individually or in the aggregate would reasonably be expected to be material to the Business, take as a whole.

(b) Seller has made available to Buyer as of the date hereof a materially true and complete list of all persons who are employees of either of the Acquired Companies (including all employees who are on an approved leave of absence), which accurately and completely sets forth for each such employee the following: (i) name or unique identifier, (ii) title or position (including whether full- or part-time); (iii) hire date, (iv) hourly rate or annual salary, as applicable, (v) classification as exempt or non-exempt, and (vi) work location (state).

(c) Except as would not individually or in the aggregate reasonably be expected to be material to the Business, taken as a whole or as set forth in Schedule 4.11(c), the Acquired Companies are, and since January 1, 2019, have been, in compliance with all applicable Laws relating to the employment and labor, including all applicable Laws relating to employment practices, terms and conditions of employment, unfair labor practices, wages, hours of work, overtime, tipping, tip credits, collective bargaining, employment discrimination, harassment, retaliation, employee classification (both as exempt or non-exempt and as employee or independent contractor), withholding, work authorization, employee leaves, privacy, and occupational safety and health. Except as would not individually or in the aggregate reasonably be expected to be material to the Business, taken as a whole or as set forth on Section 4.11(d), there is, and since January 1, 2019, there has been, no pending or, to the knowledge of the Seller, threatened Action to which an Acquired Company is a party brought by or on behalf of, any current or former employee, any applicant for employment, in each case, of any of the Acquired Companies, or any class of the foregoing, with respect to allegedly unlawful labor or employment practices or working conditions of the Acquired Companies.

(d) Except as set forth on Schedule 4.11(d), since January 1, 2019, none of the Acquired Companies have taken any action that would require notification of any of the current or former employees of any of the Acquired Companies under the WARN Act or that would cause any of the Acquired Companies to have liability thereunder.

(e) (i) There is no pending or, to the knowledge of the Seller, threatened Action against any of the Acquired Companies with respect to allegations of sexual harassment, sexual misconduct or hostile work environment, (ii) since January 1, 2019 through the date hereof, there have been no reported internal or external complaints accusing any current or former officer or executive employee of any of the Acquired Companies of sexual harassment, sexual misconduct or creating a hostile work environment, and (iii) none of the Acquired Companies are party to or beneficiaries of any agreement settling, and they have not made any payment intended to resolve, any such claim, except in the case of clauses (i) through (iii) as would not reasonably be expected individually or in the aggregate reasonably be expected to be material to the Business, taken as a whole or as set forth on Section 4.11(e).

Section 4.12 Tax Matters. Except as set forth in Schedule 4.12:

(a) The Acquired Companies have timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by them and all such filed Tax Returns are correct and complete in all material respects. The Acquired Companies have timely paid all material Taxes (whether or not reflected on such Tax Returns) to the extent due and payable (taking into account any extension of time within which to pay), except for Taxes for which reserves or accruals have been reflected on or otherwise taken into account on the Company Financial Statements. All material Taxes that the Acquired Companies have been required by law to withhold or to collect from amounts paid or owing to any employee, creditor, equity holder or third party have been duly withheld and collected and have been paid to the appropriate Governmental Entity. There are no material Liens for Taxes upon any property or assets of the Acquired Companies, except for Permitted Liens.

(b) Each Acquired Company (other than Peninsula Pacific Entertainment Finance, Inc.) has been at all times since its formation disregarded as an entity separate from its owner for U.S. federal income tax purposes.

(c) There is no Action pending with a taxing authority with respect to Taxes of the Acquired Companies and, as of the date hereof, no Acquired Company has been notified in writing that a taxing authority intends to commence any such action, suit, investigation, audit, examination or proceeding, except in each case as would not individually or in the aggregate reasonably be expected to be material to the Business, taken as a whole.

(d) All deficiencies asserted or assessments made as a result of any examination of the Tax Returns filed by or on behalf of each Acquired Company have been paid in full or otherwise finally resolved in all material respects.

(e) No extension of time within which to file any material Tax Return of the Acquired Companies is in effect, other than automatic extensions obtained in the ordinary course of business.

(f) No waiver of any statute of limitations relating to any material Taxes for which the Acquired Companies would be liable is in effect, and no written request for such a waiver is outstanding, in each case as of the date of this Agreement.

(g) No Acquired Company has been informed in writing by any jurisdiction that the jurisdiction believes that such Acquired Company was required to file any Tax Return that was not filed or was required to pay any material Tax that was not paid, which notice has not been resolved.

(h) The charges, accruals and reserves for Taxes with respect to the Acquired Companies reflected on the books of the Acquired Companies (excluding any provision for deferred income taxes) are adequate in all material respects to cover tax liabilities accruing through the end of the last period for which the Acquired Companies have recorded items on their respective books, except in each case as would not individually or in the aggregate reasonably be expected to be material to the Business, taken as a whole.

(i) No Acquired Company has any material liability for Taxes of another Person under Treasury Regulation Section 1.1502-6 (or any analogous provision of state or local law), as a transferee or successor, or by contract (for the avoidance of doubt, excluding contracts that are solely among Acquired Companies or that do not relate primarily to Taxes).

(j) No Acquired Company has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) During the last two years, no Acquired Company has been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code applied.

(l) Each Acquired Company is in material compliance with all escheat and unclaimed property laws, except where non-compliance would not individually or in the aggregate reasonably be expected to be material to the Business, taken as a whole.

Section 4.13 Real Property.

(a) Schedule 4.13(a) sets forth a true, correct and complete list of all Owned Real Property (as such Disclosure Schedule may be modified pursuant and only to the extent expressly permitted Section 6.19). The Acquired Companies have valid and marketable fee simple title to all Owned Real Property thereon, free and clear of all Liens other than Permitted Liens, except pursuant to this Agreement or the Contracts listed or otherwise noted on Schedule 4.13(a). The Acquired Companies are not obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease or purchase any real property, except as listed or otherwise noted on Schedule 4.13(a).

(b) No Acquired Company has assigned, transferred or pledged any interest in any of the Leases. The applicable Acquired Company has a valid and enforceable leasehold interest in all of the Leased Real Property, free and clear of all Liens other than Permitted Liens.

(c) No Acquired Company has assigned, transferred or pledged any interest in any of the Tenant Leases (other than, if applicable pursuant to Section 2.08, the SCE Operating Lease).

(d) There are no pending condemnation, eminent domain, or similar proceedings or actions pending with respect to the Owned Real Property or, to the Seller’s knowledge, threatened, by a Governmental Entity with regard to the Owned Real Property, in each case, that would materially impair the current use, occupancy or operation of the Owned Real Property and that would individually or in the aggregate reasonably be expected to be material to the Business, taken as a whole. To the Seller’s knowledge, there are no pending or threatened condemnation, eminent domain, or similar proceedings or actions by a Governmental Entity with respect to the Leased Real Property, in each case, that would materially impair the current use, occupancy or operation of the Leased Real Property and that would individually or in the aggregate reasonably be expected to be material to the Business, taken as a whole. The use and occupancy of the Owned Real Property and the Material Leased Real Property by the Acquired Companies and the conduct of the Business thereat does not violate any applicable Law (including zoning Laws), except for violations that would not individually or in the aggregate be material to the Business, taken as a whole. Except for the Leases and Tenant Leases and except as permitted by Section 6.19, there are no leases, licenses, or other agreements granting to any Person the right of use or occupancy of any portion of the Company Real Property. Each parcel of the Owned Real Property is zoned for the purposes for which the property and Improvements thereon are currently being used in connection with the normal operation of the Business except as would not be reasonably be material to the Business, taken as a whole. The Improvements do not have material structural defects, except as would not be reasonably be material to the Business, taken as a whole. To Seller’s knowledge, the Improvements on the Owned Real Property are all within the boundary lines and set back requirements of such property or have the benefit of valid, perpetual and non-terminable easements, and there are no encroachments thereon that would individually or in the aggregate reasonably be expected to be material to the Business, taken as a whole. The Company Real Property constitutes all of the real property used, possessed, occupied or operated by an Acquired Company.

Section 4.14 Environmental Matters. Except as set forth on Schedule 4.14:

(a) The Acquired Companies are, and since January 1, 2019, have been, in compliance with all Environmental Laws applicable to it, except where non-compliance would not individually or in the aggregate reasonably be expected to be material to the Business, taken as a whole;

(b) (i) Each Acquired Company has obtained and maintains all material Permits required under Environmental Laws to own, lease license, or operate its business (as currently conducted) and real properties, (ii) all such Permits are in full force and effect, (iii) each Acquired Company is, and since January 1, 2019 has been, in compliance in all material respects with such Permits, and (iv) there are no Actions pending or, to the knowledge of the Seller, threatened that seek the revocation, cancellation, suspension or adverse modification of any such Permit, except, in the case of clauses (i) through (iv), that would not individually or in the aggregate reasonably be expected to be material to the Business, taken as a whole.

(c) There are no Actions pending, or to the knowledge of the Seller, threatened, against an Acquired Company pursuant to applicable Environmental Laws or regarding the presence, Release or threatened Release of any Hazardous Materials at, on, from or under the real property of the Acquired Companies, except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole;

(d) No Acquired Company has received any written notice, citation, complaint, order, request for information, or claim alleging any violation of, or liability under, any Environmental Law or relating to Hazardous Materials, the subject of matter of which has not been fully resolved, except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole;

(e) There has been no Release of Hazardous Materials at, in, on, under, from, or, to the knowledge of Seller, migrating to any real property currently, or to the knowledge of the Seller, formerly owned, operated, or leased by any Acquired Company, in each case, in a quantity or under conditions that would reasonably be expected to result in material liability to the Acquired Companies, taken as a whole, under Environmental Law;

(f) No Acquired Company has retained or assumed, by Contract or operation of Law, any obligations or liabilities of any Person under any Environmental Law or related to Hazardous Materials that would reasonably be expected to be material to the Acquired Companies, taken as a whole;

(g) The Acquired Companies have not operated any landfills, surface impoundments, wastewater treatment units, underground storage tanks, or underground injection wells, and there are no such items present on any real property currently owned or, to the knowledge of the Seller, any real property currently leased, licensed, or operated, or formerly owned, leased, licensed, or operated by any Acquired Company that, in each case, would reasonably be expected to result in material liability to the Acquired Companies, taken as a whole, under Environmental Law; and

(h) Seller has made available to Buyer complete and accurate copies of all final copies of environmental site assessments, compliance audits, notices of violation, consent orders, and other material environmental reports, in each case completed or received by an Acquired Company or any Affiliate thereof with respect to any Company Real Property during the past three years.

Section 4.15 Intellectual Property and Data Privacy.

(a) Except as set forth on Schedule 4.15(a)(i): (i) the Acquired Companies own or have the right to use all Intellectual Property Rights, except for the Retained Marks, used in, or necessary for, the conduct of the Business as currently conducted; and (ii) immediately after the Closing, neither the Seller nor any of its Affiliates (other than the Acquired Companies) will own, in whole or in part, any such Intellectual Property Rights. All Owned Intellectual Property is owned by the Acquired Companies free and clear of any Liens, other than Permitted Liens. Except as set forth on Schedule 4.15(a)(ii), neither the Seller, an Acquired Company or any of their respective Representatives has received any written (or, to the Seller’s knowledge, other form of) communication challenging or threatening to challenge the right, title or interest of the Seller or any Acquired Company in or to any Owned Intellectual Property, except as would not individually or in the aggregate reasonably be expected to be material to the Business, taken as a whole. Neither the Seller nor any Acquired Company is subject to any judgment, decree or order of any Governmental Entity that restricts or impairs the use by any Acquired Company of any Owned Intellectual Property, except as would not individually or in the aggregate reasonably be expected to be material to the Business, taken as a whole. No funding, facilities or personnel of any Governmental Entity or university or educational institution were used, directly or indirectly, to develop or create, in whole or in part, any Owned Intellectual Property, except where such use could not reasonably be expected to be material to the Business, taken as a whole.

(b) Schedule 4.15(b) contains an accurate list of all Owned Intellectual Property that is Registered Intellectual Property (“Owned Registered Intellectual Property”), the jurisdiction(s) in which each such item of Owned Registered Intellectual Property has been registered or filed and the applicable registration or serial number (or application number, as applicable). All Owned Registered Intellectual Property is subsisting, enforceable and valid, except as would not reasonably be expected to be material to the Business, taken as a whole. Except as would not reasonably be expected to be material to the Business, taken as a whole, no interference, opposition, cancellation, reissue, reexamination or other proceeding is (or in the past five (5) years has been) pending or, to the Seller’s knowledge, threatened, in which the scope, validity or enforceability of any Owned Registered Intellectual Property is being, has been, or, to the Seller’s knowledge, would reasonably be expected to be contested or challenged.

(c) No Acquired Company (including in connection with the conduct of the Business) has infringed, misappropriated or otherwise violated the Intellectual Property Rights of any other Person, except as would not reasonably be expected to be material to the Business, taken as a whole. There are no pending or, to the Seller’s knowledge, threatened Actions or other claims alleging that any Acquired Company (including in connection with the conduct of the Business) has infringed, misappropriated or otherwise violated the Intellectual Property Rights of any other Person and, to the Seller’s knowledge, there is no basis for any such Action or claim, except, in each case, as would not reasonably be expected to be material to the Business, taken as a whole. Neither the Seller, an Acquired Company or any of their respective Representatives has received any written (or, to the Seller’s knowledge, other form of) notice (including any unsolicited demand or request from a Person that any Acquired Company license any Intellectual Property Rights) alleging that any Acquired Company (including in connection with the conduct of the Business) infringes, misappropriates or otherwise violates the Intellectual Property Rights of any other Person, except as would not reasonably be expected to be material to the Business, taken as a whole. To the Seller’s knowledge, no other Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property. Except as would not reasonably be expected to be material to the Business, taken as a whole, neither the Seller nor any Acquired Company has undertaken any contractual obligation requiring any Acquired Company to indemnify, defend or hold harmless any other Person against any alleged infringement, misappropriation or other violation of the Intellectual Property Rights of any other Person.

(d) The Seller and each of the Acquired Companies has taken commercially reasonable measures to maintain, protect and enforce its rights in and to the Owned Intellectual Property and to preserve the confidentiality of any trade secrets or any other material proprietary confidential information forming a part of the Owned Intellectual Property.

(e) Each Person who is or was involved in the creation or development of any Intellectual Property Rights intended to be owned by an Acquired Company has executed a valid and enforceable written agreement containing an irrevocable assignment to an Acquired Company of all right, title and interest in and to all such Intellectual Property Rights that do not automatically vest in an Acquired Company as a matter of applicable Law, except where the failure to do so would not reasonably be expected to be material to the Business, taken as a whole.

(f) No Owned Software contains, is derived from, is distributed with or was developed using Open Source Software in a manner that: (i) requires the Owned Software, or any part thereof, to be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making modifications or derivative works, or (C) distributed or distributable at no charge; (ii) creates any obligation for an Acquired Company to grant, or purports to grant, to any other Person any rights or immunities under any Owned Intellectual Property; or (iii) imposes any present economic limitations on any Acquired Company’s commercial exploitation of any Owned Software. Except as would not reasonably be expected to be material to the Business, taken as a whole, no Owned Software: (i) contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Owned Software or any product or system containing or used in conjunction with such Owned Software; or (ii) materially fails to comply with any applicable warranty or other contractual commitment provided by an Acquired Company relating to the use, functionality, or performance of such Owned Software or any product or system containing or used in conjunction with such Owned Software. Except as set forth on Schedule

4.15(f): (i) neither the Seller nor any Acquired Company has disclosed, released, made available or delivered any source code for the Owned Software which is material to the Acquired Companies as a whole to any other Person who was not, at such time, an employee or contractor of an Acquired Company acting on an Acquired Company’s behalf; (ii) no Person other than the Acquired Companies is in possession of any such source code; and (iii) no other Person has been granted any license or other right (including any right to require such source code to be placed into escrow) in or to such source code.

(g) The Acquired Companies take commercially reasonable actions to protect the operation and security of the IT Assets owned or controlled by them in all material respects. The Acquired Companies have established an Information Security Program that is appropriately implemented and maintained, and there have been no material violations of the Information Security Program. The Acquired Companies have assessed and tested the Information Security Program and remediated all known critical and high vulnerabilities, except for such failures to remediate as would not reasonably be expected to be material to the Business, taken as a whole. The Acquired Companies have not suffered a material Security Incident, have not been required to notify any Person or Governmental Entity of any Security Incident, and have not been adversely affected by any Malicious Code, ransomware or malware attacks, or denial-of-service attacks on any IT Assets owned or controlled by them. The IT Assets are, to the knowledge of Seller, free of Malicious Code, are in good working condition, and operate and perform as necessary to conduct the Business.

(h) The Acquired Companies and, with respect to the Processing of Company Data and to the knowledge of Seller, the Data Processors are, and since January 1, 2019, have been, in material compliance with Company Privacy Policies and Laws that constitute Privacy Requirements. To the Seller’s knowledge, neither the execution, delivery or performance of this Agreement nor any of the other agreements contemplated by this Agreement, nor the consummation of any of the transactions contemplated by this Agreement violate any Laws that constitute Privacy Requirements or Company Privacy Policies, except as would not reasonably be expected to be material to the Business. Where the Acquired Companies use a Data Processor to Process Personal Data, the Data Processor has provided commitments in relation to Processing of Personal Data sufficient for the Acquired Companies’ compliance with Laws that constitute Privacy Requirements, except where the failure to provide such commitments would not reasonably be expected to be material to the Business, taken as a whole.

(i) The Acquired Companies have not received a written notice (including any enforcement notice), letter, or complaint from a Governmental Entity or any Person alleging noncompliance with any Privacy Requirements or Company Privacy Policies, except for customer communications that have been resolved in the ordinary course of business, and has not been subject to any Action relating to noncompliance with Privacy Requirements or the Acquired Companies’ Processing of Personal Data.

Section 4.16 Material Contracts.

(a) Excluding insurance policies and Contracts for which no Acquired Company will be bound or have liability after Closing, Schedule 4.16 sets forth a list as of the date of this Agreement of the following Contracts to which an Acquired Company is a party, or by which any of their assets, properties or equity interests are bound (the Contracts listed on Schedule 4.16 that satisfy this Section 4.16 being collectively, the “Material Contracts”):

(i) any Contract for the employment or engagement of any Service Provider on a full-time, part-time, consulting or other basis providing annual cash compensation (calculated based on target compensation levels) in excess of $300,000 (other than any “at-will” or other contract that may be terminated upon thirty (30) days or less advance notice);

(ii) any Contract that prohibits or purports to prohibit, limit or restrict the ability of the Acquired Companies to compete in any line of business;

(iii) any Contract that is a lease under which an Acquired Company is lessor of any tangible personal property owned by such Acquired Company, except for any such lease under which the aggregate annual rental payments do not exceed $500,000;

(iv) any Contract that is a lease under which an Acquired Company is lessee of any tangible personal property, except for any such lease under which the aggregate annual rental payments do not exceed $500,000;

(v) any Contract that has future sums due from an Acquired Company, during the period commencing on the date of this Agreement and ending on the twelve (12)-month anniversary of this Agreement in excess of $500,000, or which an Acquired Company reasonably anticipates will involve payments in excess of $500,000 during any 12-month period thereafter;

(vi) any Contract pursuant to which either (A) any other Person has been granted a material, license, covenant not to sue (or otherwise enforce rights) or other material, rights or entitlements with respect to, in each case, any Owned Intellectual Property that is material to the conduct of the Business as currently conducted, or (B) any other Person has granted an Acquired Company a license, covenant not to sue (or otherwise enforce rights) or other rights or entitlements with respect to, in each case, any Intellectual Property Right that is material to the conduct of the Business as currently conducted, except, in the case of (A) and (B), for (1) non-disclosure and employee onboarding agreements entered into in the ordinary course of business consistent with past practice, (2) non-exclusive licenses for commercially available off-the-shelf Software, IT assets or services provided by third parties and used internally in the operation of the Business, (3) non-exclusive licenses to Owned Intellectual Property granted to vendors, service providers and other third parties for use thereof solely for the benefit of an Acquired Company, (4) non-exclusive licenses that arise as a matter of Law solely by implication as a result of sales of products and services, and (5) licenses to Open Source Software;

(vii) any Contract under which it (A) has created, incurred, assumed or guaranteed any outstanding indebtedness for borrowed money, (B) grants a Liens securing indebtedness for borrowed money, or (C) created or incurred obligations (1) for the deferred purchase price of property or assets, (2) as lessee under a Capital Lease or (3) under interest, currency or other hedging or swap agreement for the purpose of managing interest rate risk;

(viii) any Contract that relates to the disposition of material assets of the Company (other than in the ordinary course of business);

(ix) any Contract that relates to the acquisition or disposition of any business, real property or a material amount of stock (or other equity interests) of any other Person (whether by merger, sale of stock, sale of assets or otherwise) that contains any ongoing obligations;

(x) any Contract that is with a Governmental Entity (excluding, for the avoidance of doubt, any Permit);

(xi) any Contract that is a partnership agreement, management agreement, joint venture agreement, strategic alliance or similar arrangement;

(xii) any Contract that is a construction contract related to real property or an option to purchase real property, in each case providing for payments in excess of $500,000;

(xiii) any Contract that is a Lease or Tenant Lease;

(xiv) any Contract that is a collective bargaining agreement or Contract with any labor organization, union or association to which any Acquired Company is a party and each Contract relating to the horsemen;

(xv) any Contract that is an option to purchase real property or an executed contract to purchase real property;

(xvi) any Contract that is a management agreement, franchise or operating agreement relating to all or any portion of the Company Real Property involving aggregate annual payments by the Acquired Companies in excess of $500,000; or

(xvii) any Contract that provides for, or relates to, any surety bond maintained by an Acquired Company pursuant to Gaming Laws.

Notwithstanding the foregoing, none of the following shall be deemed a Material Contract: (A) any receivables from the Business, including Gaming receivables, (B) any credit lines or other financing arrangement to provide credit lines or loans to customers of the Business, (C) any Intercompany Agreements, and (D) any Contract that is terminable without material payment or penalty by an Acquired Company on sixty (60) days or less notice.

(b) Each Material Contract is valid and binding on the applicable Acquired Company party thereto and enforceable in accordance with its terms against such Acquired Company, and, to the Seller’s knowledge, each other party thereto (subject to the Bankruptcy and Equity Exception), except as would not individually or in the aggregate reasonably be expected to be material to the Business, taken as a whole. No Acquired Company is in breach or default (whether with the lapse of time or giving of notice or both) under, any Material Contract and, to Seller’s knowledge, no such other party is in breach or default under, any Material Contract, except in each case as would not, individually or in the aggregate, reasonably be expected to be material to the

Business, taken as a whole. No party to any Material Contract has exercised any termination rights with respect thereto that would reasonably be expected to be material to the Business, taken as a whole. Seller has made available to Buyer true and correct copies of each Material Contract, together with all amendments, modifications or supplements thereto.

Section 4.17 Suppliers. Schedule 4.17 sets forth a list of names of the top ten (10) largest vendors for each of Colonial Downs, Lago and SCE Partners (measured by dollar volume of purchased goods or services) during the year ended December 31, 2021. To Seller’s knowledge, as of the date of this Agreement, there exists no actual or threatened termination, cancellation or limitation of, or any material modification or change in the business relationship of any Acquired Company with any supplier or group of suppliers listed in Schedule 4.17, except as would not reasonably be expected to be material to the Business, taken as a whole.

Section 4.18 Customers. The Acquired Companies maintain loyalty clubs and associated databases (the “Databases”) that have been compiled and updated in the ordinary course and consistent with industry practice and include the personal information provided by such customers together with data associated with the customers’ activities at the Business. The Databases delivered at Closing will include all current player club data as of such date, and neither Seller nor any of Seller’s Non-Company Affiliates will retain any portion of any Database. The Databases are materially correct and complete, except to the extent that customer provided data may have changed over time or was otherwise incorrect when provided by the customer.

Section 4.19 Insurance. Schedule 4.19 lists all material insurance policies in force as of the date of this Agreement by or for the benefit of the Acquired Companies (the “Insurance Policies”). All Insurance Policies are in full force and effect except for policies that are to be renewed or replaced during the Interim Period and to the extent such renewals or replacements are available on commercially reasonable terms and (b) the Acquired Companies are not in breach or default under any of such insurance policies, in each case except as would not reasonably be expected to be material to the Business, taken as a whole. As of the date of this Agreement (a) all premiums due on the Insurance Policies have been paid and (b) no Acquired Company has received any written notice (or, to the Seller’s knowledge, oral notice) of termination or cancellation or denial of coverage with respect to any Insurance Policy. There are no open material claims that have been denied by any of the insurance providers of the Insurance Policies or for which any insurance provider has issued a reservation of rights letter, in each case of the date of this Agreement.

Section 4.20 Intercompany Agreements. Schedule 4.20 lists all material Intercompany Agreements in effect as of the date hereof.

Section 4.21 Bank Accounts. Schedule 4.21 sets forth a true and complete list of each account maintained by or for the benefit of any Acquired Company at any bank or other financial institution, including the name of the bank or financial institution, the type of account and the account number.

Section 4.22 Related Party Transactions. Except as set forth on Schedule 4.22, as of the date of this Agreement, there are no Contracts between any Acquired Company, on the one hand, and a Related Party of Seller, on the other hand.

Section 4.23 Title to Assets; Sufficiency of Assets. Each of the Acquired Companies has good, valid and marketable title to, a valid leasehold interest in or a valid license to use and occupy, all of the material assets used in the conduct of the Business, free and clear of all Liens, except for Permitted Liens. Each such material asset is in good operating condition and repair (normal wear and tear excepted), except in each case as would not reasonably be expected to be material to the Business, taken as a whole. Except (a) as set forth on Schedule 4.23, (b) for any Excluded Assets, (c) for any Contracts of an Acquired Company terminated as expressly required by this Agreement or (d) any transition services provided by Seller or any of its Affiliates (other than an Acquired Company) to an Acquired Company, the assets owned, licensed and leased by the Acquired Companies constitute all assets necessary, and such assets are sufficient, for the operation of the Business (excluding any development, construction or pre-opening activities) in substantially the same manner as presently operated, and such assets are adequate for the purposes for which they are presently used, in each case, except as would not be material to the operation of the Business, taken as a whole.

Section 4.24 Brokers. No broker, finder, financial advisor or investment banker, other than Credit Suisse, is entitled to any broker’s, finder’s, financial advisors, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made prior to the Closing by or on behalf of the Seller, Acquired Companies or any of their Affiliates.

Section 4.25 Anti-Money Laundering and OFAC.

(a) The Acquired Companies: (i) have not been charged with, or convicted of, are not, to the knowledge of the Seller, are under investigation by any Governmental Entity for, money laundering, drug trafficking, terrorist related activities, or any violation of any Anti-Money Laundering Laws (as defined herein); (ii) have not been assessed as liable for civil or criminal penalties under any Anti-Money Laundering Laws; or (iii) have not had any of their funds seized or forfeited in any action under any Anti-Money Laundering Laws. For purposes of this Agreement, “Anti-Money Laundering Laws” means all applicable Laws, regulations and sanctions, state and federal, criminal and civil, that: (A) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (B) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (C) require identification and documentation of the parties with whom a financial institution conducts business; or (D) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56, the Bank Secrecy Act, 31 U.S.C. Section 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., and laws relating to prevention and detection of money laundering codified in 18 U.S.C. Sections 1956 and 1957.

(b) None of the Acquired Companies constitutes a person with whom a United States citizen, entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories (collectively, a “U.S. Person”), is prohibited from transacting business of the type contemplated by this Agreement under applicable economic sanctions Laws and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) (including, but not limited to, persons who appear on OFAC’s Specially Designated Nationals and Blocked Persons List) (collectively, “Sanctions,” and any such person, a “Sanctioned Person”).

Section 4.26 Development Projects. As of the date of the Agreement, the information set forth on Schedule 4.26 is true and correct, except where such failure would not reasonably be expected to be material to the Business, taken as a whole.

Section 4.27 Disclaimer. Except for the representations and warranties expressly set forth in Article III or this Article IV, none of the Seller, any Acquired Company or any of their respective Affiliates or Representatives makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to the Seller, any Acquired Company or any of their respective assets, this Agreement or the transactions contemplated by this Agreement. Except for the representations and warranties expressly set forth in Article III or this Article IV, (i) the Seller disclaims, on behalf of itself, each Acquired Company, and their respective Affiliates and their respective Representatives, any other representations or warranties, whether made by the Seller, any Acquired Company, or any of their respective Affiliates or Representatives or any other Person, and (ii) the Seller disclaims, on behalf of itself, each Acquired Company, their respective Affiliates and their respective Representatives, all liability and responsibility for any other representation, warranty, opinion, projection, forecast, estimate, advice, statement or information made, communicated or furnished (orally or in writing) to Buyer or its Affiliates or Representatives (including any opinion, projection, forecast, advice, estimate, statement or information that may have been or may be provided to Buyer or its Affiliates or Representatives by any Representative of the Seller, any Acquired Company or any of their Affiliates). For the avoidance of doubt, none of the Seller, any Acquired Company, or any of their respective Affiliates or Representatives makes any representations or warranties to Buyer or any other Person regarding the probable success or profitability of any Acquired Company or any of their respective assets (whether before or after Closing). Buyer further acknowledges and agrees that having been given the opportunity to inspect the assets (including any real property) and books and records of each Acquired Company, and except for the representations and warranties of the Seller expressly set forth in Article III or this Article IV, Buyer is relying solely on its own investigation of each Acquired Company and/or their respective assets and not on any information provided or to be provided by or on behalf of the Seller. For the avoidance of doubt, nothing contained in this Section 4.27 or elsewhere in this Agreement shall in any way limit any of the representations and warranties set forth in Article III or this Article IV or waive or release any claims for Fraud.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Seller, as of the date hereof and as of the Closing, as follows:

Section 5.01 Organization. Buyer is a legal corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Kentucky. Buyer has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Buyer to consummate the Sale.

Section 5.02 Authority. Buyer and each of its Affiliates has the requisite corporate or similar power and authority to execute and deliver this Agreement and any Ancillary Document that Buyer or such Affiliate is or will be party to, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Documents Buyer or any of its Affiliates is or will be party to by Buyer or such Affiliate and the consummation by Buyer or such Affiliate of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer and such Affiliate and no approval of equity holders of Buyer or such Affiliate or any additional proceedings on the part of Buyer or such Affiliate are necessary to authorize the execution, delivery and performance by Buyer or such Affiliate of this Agreement or any Ancillary Document Buyer or such Affiliate is or will be party to or the consummation of the transactions contemplated hereby or thereby by Buyer and/or such Affiliate. This Agreement has been (and when executed and delivered, the Ancillary Documents to which it is a party will be) duly executed and delivered by Buyer and each such Affiliate and (assuming the due authorization, execution and delivery of this Agreement by each other Party) constitutes the valid and binding obligation of Buyer and each such Affiliate enforceable against Buyer and each such Affiliate in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5.03 No Conflict; Required Filings and Consents.

(a) None of the execution, delivery or performance of this Agreement or any Ancillary Document to which Buyer or any of its Affiliates is or will be a party to by Buyer or such Affiliate or the consummation by Buyer or such Affiliate of the transactions contemplated hereby or thereby will: (i) conflict with, violate or breach any provision of the charter, bylaws or any equivalent organizational or governing documents of Buyer or any such Affiliate; (ii) assuming that all consents, approvals and authorizations described in Section 5.03(b) have been obtained and all filings and notifications described in Section 5.03(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Buyer or any such Affiliate or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration, cancellation, purchase or sale of, or result in the triggering of any payment or in the creation of a Lien upon any of the properties or assets of Buyer or any such Affiliate or any Permit held by Buyer or any such Affiliate except, with respect to clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Buyer or such Affiliate to consummate the Sale.

(b) None of the execution, delivery or performance of this Agreement or any Ancillary Document to which Buyer or any of its Affiliates is or will be a party to by Buyer or such Affiliate or the consummation by Buyer or such Affiliate of the transactions contemplated hereby or thereby will require (with or without notice or lapse of time, or both) any consent, clearance, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity under any Law applicable to Buyer or such Affiliate, other than (i) such filings as may be required in connection with the payment of any transfer taxes or stamp duty, (ii) compliance with any applicable requirements of the HSR Act, (iii) the Gaming Approvals, (iv) compliance with any applicable federal or state securities or “blue sky” Laws or (v) where the failure to obtain such consents, clearances, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Buyer or any such Affiliate to consummate the Sale.

Section 5.04 Litigation. There is no Action to which Buyer or any of its Subsidiaries is a party pending or, to the knowledge of Buyer, threatened against Buyer or any of its Subsidiaries that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby. None of Buyer or any of its Subsidiaries is subject to any outstanding order, writ, injunction, judgment or decree that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

Section 5.05 Sufficient Funds. At the Closing, Buyer will have will collectively have sufficient cash, marketable securities and other sources of immediately available funds necessary to pay the Required Amount. Notwithstanding anything to the contrary contained herein, Buyer’s obligation to effect the Sale is not conditioned or contingent on Buyer’s ability to obtain any financing (including, without limitation, the Debt Financing) prior to or concurrently with effecting the Sale.

Section 5.06 Brokers. Buyer has not entered into any agreement or arrangement, other than with Macquarie, entitling any broker, finder, investment banker or financial advisor to any broker’s or finder’s fee or commission in connection with the transactions contemplated by this Agreement.

Section 5.07 Solvency. Assuming (solely for purposes of this Section 5.07) that (a) the conditions to the obligation of Buyer to consummate the Sale have been satisfied or waived, (b) the representations and warranties set forth in Article III or this Article IV are true and correct in all material respects, and (c) any financial projections or forecasts provided by the Acquired Companies, the Seller or their Representatives to Buyer prior to the date hereof have been prepared in good faith on assumptions that were and continue to be reasonable, then at and immediately following the Closing and after giving effect to all of the transactions contemplated by this Agreement, Buyer and the Acquired Companies, taken as a whole, will be Solvent. Buyer is not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors.

Section 5.08 Investment Intention. Buyer is acquiring the Interests for its own account, for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act, or any applicable state or foreign securities Laws. Buyer understands that the Interests have not been registered under the Securities Act, or any applicable state or foreign securities Law, and cannot be sold unless subsequently registered under the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to state securities Laws, as applicable.

Section 5.09 Anti-Money Laundering and OFAC.

(a) To the knowledge of Buyer, neither Buyer nor any person providing funds to Buyer: (i) is under investigation by any Governmental Entity for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (ii) has been assessed as liable for civil or criminal penalties under any Anti-Money Laundering Laws; or (iii) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws. To the knowledge of Buyer, none of the funds used for the payment of the Purchase Price or otherwise to satisfy any payment obligation of Buyer hereunder have been derived or otherwise obtained from illegal sources or otherwise by illegal means, including (i) in violation of any Anti-Money Laundering Laws or Sanctions, (ii) from or with any Sanctioned Person, or (iii) from or with the government of, or any person ordinarily resident in or organized under the laws of, any country or territory subject to comprehensive Sanctions administered by OFAC (currently, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

(b) Buyer is not a Sanctioned Person.

Section 5.10 Licensability of Principals; Compliance with Gaming Laws.

(a) Buyer and each of its Affiliates which is licensed or holds any permit or authorization pursuant to applicable Gaming Laws (the “Buyer Licensed Parties”) and, to Buyer’s knowledge, each of its directors, managers, officers, key employees that may reasonably be considered in the process of determining the suitability of the Buyer for purposes of obtaining the Gaming Approvals (collectively the “Buyer Related Parties”) holds all material permits and authorizations necessary to comply with applicable Gaming Laws in each of the jurisdictions in which the Buyer Licensed Parties own or operate gaming facilities. To Buyer’s knowledge, with respect to the Buyer Licensed Parties and Buyer Related Parties only (and not with respect to Seller, the Acquired Companies or their respective Affiliates), there are no facts, which if known to the Gaming Authorities would (i) be reasonably likely to result in the denial, revocation, limitation or suspension of a gaming license currently held under the Gaming Laws, or (ii) result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability proceedings necessary for the consummation of this Agreement, except, in the case of clauses (i) and (ii), where such denial, revocation, limitation, suspension or negative outcome would not reasonably be expected to prevent or delay beyond the Outside Date the ability of the Buyer to acquire the Interests.

(b) Since January 1, 2019, neither Buyer, nor any Buyer Licensed Party, nor, to the Buyer’s knowledge, any Buyer Related Party has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity under, or relating to, any violation or possible violation of any Gaming Laws or has been subject to any material disciplinary or other material regulatory compliance action or material complaint by a Gaming Authority that, in each case, would be reasonably likely to prevent or delay beyond the Outside Date the ability of the Buyer to acquire the Interests. Neither Buyer nor any Buyer Licensed Party nor, to the Buyer’s knowledge, any Buyer Related Party has, since January 1, 2019, suffered a suspension or revocation of any permit or license held under the Gaming Laws, other than those that would not reasonably be likely to prevent or delay beyond the Outside Date the ability of the Buyer to acquire the Interests.

Section 5.11 Acknowledgement of No Other Representations or Warranties.

(a) Buyer has conducted its own independent investigation, verification, review and analysis of the businesses, operations, results of operations, financial condition, assets, liabilities, and prospects of each Acquired Company and its assets, to the extent Buyer deemed necessary and appropriate. Buyer acknowledges that it and its Affiliates and Representatives have been provided sufficient access to the personnel, properties and records of each Acquired Company for its investigation, verification, review and analysis.

(b) Buyer acknowledges and agrees that, except for the representations and warranties contained in this Agreement, none of the Seller, any Acquired Company or any of their respective Affiliates or Representatives makes or has made, nor is Buyer relying on, any representation or warranty, either express or implied, concerning the Seller, any Acquired Company or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, or any of the transactions contemplated by this Agreement. To the fullest extent permitted by applicable Law, except with respect to the representations and warranties contained in contained in this Agreement, none of the Seller, any Acquired Company, or any of their respective Affiliates, employees, equity holders or any other person or their Representatives shall have any liability to Buyer or its Affiliates or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information or statements (or any omissions therefrom) provided or made available by the Seller, any Acquired Company, or their respective Affiliates or Representatives to Buyer or its Affiliates and Representatives in connection with the transactions contemplated hereby.

(c) Without limiting the generality of Section 5.11(a) and Section 5.11(b), Buyer acknowledges and agrees that (i) in connection with its investigation of each Acquired Company and its assets, Buyer has received from or on behalf of the Seller and/or the Acquired Companies certain projections, including projected statements of operating revenues and income from operations of all of any of the Acquired Companies and certain business plan information of all or any of the Acquired Companies, (ii) there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy and completeness of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), (iii) except as expressly set forth herein, neither the Seller nor any Acquired Company makes any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and Buyer has not relied thereon, and (iv) Buyer will have no claim against the Seller or any other person with respect thereto.

Section 5.12 Disclaimer. Except for the representations and warranties expressly set forth in this Article V, none of Buyer or any of their respective Affiliates or Representatives makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to Buyer or any of its assets, this Agreement or the transactions contemplated by this Agreement. Except for the representations and warranties expressly set forth in this Article V, (i) Buyer disclaims, on behalf of itself and its Affiliates and their respective Representatives, any other representations or warranties, whether made by Buyer, its Affiliates or Representatives or any other Person, and (ii) Buyer disclaims, on behalf of itself, its Affiliates and their respective Representatives, all liability and responsibility for any other representation, warranty, opinion, projection, forecast, estimate, advice, statement or information made, communicated or furnished (orally or in writing) to Seller, any Acquired Company or their respective Affiliates or Representatives (including any opinion, projection, forecast, advice, estimate, statement or information that may have been or may be provided to Seller, any Acquired Company or their respective Affiliates or Representatives by any Representative of Buyer or any of its Affiliates). For the avoidance of doubt, nothing contained in this Section 5.12 or elsewhere in this Agreement shall in any way limit any of the representations and warranties set forth in Article V or waive or release any claims for Fraud.

ARTICLE VI.

COVENANTS

Section 6.01 Conduct of Business by the Acquired Companies Pending the Sale. The Seller agrees that during the Interim Period, except (1) as set forth in Schedule 6.01, (2) as expressly required by any other provision of this Agreement, (3) as required by applicable Law (including with respect to COVID-19) or Permit, or (4) for any action, including the establishment of any policy, procedure or protocol, in response to COVID-19, with the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed, it being agreed that the failure of Buyer to respond within twenty four (24) hours following written notice from Seller shall be deemed consent from Buyer), unless Buyer shall otherwise agree in writing, the Seller shall cause the Acquired Companies to conduct the operations of the Acquired Companies in all material respects in the ordinary course of business; provided, that, Seller may, in connection with COVID-19, without the consent of Buyer take such actions as are reasonably necessary (A) to protect the health and safety of the Acquired Companies’ employees and other individuals having business dealings with the Acquired Companies or (B) to respond to third-party supply or service disruptions caused by COVID-19, including, any reasonable actions or omissions taken as a result of, in response to or otherwise related to COVID-19 and any Pandemic Measures, and any such actions taken (or not taken) as a result of, in response to, or otherwise related to COVID-19 shall be deemed to be taken in the “ordinary course of business” for all purposes of this Section 6.01. Without limiting the foregoing, except (1) as set forth in Schedule 6.01, (2) as expressly required by any other provision of this Agreement, and/or (3) as required by applicable Law or Permit, or (4) for any action, including the establishment of any policy, procedure or protocol, as a result of, in response to or otherwise related to COVID-19, with the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed, it being agreed that the failure of Buyer to respond within twenty four (24) hours following written notice from Seller shall be deemed consent from Buyer), unless Buyer shall otherwise agree in writing, the Seller shall not cause or permit the Acquired Companies (as applicable) to, during the Interim Period, do any of the following; provided, that, Seller may, in connection with COVID-19, without the consent of Buyer take such actions as are reasonably necessary (A) to protect the health and safety of the Acquired Companies’ employees and other individuals having business dealings with the Acquired Companies or (B) to respond to third-party supply or service disruptions caused by COVID-19, including, any reasonable actions or omissions taken as a result of, in response to or otherwise related to COVID-19 and any Pandemic Measures:

(a) amend the Company and Company Subsidiary Organizational Documents;

(b) create any Lien (other than a Permitted Lien) against any property or assets or equity of the Acquired Companies or create any Lien against the Interests;

(c) issue, sell, transfer, or dispose of, or authorize the issuance, sale, transfer or disposal of, any equity securities or any phantom equity in any Acquired Company, or securities convertible into, or exchangeable or exercisable for, any such equity securities or awards, or any rights of any kind to acquire any such equity securities or such convertible or exchangeable securities or such phantom equity;

(d) sell, dispose of, transfer, assign, abandon or lease, any material property, equipment or assets of the Acquired Companies, other than (A) in the case of tangible personal property, sales or transfers of inventory in the ordinary course of business, (B) with respect to property that is worn out, surplus or obsolete, (C) for which the aggregate consideration paid or payable in any individual transaction or group of related transactions is not in excess of $500,000, or (D) pursuant to existing Contracts set forth on or as otherwise disclosed in Schedule 6.01;

(e) reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its equity securities or any options, warrants, securities or other rights exercisable for or convertible into any such equity securities;

(f) merge or consolidate any Acquired Company with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of an Acquired Company;

(g) (i) incur indebtedness for borrowed money, or assume, guarantee (other than pursuant to the Credit Facility or Contracts to reaffirm existing guarantees) or otherwise become responsible for, the indebtedness for borrowed money of any other Person other than an Acquired Company, other than such indebtedness or guarantees of indebtedness that is repaid at or prior to Closing;

(h) make any loans or advances in excess of $500,000 (other than in the ordinary course of business including to gambling markers) to, or make equity investments in, any Person (other than an Acquired Company);

(i) acquire (i) (including by merger, consolidation or acquisition of stock) any equity interest in any Person (other than short-term investments in marketable or government securities made in the ordinary course); or (ii) any material amount of assets (including any real property, personal property and equipment), other than in the case of clause (ii) (A) acquisitions of equipment or inventory in the ordinary course of business or (B) any other acquisitions of assets or businesses for consideration that is individually or in the aggregate not in excess of $500,000, or (C) from another Acquired Company;

(j) make or change any material Tax election, settle or compromise any material Tax claim or assessment by any Governmental Entity other than in the ordinary course, including to resolve W-2G penalties without ongoing obligations or limits on the conduct or operation of any Acquired Company, adopt or change any material accounting method with respect to Taxes, enter into any material closing agreement with a taxing authority, surrender any right to claim a material Tax refund, or prepare or file any Tax Return materially inconsistent with past practice;

(k) make any change in accounting policies or procedures, other than as required by GAAP, applicable Law or any Governmental Entity of competent jurisdiction;

(l) excluding Development Expenses or other expenditures permitted by Section 6.17 (“Permitted Expenditures”), make or enter into any commitment to make any capital expenditures to the extent such capital expenditure or commitment will not be satisfied prior to the Closing; provided, however, that notwithstanding the foregoing, any Acquired Company shall be permitted to make (i) any single capital expenditure that is not a Permitted Expenditure and that is not in excess of $100,000, (ii) capital expenditures that are not Permitted Expenditures in any amount not exceeding $300,000 in the aggregate for all projects of the Acquired Companies, (iii) capital expenditures that are not Permitted Expenditures and that are contemplated by the capital budget for the Company and the Company Subsidiaries that is set forth on Schedule 6.17; or (iv) capital expenditures that are required by Law or that are necessary to address emergency situations (including to mitigate or remedy the endangerment of the health or safety of any Person or the environment);

(m) commence, waive, release, assign, settle or compromise any Action, other than settlements or agreements to settle or releases in the ordinary course of business that involve only the payment of money damages without ongoing limits on the conduct or operation of any Acquired Company (excluding customary confidentiality obligations with respect to such settlement);

(n) except to the extent required by Law, any collective bargaining agreement or the terms of any Company Benefit Plan: (i) enter into any collective bargaining agreement; (ii) establish, adopt, amend or terminate any Company Benefit Plan (except (A) as expressly permitted by clauses (iii)-(viii) of this Section 6.01(n), as applicable, or (B) to comply with, or reasonably necessary to comply with, applicable Law); (iii) make any commitment to pay any bonus or profit-sharing payment, cash incentive payment or similar payment (other than annual cash bonus programs implemented in the ordinary course of business consistent with cash incentive programs disclosed on Schedule 4.10(a)); (iv) increase, or make any commitment to increase, the amount of the wages, salary, commissions, fringe benefits or other employee benefits or compensation (including equity-based compensation, whether payable in cash or otherwise) or other remuneration payable to any of its Service Providers (other than annual, one-time wage or salary increases in the ordinary course of business to employees below the level of Vice President, not to exceed 5% in the aggregate), (v) promote or change the title (retroactively or otherwise) of any employee with target annual cash compensation in excess of $75,000; (vi) hire or make an offer to hire any new employee on a full-time, part-time, consulting or other basis with target annual cash compensation in excess of $75,000, other than hiring or making an offer to hire any employees to fill open positions; or (viii) terminate the employment of any full-time employee with target annual cash compensation in excess of $75,000 other than for cause;

(o) take any action that would require notice, or otherwise would result in any liability under, the WARN Act (other than terminations of employment implemented at the request of Buyer);

(p) voluntarily forfeit or surrender, or fail to renew, any material licenses, permits, authorizations or registrations issued by any Gaming Authorities necessary to own, operate, manage and conduct Gaming Activities of the Acquired Companies;

(q) declare, set aside, make or pay any non-cash dividend-in-kind or other non-cash distribution-in-kind on or with respect to any equity or ownership interest of any Acquired Company;

(r) enter into any partnership, joint venture, strategic alliance, exclusive dealing or noncompetition contract or arrangement;

(s) except in the ordinary course of business, accelerate, amend, waive, extend, modify or consent to the termination of any Material Contract, or accelerate, amend in any material respect, waive, modify in any material respect or consent to the termination of any Acquired Company’s rights thereunder;

(t) except in the ordinary course of business, enter into any Contract that if in effect on the date hereof would be a Material Contract, in each case other than as set forth on Schedule 6.01;

(u) fail to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it at present, without obtaining comparable replacement coverage to the extent available on commercially reasonable terms;

(v) license, covenant not to enforce rights with respect to, or fail to enforce any Acquired Company’s rights in or to, in each case, any Owned Intellectual Property (other than non-exclusive licenses to Owned Intellectual Property granted to (1) customers in the ordinary course of business consistent with past practice or (2) advertisers, promoters, collaboration and similar business partners and service providers serving the Business, in each case for use thereof for the benefit of an Acquired Company and entered into in the ordinary course of business consistent with past practice);

(w) abandon, or allow to lapse, any Owned Registered Intellectual Property, other than owned Intellectual Property Rights not necessary or useful for the Business or with respect to which the Acquired Companies have determined are not commercially reasonable to seek to protect, prosecute, or maintain;

(x) form, incorporate or otherwise establish any Subsidiaries (except with the prior written consent of Buyer, not to be unreasonably withheld, conditioned or delayed) or enter into any new lines of business;

(y) enter into any Contract with any Related Party other than any such Contract that will be terminated at or prior to the Closing; or

(z) authorize or enter into any Contract to do any of the foregoing.

Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of any Acquired Company prior to the Closing. Prior to the Closing, the Seller shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over operations of the Acquired Companies and the Business.

Section 6.02 Access to Information. During the Interim Period, the Seller shall, and shall cause the Acquired Companies to: (a) provide to Buyer and its Representatives reasonable access, during normal business hours in such a manner as not to interfere unreasonably with the operation of any business conducted by any Acquired Company, upon reasonable prior written notice to the Seller, to the management level employees, properties, offices and other facilities of the Acquired Companies and to the books and records thereof, (b) permit Buyer to attend meetings and have telephonic and electronic communications with the construction team for each Development Project (such communications to be coordinated with the management level employees of Seller) and (c) furnish promptly such information concerning the Business, properties, Contracts, assets and liabilities of the Acquired Companies as Buyer or its Representatives may reasonably request; provided, however, that the Seller shall not be required to (or to cause any Acquired Company to) provide any Excluded Records or afford such access or furnish such information to the extent that doing so would reasonably be expected to: (i) result in the loss of attorney-client privilege or (ii) breach, contravene or violate any applicable Law (including any Antitrust Law); provided that the Company shall use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in the events set out in clauses (i) through (iii); provided, further that Seller shall have the right to have a Representative present for any communication with employees of any Acquired Company. Buyer shall, and shall cause each of its Affiliates and its and their respective Representatives, to hold all information provided or furnished pursuant to this Section 6.02 confidential in accordance with the terms of the Confidentiality Agreement. During any visit to the business or property sites of any Acquired Company, Buyer shall, and shall cause its Representatives accessing such properties to, comply with all applicable Laws and all of the Seller’s and each Acquired Company’s safety and security procedures. Notwithstanding anything to the contrary in this Agreement, during the Interim Period, neither Buyer nor any of its Affiliates or Representatives shall conduct any environmental investigation at the property or any asset of any Acquired Company involving any sampling or other intrusive investigation, including of air, surface water, groundwater, or soil, at any real property of an Acquired Company. For a period of six years following the Closing Date, Buyer shall, and shall cause each Acquired Company to preserve and keep the records held by them relating to the Business and shall make such records (or copies) available, at reasonable times and upon reasonable advance notice, to the Seller, their Affiliates and their Representatives as may be reasonably requested by such person in connection with any audit, accounting, Tax, litigation, investigation or other similar need related to or in connection with the Seller’s ownership of any Acquired Company with respect to periods on or prior to the Closing Date (other than with respect to any claims involving the parties hereto under this Agreement or the transactions contemplated herein).

Section 6.03 Financing Cooperation.

(a) During the Interim Period, Seller shall comply with the following:

(i) Seller shall, and shall cause its Affiliates (including the Acquired Companies) to, and shall use reasonable best efforts to cause its and the Acquired Companies’ respective Representatives to, use reasonable best efforts to, in each case at Buyer’s sole expense, provide to Buyer such cooperation as reasonably requested by Buyer in connection with the debt financing contemplated by the Buyer Financing Plan (the “Debt Financing”), including by: (A) furnishing Buyer with (I) the Required Information and (II) such other pertinent and customary information regarding the Acquired Companies and the Business as is reasonably requested in writing by Buyer in connection with the consummation of the Debt Financing, but solely to the extent necessary or customary for the preparation of or inclusion in marketing materials for the Debt Financing (provided, that nothing will require Seller or its Affiliates to provide (or be deemed to require Seller or its Affiliates to prepare): (a) any pro forma financial statements, any information regarding post-Closing pro forma cost savings, synergies, adjustments, capitalization or ownership or projections or other post-Closing adjustments, (b) any description of all or any portion of the Debt Financing or any securities issued in lieu thereof, including any “description of notes” or “description of other indebtedness,” any such description to be included in liquidity and capital resources disclosure or other information customarily provided by the Debt Financing Sources or Debt Financing Source Related Parties, (c) risk factors relating to all or any component of the Debt Financing or any securities issued in lieu thereof, (d) any other information required by Rules 3-09, 3-10 or 3-16 of Regulation S-X under the Securities Act, any Compensation Discussion and Analysis or information required by required by Item 302 or 402(b) of Regulation S-K under the Securities Act or any information regarding officers or directors, executive compensation and related person disclosure, (e) financial statements or other financial data (including selected financial data) for any period earlier than the fiscal year ended December 31, 2021, or (f) any other information customarily excluded from an offering memorandum for private placements of 144A Debt Securities or any other information, in each case, that is not readily available to the Seller without undue effort or expense and, in the case of financial information, prepared or available in the ordinary course of its financial reporting practice or from its books and records (clauses (a) through (f), the “Excluded Information”)), (B) participating in a reasonable number of meetings, conference calls, presentations, due diligence sessions and sessions with rating agencies in connection with the Debt Financing, in each case on reasonable prior notice and at reasonable times and locations to be mutually agreed, (C) assisting Buyer and the applicable Debt Financing Sources in the preparation of materials for rating agency presentations, marketing materials, bank information memoranda, offering memoranda, lender presentations, investor presentations, offering documents and similar materials required in connection with the Debt Financing, including the delivery of customary authorization letters authorizing the distribution of information to prospective lenders or investors and including customary accuracy and material non-public information representations, (D) solely with respect to the Acquired Companies, reasonably assisting Buyer in connection with the granting of a security interest (and perfection thereof) in connection with the Debt Financing in collateral consisting of assets of the Acquired Companies, (E) providing reasonable cooperation with due diligence efforts of the Debt Financing Sources, to the extent customary and reasonably requested, (F) providing at least four (4) Business Days prior to the Closing Date all documentation and other information about the Acquired Companies as is required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and, as applicable, any beneficial ownership regulations, to the extent requested in writing by Buyer at least eight (8) Business Days prior to the Closing Date, (G) facilitating the execution and delivery by the Acquired Companies as of the Closing (but not prior to the Closing) of any pledge and security documents, currency or interest hedging arrangements, other definitive financing documents, or other certificates or documents as may be reasonably requested by Buyer or the Debt Financing Sources (provided, that no obligation of any Acquired Company under any such document or agreement shall be effective until the Closing) and otherwise reasonably cooperate to facilitate the identification, pledging and granting of security interests in, and obtaining perfection of any liens on, collateral owned by the Acquired Companies in connection with the Debt Financing, effective as of the Closing (but not prior to the Closing); (H) providing reasonably required and requested financial data and other information for the preparation by Buyer of (but not preparing) pro forma financial information and pro forma financial statements that would meet the requirements of Rule 3-05 of Regulation S-X under the Securities Act (it being understood that Buyer shall be responsible for the preparation of any pro forma calculations, any post-Closing or other pro forma cost savings, capitalization, ownership or other pro forma adjustments that may be included therein (other than unaudited consolidating information sufficient to separate the Acquired Companies pursuant to the Required Financial Statements)); and (I) requesting and facilitating its independent auditors to (i) provide, consistent with customary practice, customary auditors consents and customary comfort letters (including customary “negative assurance” comfort) with respect to financial information relating to the Acquired Companies and the Business as reasonably requested by Buyer and necessary or customary for financings similar to the Debt Financing (including any offering or private placement of 144A Debt Securities) and (ii) attend accounting due diligence sessions and drafting sessions as provided for under this Section 6.03(a).

(ii) Notwithstanding the foregoing, nothing in Section 6.03(a)(i) shall require Seller, its Affiliates or, prior to the Closing, any of the Acquired Companies to (A) provide any cooperation to the extent it would interfere unreasonably with the business or operations of Seller, its Affiliates or any of the Acquired Companies (it being understood that, without limitation, provision of any information, documents or other materials that would, in the good faith determination of Seller, cause Seller, its Affiliates or any of their respective Representatives to violate any contract or any obligation of confidentiality binding on such Person, or violate or jeopardize any attorney-client, work-product or other privilege shall be deemed to so unreasonably interfere), (B) pay any commitment or similar fee or make any other payment in connection with such financing or incur or assume any liability or obligation in connection therewith, (C) enter into any agreement, document or instrument in connection with such financing (other than customary representation letters and authorization letters referred to above, the information required by Section 6.01(a)(i)(F) above, and customary representation letters required by Seller’s or the Acquired Companies’ auditors in connection with the delivery of the “comfort letters” referred to herein), or deliver or cause to be delivered any legal opinion in connection with such financing, (D) make any representation or warranty or deliver any certificate in connection with such Debt Financing or the marketing or arrangement thereof (other than customary representation letters and authorization letters referred to above, the information required by Section 6.01(a)(i)(F) above, and customary representation letters required by Seller’s or the Acquired Companies’ auditors in connection with the delivery of the

“comfort letters” referred to herein), (E) provide any cooperation, or take any action, that would cause any condition to Closing set forth in this Agreement to fail to be satisfied, any representation or warranty set forth in this Agreement to be breached (unless such representation or warranty has been waived by Buyer), or any Representative of Seller or any of its Affiliates to incur any personal liability, (F) be an issuer, borrower, guarantor, grantor, pledgor or any other type of obligor of such financing, (G) pass resolutions or take similar action to approve or authorize the execution of such financing, (H) (x) prepare or provide Excluded Information or (y) change any fiscal period, (I) violate or otherwise conflict with applicable Law or applicable constituent or other governing documents or (J) provide any cooperation, or take any action, following the Closing. Buyer shall indemnify and hold harmless (including from and after the Closing) Seller and its respective Affiliates and Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Debt Financing and any information utilized in connection therewith or any action taken by them at the request of Buyer in connection therewith, in each case other than to the extent any of the foregoing arises from the gross negligence, bad faith, actual fraud, willful misconduct of Seller or any of its Affiliates, as determined in a final and non-appealable decision of a court of competent jurisdiction. Buyer shall from time to time, upon request by Seller, reimburse Seller, its Affiliates (including the Acquired Companies) and their respective Representatives for any and all reasonable and documented out-of-pocket fees, costs or expenses (including reasonable fees, costs and expenses of counsel, accountants and other advisors) incurred by any of them in connection with any of their cooperation or assistance with respect to the Debt Financing or the provision of any information utilized in connection therewith or otherwise arising from the Debt Financing.

(iii) Seller will use its reasonable best efforts, and will cause each of its Subsidiaries to use its respective reasonable best efforts, to update any Required Information provided to Buyer and the Debt Financing Sources as may be necessary so that such Required Information (i) is Compliant and (ii) meets the applicable requirements set forth in the definition of “Required Information.” For the avoidance of doubt, Buyer may, to most effectively access the financing markets, require the cooperation of Seller and its Subsidiaries under this Section 6.03(a)(iii) at any time, and from time to time on multiple occasions, between the date hereof and the Closing Date; provided, that, for the avoidance of doubt, the Marketing Period shall not be applicable as to more than one attempt to access the markets.

(iv) Seller hereby consents to the use of its and the Acquired Companies’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage Seller or the Acquired Companies.

(v) Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that Seller shall have satisfied its obligations in Section 6.03(a)(i) unless the financing contemplated by the Financing Requirement has not been obtained as a result of the Seller’s material breach of its obligations under Section 6.03(a)(i).

(b) During the Interim Period, Buyer shall, and shall cause its Affiliates to, use reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to achieve and maintain the Financing Requirement at or before the Closing. Buyer shall certify in writing to Seller when it has achieved the Financing Requirement, notify Seller in writing in the event Seller thereafter ceases to maintain the Financing Requirement (and, in such case, certify in writing to Seller when it thereafter achieves the Financing Requirement) and, upon the written request of the Company, provide the Company with copies of any Debt Financing Agreements related thereto upon the execution thereof.

Section 6.04 Appropriate Action; Consents; Filings. During the Interim Period:

(a) Buyer and Seller, as applicable, shall and shall cause their applicable Affiliates to (i) (A) promptly (and in no event more than fifteen (15) Business Days after the date of this Agreement) make all initial filings applicable to it with respect to the Buyer Gaming Approvals, and (B) promptly make all other filings and notifications applicable to it (other than as set forth in clause (ii) below) to all other Governmental Entities (other than any Company Consent), in the case of clauses (A) – (B) that may be or may become reasonably necessary, proper or advisable under this Agreement and applicable Laws, to consummate and make effective the transactions contemplated by this Agreement (including the SCE Contribution); provided that for purposes of clarification, the obtaining of such consents and approvals set forth in clause (i)(B) of this Section 6.04(a) shall not be a condition to Closing except to the extent expressly set forth in Section 7.01; and (ii) make their respective filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within ten (10) Business Days of the date hereof, unless mutually agreed otherwise by Buyer and the Seller. Buyer and the Seller shall promptly provide to the other Party evidence of their respective filings or a copy of their respective applications in connection with the transactions contemplated hereby. Buyer shall have responsibility for any filing and any similar fees associated with the Gaming Approvals or any other approvals or filings, including, any fees associated with any filings made or reports delivered pursuant to the HSR Act but excluding for purposes of clarification any fees associated with filings for the SCE Contribution (which shall be for the account of Seller). Any Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Party under this Section 6.04 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient, and the recipient shall cause such outside counsel not to disclose such materials or information to any other Representatives of the recipient or its Affiliates, unless express written permission is obtained in advance from the source of the materials. Notwithstanding anything herein to the contrary, no Party hereto shall be required to share with such other Party (or such other Party’s outside legal counsel) any applications to Gaming Authorities with respect to individuals for licensure, suitability or similar applications.

(b) Each of Buyer and Seller hereby agrees to, and to cause its respective Affiliates to, (i) respond as promptly as practicable to any inquiries or requests for information and documentary material received by it from any Governmental Entity in connection with any Gaming Approvals or any Antitrust Law related to the Agreement and the transactions contemplated by this Agreement, (ii) use its reasonable best efforts to take such actions so as to promptly obtain all actions or non-actions, consents, Permits, waivers, clearances, consents, approvals, authorizations, orders and waiting period expirations and terminations applicable to it from Governmental Entities necessary or advisable in connection with the consummation of the transactions contemplated hereby, including the Gaming Approvals, (iii) promptly notify the other Party of any substantive written or oral communication between that Party or its Affiliates and any Governmental Entity in respect of any filing, investigation, inquiry or other proceeding relating to the transactions contemplated hereby, (iv) subject to applicable Law, discuss with and permit the other Party (or its counsel) to review in advance, and consider in good faith the other Party’s reasonable comments in connection with, any proposed filing with or material written communication by it to any Governmental Entity in connection with the transactions contemplated by this Agreement (other than applications to Gaming Authorities with respect to individuals for licensure, suitability and similar applications), (v) not participate or agree to participate in any substantive meeting, telephone call or other discussion with any Governmental Entity in respect of any filings, investigation, inquiry or Action pursuant to any Antitrust Law relating to this Agreement or the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate in such meeting, telephone call or other discussion, and (vi) subject to applicable Law, furnish the other Party (or its counsel) promptly with copies of all material written correspondence, filings and communications relating to any filing, investigation, inquiry or other proceeding pursuant to any Antitrust Law between the Party, its Affiliates or Representatives on the one hand, and any Governmental Entity or members of their respective staffs on the other hand, with respect to this Agreement or the transactions contemplated hereby (other than applications to Gaming Authorities with respect to individuals for licensure, suitability and similar applications), (vii) except with the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), not extend any HSR waiting period or pull and refile any filing under the HSR Act or otherwise withdraw any filing, notification or application with a Governmental Entity required to be made hereunder under Antitrust Laws, and (viii) except with the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), not enter into any agreement (including any timing agreement) with any Governmental Entity in connection with Antitrust Laws to delay the consummation of, or not consummate, the transactions contemplated by this Agreement.

(c) Without limiting the foregoing, each of Buyer and Seller agrees to, and cause its Subsidiaries and Affiliates to, use reasonable best efforts to avoid or eliminate each and every impediment under any applicable Law applicable to it that may be asserted by any Governmental Entity or any other Person so as to enable the Parties to close the transactions contemplated by this Agreement as promptly as practicable and in any event prior to the Outside Date.

(d) Notwithstanding anything herein to the contrary contained in this Agreement, nothing in this Agreement shall require the Buyer to litigate with, or defend any suit or proceeding brought by, the Federal Trade Commission, Department of Justice or any Gaming Authority or other Governmental Entity, whether judicial or administrative. Furthermore, notwithstanding anything herein to the contrary contained in this Agreement, neither Buyer nor any of its Affiliates shall have any obligation under this Agreement, nor shall the Seller or any Acquired Company agree or commit (without the prior written consent of Buyer) to (w) sell, divest or otherwise hold separate any of its or its Affiliates’ facilities, properties or other assets (including any divestiture of any casino or other facility located on the Company Real Property (or the leasehold rights therein)), (x) undertake material new construction activity or take or agree to take any other action or agree to any limitation or restriction on any of its respective businesses, product lines or assets, (y) have a certified development agreement from a Governmental Entity, or (z) take any other action which would, or would be reasonably likely to, have a material and adverse impact on Buyer (taken as a whole together with its respective Affiliates and Subsidiaries, including the Acquired Companies).

(e) During the Interim Period, Buyer shall not (and shall not allow its Affiliates to) directly or indirectly acquire or agree to acquire (including through any merger or acquisition) any amounts of equity or assets of any third Person, that would reasonably be expected to have the effect of delaying, impairing or impeding in any material respect the receipt of the Gaming Approvals or any other consents, clearances or approvals from Governmental Entities (including under the HSR Act) or the consummation of the transactions contemplated hereby.

(f) Each Party shall use its respective reasonable best efforts to obtain any Company Consent and any other third party (other than Governmental Entities) consents necessary or advisable in connection with the transactions contemplated by this Agreement; provided that for purposes of clarification, the obtaining of any such third party consents shall be a condition to Closing except to the extent expressly set forth in Section 7.01. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any person (other than a Governmental Entity) with respect to any transaction contemplated by this Agreement, neither the Buyer nor the Seller nor the Company shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such person. The Parties will use commercially reasonable efforts to enter into new Contracts or extend the existing Contracts, as applicable, described on Schedule 6.04 on terms reasonably acceptable to Buyer and Seller; provided, however, that in no event shall any failure to enter into a new Contract or extend an existing Contract pursuant to this Section 6.04(f) be considered a breach of any Party under this Agreement or constitute a failure to satisfy any condition to Closing.

Section 6.05 Public Announcements. The initial press release issued by either Party concerning this Agreement and the transactions contemplated hereby shall be in a form agreed to by the other Party (acting reasonably) and thereafter the Parties shall consult with each other (and obtain the other Party’s consent) before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, except (a) as may be required by applicable Law, the rules of any applicable stock exchange or court process if the Party issuing such press release or other public statement has, to the extent practicable, provided the other Party with an opportunity to review and comment, (b) to the extent such disclosure is made to current or prospective direct or indirect investors of Seller who are subject to confidentiality obligations with respect to such information; (c) any disclosures made by the Seller or an Acquired Company to its employees to the extent Seller or such Acquired Company reasonably determines in good faith that such announcement is necessary or advisable; and (d) any press release or other public statement that is consistent in all material respects with previous press releases, public disclosures or public statements made by a Party in accordance with this Agreement, in each case under this Section 6.05 to the extent such disclosure is still accurate; provided, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement.

Section 6.06 Directors & Officers Indemnification and Insurance.

(a) Indemnification. From and after the Closing, Buyer shall cause each Acquired Company to, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless each current or former director or officer (or equivalent) of each Acquired Company and each fiduciary under benefit plans of each Acquired Company (each an “Indemnified Party” and collectively, the “Indemnified Parties”) against (i) all losses, expenses (including reasonable attorneys’ fees and expenses), judgments, fines, claims, damages or liabilities or, subject to the proviso of the next sentence, amounts paid in settlement, in respect of any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, based on or arising out of actions or omissions occurring at or prior to the Closing (and whether asserted or claimed prior to, at or after the Closing) to the extent that they are based on or arise out of the fact that such person is or was a director or officer (or equivalent) or fiduciary under benefit plans, including payment on behalf of or advancement to the Indemnified Party of any expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement (the “Indemnified Liabilities”), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement, whether asserted or claimed prior to, at or after the Closing, to the fullest extent provided under the organizational documents of the Acquired Companies in effect as of the date hereof; provided, that neither Buyer nor any Acquired Company shall be liable for any settlement effected without Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(b) Insurance. At or prior to Closing, Seller shall use commercially reasonable efforts to cause the Company to obtain and fully pay the premium for an insurance and indemnification policy that provides coverage for a period of six (6) years from and after the Closing for events occurring at or prior to the Closing (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate to the intended beneficiaries thereof than the existing directors’ and officers’ liability insurance policy applicable to any Acquired Company and Buyer and Seller shall each pay at Closing 50% of the premiums for such D&O Insurance (with Seller’s 50% portion being treated as a Transaction Expense), provided that Buyer’s payment or reimbursement obligations with respect to such D&O Insurance shall not exceed $200,000. Following the Closing, the Buyer shall maintain such D&O Insurance in full force and effect for its six years.

(c) Successors. In the event any Acquired Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provisions shall be made so that the successors, assigns or transferees of such Acquired Company shall assume the obligations set forth in this Section 6.06.

(d) Benefit. The provisions of this Section 6.06 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs, executors or administrators and his or her Representatives, shall be binding on all successors and assigns of the Parties and shall not be amended in a manner that is adverse to any Indemnified Parties (including their successors, assigns and heirs) without the consent of the Indemnified Party (including the successors, assigns and heirs) affected thereby.

Section 6.07 Employee Benefit Matters.

(a) Effective no later than immediately prior to Closing, Seller shall cause the applicable Acquired Company to effect the actions set forth on Schedule 6.07(a).

(b) For a period of twelve (12) months following the Closing (the “Benefits Protection Period”), Buyer or an Affiliate of Buyer, as applicable, shall provide each individual who is an employee of an Acquired Company immediately prior to the Closing (including employees who are not actively at work on account of illness, disability or leave of absence) (each, a “Company Employee”) with (i) a cash base salary or base wage rate that is no less favorable than the cash base salary or base wage rate provided to such Company Employee immediately prior to the Closing, (ii) short- and long-term cash incentive opportunities that are no less favorable in the aggregate than the short- and long-term cash incentive opportunities provided to such Company Employee immediately prior to the Closing, and (iii) benefits (including retirement, health and welfare benefits) under either (A) the Company Benefit Plans, in which case such benefits shall be no less favorable in the aggregate than the employee benefits (including retirement, health and welfare benefits) provided to such Company Employee immediately prior to the Closing, or (B) to the extent Buyer moves the Company Employees onto employee benefit plans maintained by Buyer (“Buyer Benefit Plans”), under such Buyer Benefit Plans, in which case such benefits shall be no less favorable in the aggregate than the employee benefits (including retirement, health and welfare benefits) that Buyer provides to similarly-situated employees of Buyer, excluding in the case of both (ii) and (iii) any amounts attributable to equity-based compensation, transaction-related severance, transaction-related bonuses (including stay bonuses), all benefits provided by Seller or another entity that is not an Acquired Company and any other amounts not disclosed by Seller to Buyer as of the date hereof. For the duration of the Benefits Protection Period, Buyer or an Affiliate of Buyer, as applicable, shall provide severance compensation and benefits to each Company Employee that are no less favorable in the aggregate than the severance compensation and benefits that that Buyer provides to similarly-situated employees of Buyer, excluding any amounts attributable to equity-based compensation, transaction-related severance, transaction-related bonuses (including stay bonuses), all benefits provided by Seller or another entity that is not an Acquired Company and any other amounts not disclosed by Seller to Buyer as of the date hereof. Notwithstanding anything to the contrary in this Agreement, for those employees of the Company whose terms and conditions of employment are governed by a collective bargaining agreement immediately prior to the Closing, such employees’ terms and conditions of employment shall continue to be so governed following the Closing.

(c) Each Company Employee shall receive service credit for his or her years of service with any Acquired Company before the Closing for purposes of eligibility, level of benefits, vesting and benefit accrual (including for purposes of vacation and paid time off) under Buyer Benefit Plans and the employee benefit plans of any Acquired Company in which such Company Employee becomes eligible to participate on or after the Closing. With respect to any Buyer Benefit Plans that Buyer makes available to any Company Employees, Buyer or an Affiliate of Buyer, as applicable, shall, or shall cause its Subsidiaries, including each Acquired Company, to use commercially reasonable efforts to cause its brokers and carriers to (i) waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods to the extent waived with respect to such Company Employees under the corresponding Company Benefit Plans, and (ii) provide, or cause the insurance carrier to provide, credit to each Company Employee (and his or her eligible dependents, spouse or beneficiary) for any co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents, spouse or beneficiary) under any Company Benefit Plan during the calendar year in which the Closing occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Company Employee (and his or her eligible dependents, spouse or beneficiary) becomes eligible to participate from and after the Closing.

(d) Neither the Company nor any of its Subsidiaries (nor Buyer or its Affiliates) shall have any liability or obligation with respect to (i) any equity or equity-linked interests issued by any Seller entity, (ii) any transaction-related severance or bonuses (including stay bonuses) payable by Seller or any Non-Company Affiliate and (iii) any other employee benefit plan, program, agreement or arrangement that is not sponsored, contributed to or maintained (or required to be sponsored, contributed to or maintained in the future under the terms of any Company Benefit Plan as of the date hereof) at the level of an Acquired Company, which obligations set forth in each of (i), (ii), and (iii) shall be and remain solely those of the applicable Seller entity.

(e) Immediately prior to but subject to the occurrence of the Closing, Seller shall cause the Acquired Companies to pay cash incentives, which may be comprised of annual, retention and/or transaction or similar incentives and may be in such amounts, in each case, as determined in the sole discretion of Seller, in any case, in an aggregate amount no less than (and fully reducing to zero) the amount of annual cash incentives accrued through the Closing Date in respect of employees of the Acquired Companies during the calendar year in which the Closing Date occurs. All such incentives shall be paid through the applicable Acquired Company’s payroll (subject to all applicable tax withholding and deductions and payment of withheld taxes to the appropriate tax authorities) in full satisfaction of any annual bonus amounts payable to such employees, and such incentives, together with any social security, Medicare, unemployment or other payroll Tax owed by the applicable Acquired Company thereon, to the extent unpaid as of Closing, shall constitute Transaction Expenses for purposes of this Agreement.

(f) Seller shall deliver to Buyer, prior to the Closing Date, evidence that the applicable Acquired Company’s board of directors has validly adopted resolutions to terminate each Company Benefit Plan intended to qualify under Section 401(a) of the Code that contains a cash or deferred arrangement (the “Company 401(k) Plans”) effective no later than the date immediately preceding the Closing Date (the form and substance of which resolutions shall be subject to review and comment by Buyer (not to be unreasonably withheld or delayed), which comments shall be considered by the Acquired Company in good faith) (the “Plan Termination Resolutions”). Buyer shall cause a defined contribution plan maintained by Buyer or its Affiliates that is intended to qualify under Section 401(a) of the Code (and a related trust exempt from tax under Section 501(a) of the Code) to (i) permit participation by Company Employees as soon as administratively practicable after the Closing Date, subject to and on terms and conditions no less favorable than those applicable to similarly situated employees of Buyer and its Affiliates, and (ii) allow any employee who is actively employed by an Acquired Company on the Closing Date and who receives an “eligible rollover distribution” within the meaning of Code Section 402(c)(4) from a terminated Company 401(k) Plan to elect to make a direct rollover of such distribution, in cash but not including promissory notes evidencing any outstanding loans, to such tax-qualified defined contribution plan maintained by Buyer.

(g) Effective as of the Closing, Buyer shall (or shall cause one of its Affiliates to) honor all obligations for the accrued and unused vacation and paid time off of the Company Employees and such Company Employees shall be permitted to use such accrued and unused vacation and paid time off in accordance with applicable Law and Buyer’s policies and procedures, as in effect from time to time.

(h) If any Person who is a “disqualified individual” (within the meaning of Section 280G of the Code and the Treasury Regulations promulgated thereunder (collectively, “Section 280G”)) with respect to any Acquired Company may receive any payment(s) or benefit(s) that could reasonably be expected to constitute parachute payments under Section 280G in connection with the transactions contemplated by this Agreement, then the Company shall (i) use commercially reasonable efforts to obtain waivers of any “excess parachute payment” (within the meaning of Section 280G) from each Person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated by this Agreement that would be deemed to constitute “excess parachute payments” (“Waived Payments”), and (ii) solicit the approval of the equityholders of each applicable Acquired Company in a manner that complies with Code Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of all such Waived Payments. To the extent required to comply with the provisions of the preceding sentence, each applicable Acquired Company shall deliver, among other items, to its equityholders a disclosure statement intended to satisfy the stockholder approval requirements of Section 280G(b)(5)(B) of the Code. Buyer shall provide to Seller in a timely manner all information and documents relating to post-Closing compensation or arrangements, if any, requested by Seller in order to enable Seller to determine the extent of the application of Sections 280G and 4999 of the Code or which Seller reasonably determines may be necessary for the Acquired Companies to comply with Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, and neither Seller nor any Acquired Company will be treated as being in breach of this covenant to the extent that such breach is the result of Buyer’s failure to timely provide such information and documents with respect to any Person.

(i) Upon the Closing, Buyer, or an Affiliate of Buyer, shall assume the collective bargaining agreement identified in Schedule 4.11(a), hereinafter referred to as the “Assumed CBA,” and following such assumption shall be bound by the terms of such Assumed CBA. Buyer shall, or shall cause its Affiliates to, reasonably cooperate with Seller as relates to such assumption of the Assumed CBAs.

(j) The provisions of this Section 6.07 are solely for the benefit of the respective Parties to this Agreement, and nothing, express or implied, shall confer upon any current or former Company Employee or Service Provider (or any dependent or beneficiary of the foregoing), or any other Person, any rights or remedies, including any right to employment or service or continued employment or service for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement or a right of any employee or beneficiary of such Company Employee or other Person under a Company Benefit Plan that such Company Employee or beneficiary or other Person would not otherwise have under the terms of that Company Benefit Plan. Nothing herein shall constitute or be construed as an amendment or other modification of any Company Benefit Plan.

Section 6.08 Expenses. Except as otherwise provided in this Agreement (including in Section 6.03, Section 6.04(a) and Section 6.11), all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses.

Section 6.09 Distributions. Notwithstanding anything in this Agreement to the contrary, Seller shall have the right to cause any Acquired Company (i) to pay cash dividends or cash distributions to Seller or its Affiliates at any time prior to the Closing, (ii) make cash capital contributions to any Acquired Company or any Excluded Subsidiary at any time prior to Closing and (iii) to create, cancel, settle, repay or satisfy an intercompany payables or receivables between Seller and any of its Affiliates (other than an Acquired Company), on the one hand, and an Acquired Company, on the other hand, at any time prior to Closing.

Section 6.10 Tax Matters.

(a) Tax Returns and Straddle Period.

(i) The Company shall prepare and file, or cause to be prepared and filed, in a timely manner all Tax Returns of the Acquired Companies for a Pre-Closing Tax Period that are due prior to the Closing Date.

(ii) Except as provided in Section 6.10(c), Buyer shall prepare or cause to be prepared, and timely file or cause to be timely filed, all Tax Returns of the Acquired Companies (which for the avoidance of doubt, shall not include Tax Returns of the Seller or the Seller’s direct or indirect owners) for Tax periods ending on or before the Closing Date or for any Straddle Period, in each case, the due date of which (taking into account extensions of time to file) is after the Closing Date.

(iii) For purposes of determining the allocation of Taxes in Working Capital and Company Indebtedness for any Straddle Period, (A) Property Taxes shall be allocated between the portion of any Straddle Period ending on the Closing Date and the portion of any Straddle Period beginning on the day after the Closing Date pro rata on a per diem basis and (B) any other Taxes shall be allocated between the portion of any Straddle Period ending on the Closing Date and the portion of any Straddle Period beginning on the day after the Closing Date based on an interim closing of the books as of the close of business on the Closing Date (and for such purposes, the Tax period of the Acquired Companies shall hypothetically be deemed to end on the Closing Date).

(b) Cooperation. From and after the Closing, the Seller, on the one hand, and Buyer, each Acquired Company and their respective Affiliates, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of any Tax Return and any audit, litigation or other proceeding with respect to Taxes attributable to the Acquired Companies for periods (or portions thereof) through the Closing Date. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding or any tax planning and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and its Affiliates shall (i) retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any Tax period beginning before the Closing Date until the expiration of the applicable statute of limitations (and any extensions thereof) of the applicable Tax period, and abide by all record retention agreements entered into with any Governmental Entity and (ii) give the Seller reasonable written notice prior to transferring, destroying or discarding any such books and records and if the Seller so requests, allow the Seller to take possession of such books and records.

(c) Transfer Taxes. Notwithstanding anything herein to the contrary, Buyer and Seller shall each be responsible for 50% of any and all transfer, conveyance, documentary, sales, use, registration, recording, goods and services, property transfer, stamp, excise, stock transfer, and other similar Taxes and fees, and any penalties or interest with respect thereto, with respect to the transactions contemplated by this Agreement (collectively, “Transfer Taxes”); provided, that Seller shall be responsible for 100% of any Transfer Taxes with respect to the SCE Contribution, the SCE Contribution Leaseback and the transfer of the Excluded Items pursuant to Section 2.08 (if such transactions occur). Seller shall timely file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the Buyer shall join in the execution of any such Tax Returns and other documentation. In the case of any Transfer Taxes paid to the applicable Governmental Entity by one Party that were the responsibility of another Party pursuant to this Section 6.10(c) (and for this purpose, the amount of Transfer Taxes included in Company Indebtedness shall be treated as having been paid by Seller and not by Buyer), such other Party shall promptly reimburse the Party that made the payment for the appropriate portion of such Transfer Taxes to the extent such Transfer Tax was not accurately included as Company Indebtedness.

(d) Tax Proceedings. The Seller and Buyer shall notify the other within ten (10) days of the receipt by the Seller or Buyer (or any of their Affiliates), as applicable, of notice of any inquiries, claims, assessments, audits or similar events with respect to any Taxes or Tax Returns of the Acquired Companies, to the extent that the other could reasonably be expected to be responsible for the Taxes in connection therewith (a “Tax Proceeding”). The Seller shall be entitled to control in its sole discretion the conduct and resolution of any Tax Proceeding that relates to a Tax period (or portion thereof) ending on or before the Closing Date if the Seller (or its direct or indirect owners) would be responsible for Taxes resulting therefrom. If requested by Buyer after Closing, the Seller shall use its reasonable efforts to cooperate with Buyer to make any available election under Section 6226 of the Code with respect to SCE Partners for a Tax Proceeding in respect of any Tax period (or portion thereof) ending on or before October 23, 2020 or with respect to Colonial Downs for a Tax Proceeding in respect of a Pre-Closing Tax Period for which Colonial Downs was classified for applicable Tax purposes as a partnership; provided, however, that no such election shall be required (and Buyer shall not make or permit any such election to be made) in respect of the penalties contemplated on Schedule 4.12.

(e) Purchase Price Allocation. The Parties acknowledge and agree that, for U.S. federal and applicable state and local income Tax purposes, the purchase and sale of the Interests pursuant to this Agreement are intended to be treated as a sale by the Seller and a purchase by Buyer of the assets of each of the Acquired Companies that are classified as disregarded entities for such purposes. Buyer shall obtain a draft third-party valuation report of such assets as soon as reasonably practical after Closing and shall deliver a draft of such report (together with any attachments or supporting materials) to Seller for Seller’s review. Buyer shall consider any comments from Seller on such draft in good faith, and Buyer shall deliver a copy of the final valuation report to Seller promptly after such report is finalized. The Seller shall prepare and deliver a draft of an allocation of the Purchase Price (and any other amounts properly treated as consideration for U.S. federal income tax purposes) (the “Allocation Schedule”) among such assets to Buyer by the later of (i) sixty (60) days after the determination of the Final Purchase Price pursuant to Section 2.06 or (ii) thirty (30) days after the receipt of the final valuation report. The Allocation Schedule shall be prepared by the Seller in accordance with Section 1060 of the Code (and any other applicable Tax Law). Buyer shall have fifteen (15) days after receipt of such Allocation Schedule to notify the Seller in writing that Buyer objects to one or more items reflected in the Allocation Schedule; provided, that if Buyer does not provide such notice within such time period, then Buyer shall be deemed to have accepted the Seller’s draft Allocation Schedule. If Buyer provides such notice within such time period, then Buyer and the Seller shall negotiate in good faith to resolve such dispute. If, within thirty (30) days, Seller and Buyer are unable to resolve such dispute, Seller and Buyer shall each be entitled to adopt their own positions regarding the allocation of the Purchase Price for U.S. federal and applicable state and local income tax purposes among the assets of the Acquired Companies that are classified as disregarded entities for such purposes. The Parties shall promptly advise one another of the existence of any Tax audit, controversy or litigation related to any such allocation. Notwithstanding the foregoing, the Parties agree that the Allocation Schedule and all such allocations for Tax purposes shall be consistent with Schedule 6.10(e).

Section 6.11 Representation and Warranty Insurance. If Buyer or any of its Affiliates procures a representation and warranty insurance policy (or other similar policy) (a “R&W Policy”), then (a) such R&W Policy shall be at Buyer’s expense (except to the extent provided in the definition of Transaction Expenses); and (b) Buyer shall cause such R&W Policy to expressly include a waiver by the insurer of any and all rights of subrogation, contribution or otherwise against the Seller, its Affiliates and their respective officers, directors, and employees, (collectively, the “Seller Parties”) except in the event of Fraud by the Seller, and to expressly include the Seller Parties as third-party beneficiaries with rights to enforce such subrogation provision. Buyer shall cause each insured party under any such R&W Policy not to waive, amend, modify or otherwise revise such subrogation provision, or allow such provision to be waived, amended, modified or otherwise revised, in each case in a manner that is adverse to a Seller or any of the aforementioned persons without the prior written consent of the Seller. Notwithstanding anything to the contrary in this Agreement, other than for Fraud, from and after Closing, Buyer shall have no recourse to Seller or any Non-Party Affiliate for any claims, losses or damages as a result of, or arising out of, or related to any breach or inaccuracy of any representation or warranty of Seller in this Agreement (or in any certificate delivered hereunder), and the sole and exclusive remedy and recourse of Buyer with respect thereto shall be to recover under any R&W Policy obtained by Buyer or its Affiliates (if any).

Section 6.12 Intellectual Property Matters.

(a) Except as set forth in Section 6.12(c), Buyer and its Affiliates (which, for the purposes of this Section 6.12, shall include the Acquired Companies) shall cease and discontinue all uses of any Retained Marks as of the Closing.

(b) Buyer shall remove from the Company Real Property of any Acquired Company, any property of the Business or any Acquired Company’s online presence: (i) any Specified Mark immediately upon termination or expiration of the license in Section 6.12(c), or (ii) any other Retained Mark (other than a Specified Mark), as promptly as practicable after the Closing, but in no event later than ninety (90) days following Closing.

(c) Seller hereby grants, and shall cause its Affiliates to grant, to the Acquired Company a limited, non-exclusive, non-transferable, non-sublicensable right to use the Specified Marks solely for wind-down purposes, for a period ending on the earlier of (i) three (3) months after the Closing and (ii) such time that such Specified Marks have been removed from the properties and assets of an Acquired Company and the Business, and in a manner consistent with the Acquired Companies’ use of such Specified Marks prior to the Closing.

(d) Buyer, for itself and its Affiliates, agrees that Buyer and its Affiliates will not expressly, or by implication, do business as or represent themselves as the Seller or its Affiliates (excluding each Acquired Company).

(e) Buyer, for itself and its Affiliates, acknowledges and agrees that, except as set forth in Section 6.12(c), neither Buyer nor any of its Affiliates shall have any rights in any of the Retained Marks whether pursuant to the terms of any license, agreement or otherwise and neither Buyer nor any of its Affiliates shall contest the ownership or validity of any rights of the Seller or any of its Affiliates in or to any of the Retained Marks.

Section 6.13 Termination of Intercompany Agreements. The Seller shall, and shall cause its Affiliates (other than the Acquired Companies), on the one hand, and the Acquired Companies, on the other hand, to, take such actions to terminate the Intercompany Agreements effective as of the Closing Date, and from and after the Closing Date, no further rights or other obligations or other liabilities on the part of any party thereto shall continue.

Section 6.14 Redemption of Senior Notes.

(a) During the Interim Period, the Seller shall cause the Acquired Companies to cooperate in good faith to facilitate each Redemption, including with respect to the preparation and delivery of notices required under the Indenture to facilitate each Redemption.

(b) Assuming Seller complies with its obligations under Section 6.14(a), Buyer shall (a) cause the Company to effect the redemption of 40% of the aggregate principal amount of the outstanding Senior Notes pursuant to Section 3.07(a) of the Indenture on the date of Closing (or within one Business Day thereafter) (the “Equity Claw Redemption”) and (b) thereafter cause the Company to redeem in full all remaining outstanding Senior Notes pursuant to Section 3.07(b) of the Indenture within two Business Days following Closing (together with the Equity Claw Redemption, the “Redemptions”).

Section 6.15 Post-Closing Cooperation. From time to time following the Closing, the Seller and Buyer shall, and shall cause their respective Affiliates to (and post-Closing Buyer shall cause each Acquired Company to), execute, acknowledge and deliver all such further conveyances, notices, re-registrations, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to otherwise make effective the transactions contemplated hereby (including as necessary to transfer any books and records relating to the Business or any Acquired Company to Buyer and its Affiliates).

Section 6.16 Closing Conditions. Subject to the terms and conditions of this Agreement, each Party shall cooperate with the other Party and use (and cause its Affiliates to use) commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable to cause the conditions to the Closing applicable to it to be satisfied as promptly as reasonably practicable and to consummate and make effective, as promptly as reasonably practicable, the transactions contemplated hereby.

Section 6.17 Certain Expenditures.

(a) During the Interim Period, Seller shall use commercially reasonable efforts to cause the Acquired Companies to (i) make marketing expenditures, capital expenditures (excluding those described in clause (b) below) and government affairs expenditures, in the ordinary course in amounts not less in the aggregate than the amounts set forth on Schedule 6.17 for such marketing expenditures, capital expenditures and government affairs expenditures, as applicable, in the aggregate for the period from the date of this Agreement through but excluding the Closing Date (subject to the variances identified therein); provided that notwithstanding the foregoing such expenditures may be delayed to the extent applicable Permits and Governmental Entity approvals necessary for such expenditures are conditioned, delayed or not granted and (ii) periodically provide updates with respect to such expenditures and reasonably detailed support therefor.

(b) During the Interim Period, (i) Seller shall use commercially reasonable efforts to cause the Acquired Companies to incur the Development Expenses expressly set forth in amounts not less in the aggregate than the amounts set forth on Schedule 6.17 and in accordance in all material respects in the aggregate with the budgets (including in the aggregate the types of expenditures contemplated thereby) provided by Seller to Buyer for the period from the date of this Agreement through but excluding the Closing Date (subject to the variances identified therein); provided that (A) notwithstanding the foregoing such expenditures may be delayed to the extent applicable Permits and Governmental Entity approvals necessary for such Development Expenses are conditioned, delayed or not granted and (B) such amounts shall not (unless otherwise agreed by Buyer not to be unconditionally withheld, delayed or conditioned) be included as Development Expenses except to the extent set forth on Schedule 6.17 (subject to the variances identified therein) and (ii) periodically provide updates with respect to such Development Expenses and Development Projects and reasonably detailed support therefor.

Section 6.18 Confidentiality.

(a) The terms of the Confidentiality Agreement are hereby incorporated by reference and shall continue in full force and effect until the Closing. Notwithstanding anything to the contrary in the Confidentiality Agreement, the Buyer’s obligations under the Confidentiality Agreement shall terminate as of the Closing. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.18 shall nonetheless continue in full force and effect.

(b) For a period of three (3) years following the Closing (except for trade secrets, which shall be subject to this provision without any time limitation), the Seller shall and shall cause its controlled Affiliates and instruct its Representatives to, retain in confidence all confidential documents and information with respect to the Acquired Companies and not use any such information for any purpose other than as specified by this Agreement (excluding any Excluded Records), except (i) to the extent legally permissible, in connection with any Action to enforce this Agreement, (ii) to the extent such information is required or requested to be disclosed by judicial or administrative process or by applicable Law, in which case the Seller shall, to the extent legally permissible: (A) provide the Buyer with reasonably prompt written notice of the existence, terms and circumstances of any such requirement so that the Buyer may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 6.18(b); (B) disclose only that portion of the information which counsel advises the Seller is legally required to be disclosed; and (C) exercise (and instruct its Representatives to exercise) commercially reasonable efforts to preserve the confidentiality of the information, (iii) except as otherwise permitted pursuant to a Restrictive Covenant Agreement or (iv) among its controlled Affiliates and Representatives provided that, notwithstanding the foregoing, the Seller and its Affiliates and Representatives may disclose any information to the extent that such information is requested or required by any tax or regulatory authority having jurisdiction over the Seller or its Affiliates or Representatives. The Seller shall be responsible for any breach by such controlled Affiliates and Representatives of the terms of this Section 6.18(b). Notwithstanding the foregoing, confidential information subject to this Section 6.18(b) shall not include any information or material: (i) that is or becomes available to the public other than as a result of any disclosure in violation of this Agreement by Seller or any of its controlled Affiliates or Representatives, (ii) that is received by Seller or any of its Affiliates or Representatives at any time from a third party who is not under an obligation of confidentiality with Buyer or any Acquired Company or was previously known by Seller or any of its Affiliates or Representatives from a third party who was not under such an obligation of confidentiality, (iii) to the extent such disclosure is made to current or prospective direct or indirect investors of Seller or its Affiliates who are subject to confidentiality obligations with respect to such information or (iv) that was or is independently developed by or on behalf of Seller or its Affiliates or Representatives without use of or reference to any confidential information to the extent related to the Business of the Acquired Companies.

Section 6.19 SCE Contribution Leaseback Transaction. Buyer shall negotiate in good faith with Propco Acquiror and Seller with respect to the proposed SCE Contribution Leaseback and Buyer shall use commercially reasonable efforts to agree to terms and documentation consistent with the Term Sheet and otherwise in form and substance reasonably satisfactory to it with respect to the proposed SCE Contribution Leaseback, including the SCE Contribution Agreement, the SCE Operating Lease and the SCE Operating Lease Parent Guaranty, on or prior to May 31, 2022. In the event that Buyer and Seller have agreed on terms and documentation in accordance with the preceding sentence and the SCE Contribution Agreement is entered into on or prior to May 31, 2022, (a) Buyer and Seller shall if needed enter into any other such amendments to this Agreement as are necessary to effect the SCE Contribution Leaseback, (b) from such time through Closing Buyer and Seller shall reasonably cooperate to implement the proposed SCE Contribution Leaseback, (c) Seller shall, at its option, have the ability to form Propco and to cause SCE Partners to transfer its real property and improvements thereon to Propco and to designate it as an Excluded Subsidiary and (d) Seller shall have the right to cause Propco and/or the any consideration to be received from the SCE Contribution to be distributed to Seller or its Non-

Company Affiliates at any time until immediately prior to Closing; provided that Seller may, in its sole discretion, determine not to pursue the SCE Contribution Leaseback at any time prior to May 31, 2022. If the SCE Contribution is consummated on the Closing Date, it shall be deemed to occur immediately prior to the other transactions contemplated by this Agreement, including the Sale. Notwithstanding anything herein to the contrary, in no event will Buyer be obligated to continue to pursue the SCE Contribution Leaseback if (i) Seller has elected to no longer pursue the SCE Contribution Leaseback or (ii) the SCE Contribution Agreement is not entered into on or prior to May 31, 2022.

Section 6.20 Exclusivity. During the Interim Period, except as otherwise expressly permitted by this Agreement including Section 6.19, the Seller shall not, and the Seller shall not authorize or permit, any Acquired Company, their Affiliates or any Representative of the Seller, the Company or any Company Subsidiary or any of their respective Affiliates to: (a) solicit or encourage the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person (other than the Buyer) relating to a possible Acquisition Transaction; (b) participate in any discussions or negotiations or enter into any agreement, understanding or arrangement with, or provide any non-public information to, any Person (other than the Buyer and its Representatives) relating to or in connection with a possible Acquisition Transaction; or (c) entertain or accept any proposal or offer from any Person (other than the Buyer) relating to a possible Acquisition Transaction. Seller shall promptly (and in any event within twenty-four (24) hours of receipt thereof) notify the Buyer orally and in writing of any inquiry, indication of interest, proposal, offer or request for non-public information relating to a possible Acquisition Transaction that is received by the Seller, the Company, any Company Subsidiary, its or their Affiliates or any of their respective Representatives during the Interim Period, which notice shall include: (i) the identity of the Person making or submitting such inquiry, indication of interest, proposal, offer or request, and the terms and conditions thereof; and (ii) an accurate and complete copy of all written materials provided in connection with such inquiry, indication of interest, proposal, offer or request.

Section 6.21 Casualty and Condemnation. In the event that a Casualty Event or Condemnation shall have occurred during the Interim Period, (i) with respect to any Condemnation, Buyer, at Closing, shall receive (A) a credit against the Purchase Price for the actual amount of any cash award received by the Seller or any of its Affiliates (including the Acquired Companies) at or prior to the Closing Date, net of any actual reasonable, out-of-pocket expenses incurred prior to the Closing Date in obtaining same and less any portion of such award applied by the Seller or the Acquired Companies to restoration of the applicable Company Real Property in compliance with Section 6.01 in a prudent manner and in compliance with applicable Law, and (B) an assignment of the Seller’s or any of its Affiliates’ (other than an Acquired Company’s) right to any award that may become payable on or after the Closing Date by or on behalf of the condemning authority with respect to the Company Real Property that is the subject of the Condemnation and (ii) with respect to any Casualty Event, the Buyer, at Closing, shall receive (A) a credit against the Purchase Price for the amount any insurance proceeds actually received by the Seller or any of its Affiliates (including the Acquired Companies) prior to the Closing Date as a result of such loss, net of any actual reasonable, out-of-pocket expenses incurred prior to the Closing Date in obtaining same and less any portion of such insurance proceeds (x) applied by the Seller or the Acquired Companies prior to the Closing Date to restoration of the applicable Company Real Property in compliance with Section 6.01 in a prudent manner and in compliance with applicable Law or (y) constituting proceeds of business interruption that is applicable to any period prior to the Closing Date, and (B) an assignment of the Seller’s or any of its Affiliates’ (other than an Acquired Company’s) rights to all such insurance proceeds that may become payable on or after the Closing Date with respect to the Company Real Property that is the subject of the Casualty Event. The Seller shall not, and shall cause the Company and each Company Subsidiary not to, settle any claim which could reasonably be expected to be material to Colonial Downs, Lago or SCE Partners with respect to any Casualty Event or Condemnation without the Buyer’s prior written consent, which consent shall not be unreasonably withheld or delayed. Notwithstanding anything to the contrary in this Agreement, from and after Closing, this Section 6.21 shall be the sole and exclusive remedy of the Parties with respect to any Casualty Event or Condemnation that damages or destroys all or any portion of the Company Real Property during the Interim Period.

Section 6.22 Real Property Matters. During the Interim Period:

(a) The Acquired Companies shall use commercially reasonable efforts to facilitate Buyer in seeking to obtaining, at Buyer’s sole cost and expense, an owner’s or leasehold title insurance commitment and/or policy covering any Owned Real Property or Material Leased Real Property including using their commercially reasonably efforts to provide owners’ affidavits in customary form with respect thereto; provided that obtaining such owner’s or leasehold title insurance and/or providing of such affidavits shall not be a condition to the Closing under Section 7.02.

(b) The Acquired Companies shall use commercially reasonable efforts to seek to obtain an estoppel certificate prior to the Closing, in the form required by the applicable Lease or, if no form is included with the applicable Lease, in a form reasonably acceptable to Buyer from the landlord or sublandlord, as applicable, under each of the Material Leases; provided that obtaining such estoppel certificates shall not be a condition to Closing under Section 7.02.

(c) The Acquired Companies shall use commercially reasonable efforts to seek to obtain a subordination, non-disturbance and attornment agreement, in a form reasonably acceptable to Buyer, from any and all fee mortgagees or other parties with a secured interest in the fee owner’s interest in the Company Real Property subject to the Material Leases; provided that obtaining such subordination, non-disturbance and attornment agreements shall not be a condition to Closing under Section 7.02.

Section 6.23 Transition Services Agreement.

(a) With respect to any Transition Service (as defined below), for the period of time following the Closing Date as set forth on Schedule 6.23 for such Transition Service, Seller shall provide or cause to be provided to the Acquired Companies those services listed on Schedule 6.23 as are requested by Buyer (but Seller shall have no obligation to provide any such services that were provided by any employee of Seller that is hired by Buyer, its Affiliates or any Acquired Company on or after the Closing) (the services listed thereon, collectively, the “Transition Services”). Seller shall and shall cause its Affiliates to perform any Transition Services provided hereunder in good faith, on a commercially reasonable basis, (i) in all material respects in compliance with all Laws and (ii) to the extent not inconsistent therewith, in substantially the same quality and manner as the same or comparable services were provided by Seller or its Affiliates to the Acquired Companies during the one year preceding the Closing Date; provided, however, that (x) Seller shall have no liability to Buyer or its Affiliates for any acts or omissions of it or of any Non-Company Affiliate in connection with this Section 6.23 and the Transition Services except to the extent of the gross negligence or willful misconduct of Seller or such Non-Company Affiliate and (y) the exclusive remedies of Buyer and its Affiliates against Seller and the Non-Company Affiliates for any breach of this Section 6.23 shall be limited to termination (effective upon notice) of the affected Transition Service and monetary damages, which in no event shall exceed the amount paid to Seller and the Non-Company Affiliates pursuant to this Section 6.23. Buyer also acknowledges that certain personnel of Seller and/or the Non-Company Affiliates may leave the employment of such Persons or terminate their employment or contract with such Persons during the period during which Seller shall provide Transition Services hereunder, and that the loss of such personnel may materially impede Seller’s ability to perform its obligations hereunder (and the scope of Transition Services shall be deemed reduced to the extent it would otherwise have been performed by such personnel who leave or terminate their employment); Seller makes no representation or warranty regarding the ability of Seller and/or the Non-Company Affiliates to retain any such employees or subcontractors and neither Seller nor any of its Affiliates shall have any liability as to the result of the loss of any such employees.

(b) Buyer, upon not less than 30 days’ written notice, at any time and from time to time may, as of the date set forth in such notice reduce or terminate its right to receive (and Seller’s associated obligations to provide or cause the provision of) any or all of the applicable Transition Services. Buyer shall reimburse Seller for the costs and expenses with respect to the provision of any Transition Services as set forth on Schedule 6.23 for such Transition Services (such costs and expenses, the “Transition Costs”). No later than the 15th Business Day after each calendar month during which Seller provided Transition Services, beginning with the calendar month immediately following the Closing, Seller shall submit an invoice to the Buyer for the Transition Costs incurred during such calendar month. Buyer shall pay or cause to be paid any undisputed invoice it receives for Transition Costs within 30 days after its receipt.

Section 6.24 Encryption Matters. During the Interim Period, Seller will use commercially reasonable efforts to (i) remediate any material non-compliance with respect to material PCI-DSS requirements applicable to the Acquired Companies and (ii) implement appropriate encryption protocols with respect to material Personal Data maintained on the IT systems of the Acquired Companies (including, if reasonably necessary, by engaging third-party service providers to assist therewith) where failure to do so would present a material security risk to the Acquired Companies in relation to such Personal Data; provided that, other than with respect to a willful and material breach of this Section 6.24, Seller’s obligations under this Section 6.24 shall not be a condition to Closing under Section 7.02.

Section 6.25 Data Room Information. Within five (5) Business Days following the Closing Date, the Seller shall use commercially reasonable efforts to instruct the provider of the Datasite to deliver to the Buyer an electronic copy of the documents and information contained in the Data Room as of 11:59 P.M. Eastern Time, on the date prior to the Closing Date; provided that the delivery by the Datasite provider of such documents and information shall not be a condition to Closing under Section 7.02.

Section 6.26 Insurance Matters. At Closing, Seller shall (at no cost to Seller or any Non-Company Affiliate) cooperate upon reasonable request with Buyer’s efforts to seek to obtain insurance policies for the Company that provide coverage for a period of five (5) years from and after the Closing for events occurring at or prior to the Closing that are substantially equivalent to the existing insurance policies set forth on Schedule 6.26, and the cost of such insurance policies shall be borne entirely by Buyer; provided that, other than with respect to a willful and material breach of this Section 6.26, Seller’s obligations under this Section 6.26 shall not be a condition to Closing under Section 7.02.

Section 6.27 Credit Support. At or prior to Closing, Buyer shall cause, effective as of Closing, each letter of credit issued pursuant to the Credit Facility and identified to Buyer by Seller to be cash collateralized or backstopped to the extent permitted under the Credit Facility; provided, however, Buyer may, at its option, (and shall, to the extent such letters of credit are not able to be cash collateralized or backstopped under the Credit Facility) cause such letters of credit to be replaced at or prior to Closing with new letters of credit.

ARTICLE VII.

CONDITIONS TO THE SALE

Section 7.01 Condition to Obligations of Each Party to Effect the Sale. The respective obligations of each Party to effect the Sale shall be subject to the satisfaction or waiver (where permitted) at or prior to the Closing of the following conditions:

(a) No Order or Law. No Governmental Entity of competent jurisdiction shall have issued any order, injunction or decree, that is in effect, and no Law shall have been enacted or promulgated, that renders the Sale illegal, or prohibits, enjoins, restrains or otherwise prevents the Sale.

(b) HSR Act. All waiting periods (and any extensions thereof) applicable to the transactions contemplated hereby under the HSR Act, and any commitment to, or agreement (including any timing agreement) with, any Governmental Entity not to consummate the transactions contemplated hereby, shall have expired or been terminated.

(c) Gaming Approvals. All Gaming Approvals listed on Schedule 7.01(c) (the “Buyer Gaming Approvals”) shall have been made and obtained.

Section 7.02 Additional Conditions to Obligations of Buyer. The obligations of Buyer to effect the Sale are also subject to the satisfaction or waiver by Buyer at or prior to the Closing of each of the following additional conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Seller contained in this Agreement (other than the Fundamental Representations) shall be true and correct in all respects (without regard to materiality or Company Material Adverse Effect qualifiers contained within such representations and warranties) on and as though made on the Closing Date (except to the extent expressly made as of a specific date, in which case as of such specific date, provided that for purposes of this Section 7.02(a), the reference to “as of the date hereof” in the lead in to Articles III and IV, which precede respectively Section 3.01 and Section 4.01, shall be disregarded), except for any failure of such representations and warranties to be true and correct that, individually or in the aggregate, do not have and would not reasonably be expected to have a Company Material Adverse Effect and (ii) the Fundamental Representations made by Seller shall be true and correct in all respects on and as though made on the Closing Date (except to the extent expressly made as of a specific date, in which case as of such specific date, provided that for purposes of this Section 7.02(a), the reference to “as of the date hereof” in the lead in to Articles III and IV, which precede respectively Section 3.01 and Section 4.01, shall be disregarded), except for de minimis inaccuracies provided that for purposes of this Section 7.02(a), the reference to “(including unasserted claims, whether known or unknown)” in Section 4.08, shall be disregarded.

(b) Agreements and Covenants. The Seller shall have performed or complied in all material respects with all agreements and covenants required of it by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) Officer’s Certificates. Buyer shall have received a certificate signed on behalf of the Seller by an authorized officer of the Seller, dated as of the Closing Date, stating that the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(d) No Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred or be continuing.

(e) Company Approvals. All Company approvals listed on Schedule 7.02(e) shall have been made and obtained.

(f) Delivery of Documents. Buyer shall have received the items required to be delivered to it pursuant to Section 2.07(a).

Section 7.03 Additional Conditions to Obligations of the Seller. The obligations of the Seller to effect the Sale are also subject to the satisfaction or waiver by the Seller at or prior to the Closing of each of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of a specific date, in which case as of such specific date, provided that for purposes of this Section 7.03(a), the reference to “as of the date hereof” in the lead in to Article V, which precedes Section 5.01, shall be disregarded) except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Buyer to consummate the Sale.

(b) Agreements and Covenants. Buyer shall have performed or complied in all material respects with all agreements and covenants required of it by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) Officers’ Certificate. The Seller shall have received a certificate signed on behalf of Buyer by an authorized officer of Buyer, dated as of the Closing Date, stating that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(d) Delivery of Documents. Seller shall have received the items required to be delivered to it pursuant to Section 2.07(b).

ARTICLE VIII.

TERMINATION

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Buyer and the Seller;

(b) by either the Seller, on the one hand, or Buyer, on the other hand, by written notice to the other, if the Closing shall not have occurred on or before the date that is nine (9) months following the date of this Agreement, as such date may be extended four (4) months by Buyer or Seller, in its sole discretion, by providing written notice of such extension to the other Party, if any of the approvals required by Section 7.01(b) or 7.01(c) have not been obtained by such date (such date, as may be so extended pursuant to this Section 8.01(b), the “Outside Date”); provided, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to the Seller, if the Seller, or to Buyer, if Buyer, as applicable, is in breach in any material respect of its obligations under this Agreement and such breach shall have caused or resulted in the failure of the Closing to have occurred on or before such date;

(c) by either the Seller, on the one hand, or Buyer, on the other hand, by written notice to the other, if any Governmental Entity of competent jurisdiction shall have issued any order, injunction or decree, or enacted or promulgated any Law, permanently enjoining, restraining or prohibiting the Sale, and such order, injunction, decree or other Law shall have become final and non-appealable, if applicable; provided, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to the Seller, if the Seller, or to Buyer, if Buyer, as applicable, is in breach in any material respect of its obligations under this Agreement and such breach shall have caused or resulted in such order, injunction, decree or other Law;

(d) by Buyer, by written notice to the Seller, if the Seller has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, such that a condition contained in Section 7.02(a) or Section 7.02(b) would not be satisfied and either (i) if such breach is curable by Seller, Seller has not cured such breach within thirty (30) days after receipt by Seller of notice from Buyer of such breach or (ii) such breach cannot, by its nature, be cured prior to the Outside Date; provided, however, that Buyer shall not be permitted to terminate this Agreement pursuant to this Section 8.01(d) if Buyer has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement so as to prevent the conditions to Closing set forth in Section 7.03(a) or Section 7.03(b) from being satisfied;

(e) by the Seller, by written notice to Buyer, if Buyer has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, such that a condition contained in Section 7.03(a) or Section 7.03(b) would not be satisfied and either (i) if such breach is curable by Buyer, Buyer has not cured such breach within thirty (30) days after receipt by Buyer of notice from Seller of such breach or (ii) such breach cannot, by its nature, be cured prior to the Outside Date; provided, however, that the Seller shall not be permitted to terminate this Agreement pursuant to this Section 8.01(e) if the Seller has breached or failed to perform any of their representations, warranties, covenants or agreements contained in this Agreement so as to prevent the conditions to Closing set forth in Section 7.02(a) or Section 7.02(b) from being satisfied; and

(f) by the Seller, by written notice to Buyer, if (i) all of the conditions set forth in Section 7.01 and Section 7.02 have been satisfied or waived (other than those conditions that by their terms or nature are to be satisfied at the Closing, but which would be satisfied on such date if it were the Closing Date), (ii) on or after the date that Closing is required to occur pursuant to Section 2.02, the Seller has notified Buyer in writing that all of the conditions set forth in Section 7.03 have been satisfied (other than those conditions that by their terms or nature are to be satisfied at the Closing) or that it is willing to waive and waives any such unsatisfied conditions and Seller is ready, willing and able to consummate the transactions contemplated by this Agreement, and (iii) Buyer fails to consummate the transactions contemplated by this Agreement within three (3) Business Days after the date of receipt of the written notice referenced in clause (ii) of this Section 8.01(f).

Section 8.02 Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 8.01, this entire Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer, the Seller, or any Acquired Company or their respective officers, directors or equity holders with the exception of (i) this Section 8.02 and Article IX, each of which provisions shall survive such termination and remain valid and binding obligations of the Parties, and (ii) any liability of any Party for Fraud or any willful and material breach of any of its obligations under this Agreement, in which case and notwithstanding anything to the contrary in this Agreement, the other Party shall be entitled to all remedies available at law or in equity. Nothing herein shall limit or prevent any Party from exercising any rights or remedies it may have under Section 9.14. For purposes hereof, a “willful and material breach” shall mean a material breach of any covenant set forth in this Agreement that is caused by or results from an act undertaken or failure to act by the breaching party with the intention that the taking of such act or failure to take such act would cause a material breach of a covenant set forth in this Agreement so as to prevent the condition to Closing set forth in Section 7.02(b)(in the case of such a breach by Seller) or Section 7.03(b) (in the case of such a breach by Buyer) from being satisfied.

(b) In the event of termination of this Agreement:

(i) by Buyer or Seller pursuant to (A) Section 8.01(b) at a time when a condition set forth in Section 7.01(a) (to the extent such order, injunction, decree or Law arises under, or as a result of (x) any Antitrust Law or (y) the Buyer Gaming Approvals, in the case of clause (y), to the extent that a Buyer Gaming Approval remains outstanding), Section 7.01(b) or Section 7.01(c) has not been satisfied or (B) Section 8.01(c) (to the extent such order, injunction, decree or Law arises under, or as a result of (1) any Antitrust Law or (2) the Buyer Gaming Approvals, in the case of cause (2), to the extent that a Buyer Gaming Approval remains outstanding), and, in the case of each of clause (A) and (B), (x) at the time of such termination, all of the conditions to Closing set forth in Section 7.01(a)

(No Order or Law) (except to the extent such order, injunction, decree or Law arises under, or as a result of (x) any Antitrust Law or (y) the Buyer Gaming Approvals, in the case of clause (y), to the extent that a Buyer Gaming Approval remains outstanding), Section 7.02(a) (Representations and Warranties) (but only with respect to Fundamental Representations of Seller (and not with respect to any other representation or warranty)) and Section 7.02(d) (No Material Adverse Effect) have been satisfied and (y) no revocation or suspension by a Gaming Authority the Virginia License, the New York License or the Iowa License has occurred since the date of this Agreement and is continuing that has primarily caused or resulted in the failure of the conditions set forth in Section 7.01(c), then Buyer shall pay to Seller (or its designee) the Regulatory Termination Fee by wire transfer of immediately available funds within five (5) Business Days of such termination; or

(ii) by Seller (A) pursuant to Section 8.01(b) at a time when the Financing Requirement is not satisfied and at the time of such termination, all of the conditions to Closing set forth in Section 7.01(a) (No Order or Law) (except to the extent such order, injunction, decree or Law arises under, or as a result of (1) any Antitrust Law or (2) the Buyer Gaming Approvals, in the case of clause (2), to the extent that a Buyer Gaming Approval remains outstanding), Section 7.02(a) (Representations and Warranties) (but only with respect to Fundamental Representations of Seller (and not with respect to any other representation or warranty)) and Section 7.02(d) (No Material Adverse Effect) have been satisfied or (B) pursuant to Section 8.01(f), then Buyer shall pay to Seller (or its designee) the Termination Fee by wire transfer of immediately available funds within five (5) Business Days of such termination.

(c) Solely for the purposes of establishing the basis for the amount thereof, it is agreed that each of the Termination Fee and the Regulatory Termination Fee, as applicable, is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Seller in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereunder, which amount would otherwise be impossible to calculate with precision. The Parties each acknowledge that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if Buyer fails promptly to pay, or cause to be paid, the Termination Fee or Regulatory Termination Fee, as applicable, if and when payable pursuant to Section 8.02(b), and, in order to obtain such payment, Seller commences an Action that results in a judgment against Buyer to pay such Termination Fee or Regulatory Termination Fee, as applicable, Buyer shall pay to Seller, in addition to such Termination Fee or Regulatory Termination Fee, as applicable, any reasonable out-of-pocket fees, costs and expenses (including reasonable legal fees) incurred by Seller or any of its Affiliates in connection with any such Action, together with interest on the amount of such Termination Fee, at a rate per annum equal to the “Prime Rate” as published in the Wall Street Journal, Eastern Edition in effect from time to time during the period from the date of termination of this Agreement through the date such payment in full is actually received. Such interest shall be calculated daily on the basis of a year of three hundred sixty-five (365) days and the actual number of days elapsed (such costs, expenses and interest, collectively, the “Collection Costs”). In the event that this Agreement is validly terminated under the circumstances described in Section 8.02(b) and the Termination Fee or Regulatory Termination Fee, as

applicable, is payable pursuant to Section 8.02(b), then (i) in no event will any of the Seller Releasing Parties be entitled to recover damages in excess of, and the maximum aggregate liability of Buyer for damages in connection with this Agreement or the transactions contemplated hereby, shall be limited to, the sum of the Termination Fee or Regulatory Termination Fee, as applicable, and the Collection Costs and (ii) Seller’s right to receive payment of the Termination Fee or Regulatory Termination Fee, as applicable, and the Collection Costs shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of Seller, the Company, or any of their respective current, former or future direct or indirect Affiliates, equityholders, partners, managers, members, controlling persons, officers, directors, employees, agents, Representatives, successors or assignees (collectively, the “Seller Releasing Parties”) against Buyer, any of Buyer’s current or future Affiliates, any of their respective current or future Representatives or any other Person (including any of Buyer’s financing sources, any of their respective Affiliates or any of their respective current, former or future direct or indirect Affiliates, equityholders, partners, managers, members, controlling persons, officers, directors, employees, agents, representatives, successors or assignees) in connection with this Agreement or the transactions contemplated hereby (including with respect to any breach (whether a willful and material breach, intentional breach or otherwise)), and the Seller (on its behalf and on behalf of the Seller Releasing Parties) hereby waives all other remedies with respect to this Agreement or the transactions contemplated hereby, a failure of the Sale to be consummated, and any breach by Buyer of its obligation to consummate the Sale or any other covenant, obligation, representation, warranty or other provision set forth in this Agreement. In no event shall Buyer be required to pay the Termination Fee or the Regulatory Termination Fee, as applicable, on more than one occasion, and in no event shall Buyer be required to pay both the Termination Fee and the Regulatory Termination Fee. For the avoidance of doubt, Seller may pursue both a grant of specific performance and the payment of the Termination Fee or Regulatory Termination Fee, as applicable, but under no circumstances will Seller be permitted or entitled to receive both a grant of specific performance to cause the Closing to be consummated and the Termination Fee or Regulatory Termination Fee, as applicable.

ARTICLE IX.

GENERAL PROVISIONS

Section 9.01 Non-survival. This Article IX and those covenants and agreements set forth in this Agreement and/or in any Ancillary Documents to the extent such covenants or agreements by their terms contemplate performance in whole or in part after the Closing shall survive the Closing (but only to the extent such covenants or agreement by their terms contemplate performance after the Closing). All other representations, warranties, covenants and agreements in this Agreement and any Ancillary Document (including, without limitation, the warranties in Article III and Article IV, the covenants set forth in Section 6.01 and the certificates delivered pursuant to Section 7.02(c)) shall not survive the Closing; provided that the provisions of this sentence will not, however, prevent or limit a cause of action arising out of Fraud or limit the survival periods contained in the R&W Policy or modify any rights that may be available to Buyer or its Affiliates under the R&W Policy.

Section 9.02 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered or sent if delivered in person (upon delivery), (b) on the fifth (5th) Business Day after dispatch by registered or certified mail, (c) on the next Business Day if transmitted by national overnight courier, in each case as follows (or at such other address for a Party as shall be specified by like notice) or (d) when sent (provided no “bounce back” or notice of non-delivery) if sent by electronic mail:

If to the Seller:

Peninsula Pacific Entertainment Intermediate Holdings LLC

10250 Constellation Blvd., Suite 2230

Los Angeles, CA 90067

Attn: Mary Ellen Kanoff

Email: mkanoff@PeninsulaPacific.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, CA 92130

Attention: Brett P. Rosenblatt; Trina Chandler

Email: brett.rosenblatt@lw.com; trina.chandler@lw.com

If to Buyer:

Churchill Downs Incorporated

600 North Hurstbourne Parkway, Suite 400

Louisville, Kentucky 40222

Attention: Brad Blackwell

Email: brad.blackwell@kyderby.com

with a copy to (which shall not constitute notice):

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Attn: Brian J. Fahrney; Brent M. Steele

Email: bfahrney@sidley.com; bsteele@sidley.com

Section 9.03 Amendment. This Agreement may only be amended, supplemented or modified by an instrument in writing signed by each of the Parties and, in the case of Section 9.18, the Debt Financing Sources.

Section 9.04 Waiver. At any time prior to the Closing, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach or inaccuracy of the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) subject to Section 9.03, waive compliance by the other with any of the covenants or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.06 Entire Agreement. This Agreement (together with the Exhibits, Disclosure Schedules and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 9.07 Assignment; Like-Kind Exchange.

(a) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part, by operation of Law or otherwise by any of the Party without the prior written consent of the other Party; provided that Buyer may collaterally assign its rights under this agreement to any of its lenders or other holders of its debt (and/or any agent, trustee or similar representative therefor) but any such assignment shall not relieve Buyer of any of its obligations hereunder. Any assignment or transfer in violation of the preceding sentence shall be void.

(b) Notwithstanding the foregoing in Section 9.07(a), Buyer and Seller acknowledge and agree that, as part of this transaction, either of them may engage in a deferred or reverse exchange of like-kind property (an “Exchange”) utilizing a qualified intermediary or an exchange accommodation titleholder pursuant to Section 1031 of the Code and the Treasury Regulations promulgated thereunder or (for a reverse Exchange) IRS Rev. Proc. 2000-37, as amended. Notwithstanding any provision herein to the contrary, in the event either party (an “Electing Party”) elects to engage in a deferred or reverse like-kind exchange, the other party (the “Consenting Party”) agrees to consent to the assignment of the Electing Party’s rights under this Agreement to a qualified intermediary or exchange accommodation titleholder in order to facilitate such deferred or reverse like-kind exchange, provided, that such consent or assignment shall not result in any incremental Taxes (including withholding Taxes and Transfer Taxes) to be borne by the Consenting Party. The Consenting Party agrees to execute any and all documents as may be necessary to consummate the purposes of this Section 9.07. Any actions taken by Buyer and Seller in conformance with this Section 9.07 shall be at the cost of the Electing Party (except for legal fees incurred by the Consenting Party for review of Exchange-related documents). No action permitted under this Section 9.07, including without limitation any assignment of rights under this Agreement, shall relieve the Electing Party of any of its obligations or liabilities under this Agreement, whether occurring before, at or after the Closing Date.

Section 9.08 Parties in Interest. Except for: (a) Section 6.06, which shall be for the benefit of each Indemnified Party, his or her heirs, executors or administrators and his or her Representatives, (b) Section 9.16, which shall be for the benefit of the Non-Party Affiliates, (c) Section 9.17, which shall be for the benefit of the Buyer Released Parties and the Seller Released Parties and (d) Section 9.18, which shall be for the benefit of the Debt Financing Sources and each Debt Financing Source Related Party, each of which is hereby intended to be an express third party beneficiary thereof, each Party hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the Parties any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The Parties further agree that the rights of third party beneficiaries under Section 6.06, Section 9.15, Section 9.16, Section 9.17 and Section 9.18 shall not arise unless and until the Closing occurs. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties may be subject to waiver by the Parties in accordance with Section 9.04 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.09 Mutual Drafting; Interpretation; Headings; Disclosure Schedules.

(a) Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and words of similar meaning, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Annexes” and “Exhibits,” are intended to refer to Sections of this Agreement and the Annexes and Exhibits to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. The term “or” shall not be deemed to be exclusive. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.” The use of “ordinary course of business” shall be deemed to mean “ordinary course of business and substantially consistent in all material respects with past practice.” References herein to “material to the Business”, “material to the Acquired Companies” or words of similar import shall be deemed to mean “material and adverse to the Business” and “material and adverse to the Acquired Companies”. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any reference to a Contract set forth in this Agreement shall be construed as a reference to such Contract as amended, supplemented or otherwise modified from time to time in accordance with the provisions hereof and thereof. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be take hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. Time is of the essence in this Agreement. The phrases “provided”, “delivered” or “made available” when used herein mean that the information or materials referred to have been physically or electronically shared with the applicable Party or its Representatives (including information or materials that have been posted to the Data Room) no later than one (1) Business Day prior to the date hereof.

(b) The information in the Disclosure Schedules constitutes (i) exceptions or qualifications to representations, warranties, covenants and obligations of the Seller as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. Any disclosure made in any Section to the Disclosure Schedules shall be deemed to be disclosures made with respect to all representations, warranties and Sections to the Disclosure Schedules, regardless of whether or not a specific cross-reference is made thereto if the relevance of such disclosure to such other representations, warranties and Section to the Disclosure Schedules is reasonably apparent on its face. The Disclosure Schedules shall not be construed as indicating that any disclosed information is required to be disclosed, and no disclosure shall be construed as an admission that such information is material to, or required to be disclosed by, the Seller. The Seller may, at its option, include in the Disclosure Schedules items that are not material, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms (including Company Material Adverse Effect) for purposes of this Agreement. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any section of the Disclosure Schedules is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Person shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter is or is not material for purposes of this Agreement or whether a Company Material Adverse Effect has, would or could occur. No disclosure on the Disclosure Schedules relating to a possible breach or violation of any Contract or Law shall be construed as an admission or indication that a breach or violation exists or has actually occurred. The Disclosure Schedules constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein. Capitalized terms used in the Disclosure Schedules that are not defined therein shall have the meanings given them in this Agreement.

Section 9.10 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any principles of conflicts of Law that would require the application of the Laws of any other jurisdiction.

Section 9.11 Venue. Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other Party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any state or federal court in the State of Delaware, and in each case any appellate courts therefrom, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.12 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) IT MAKES THE FOREGOING WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13 Counterparts. This Agreement may be executed in two or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic means, including DocuSign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 9.14 Specific Performance. Each Party agrees that irreparable damage may occur to a Party if any provision of this Agreement were breached or not performed by the other Party in accordance with the terms hereof. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement by the other Party and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy, at law or in equity, to which it is entitled. Each of the Parties hereto hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief or specific performance will not cause an undue hardship to the parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party further agrees that (a) no such Party will oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that the other Party has an adequate remedy at law and (b) no other Party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.14, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The aforementioned remedies, and any and all other remedies provided for in this Agreement, will be cumulative in nature and not exclusive and this Section 9.14 will be in addition to any other remedies whatsoever which any Party may otherwise have. Each Party agrees and acknowledges that the right of specific performance is an integral part of the contemplated transactions and without that right, neither the Seller nor Buyer would have entered into this Agreement.

Section 9.15 Legal Representation.

(a) Each Party acknowledges that one or more of the Acquired Companies, the Seller and/or their respective Affiliates have retained Latham & Watkins LLP (the “Law Firm”) to act as their counsel in connection with the transactions contemplated by this Agreement (including the negotiation, preparation, execution and delivery of this Agreement and related agreements, and the consummation of the transactions contemplated hereby or thereby) as well as other past and ongoing matters. Buyer hereby (i) waives and will not assert, and will cause each of its Affiliates (including, after the Closing, each Acquired Company) to waive and not assert, any conflict of interest relating to the Law Firm’s representation after the Closing of the Seller or their Affiliates in any matter involving the transactions contemplated by this Agreement (including the negotiation, preparation, execution and delivery of this Agreement and related agreements, and the consummation of the transactions contemplated hereby or thereby), including in any litigation, arbitration, mediation or other proceeding, and (ii) consents to, and will cause each of its Affiliates (including, after the Closing, each Acquired Company) to consent to, any such representation, even though, in each case, (x) the interests of the Seller or such Affiliates may be directly adverse to Buyer, any Acquired Company or their respective Affiliates, (y) the Law Firm may have represented the Seller, any Acquired Company or their respective Affiliates in a substantially related matter, or (z) the Law Firm may be handling other ongoing matters for Buyer, any Acquired Company or any of their respective Affiliates.

(b) Buyer agrees that, after the Closing, none of Buyer, any Acquired Company or any of their respective Affiliates will have any right to access or control any of the Law Firm’s work product, attorney-client privileged or confidential records or communications relating to or affecting the transactions contemplated by this Agreement (including the negotiation, preparation, execution and delivery of this Agreement and related agreements, and the consummation of the transactions contemplated hereby or thereby) (such work product, attorney-client privileged or confidential records or communications containing legal work product of the Law Firm, the “Attorney-Client Communications”), which will be the property of (and be controlled by) the Seller. In addition, Buyer agrees that it may be impractical to remove all Attorney-Client Communications from the records (including e-mails and other electronic files) of the Acquired Companies. Accordingly, Buyer will not intentionally, and will cause each of its Affiliates (including, after the Closing, each Acquired Company) not to intentionally, use any Attorney-Client Communication remaining in the records of any Acquired Company after the Closing in a manner that may be adverse to Seller or any of its Affiliates.

(c) Buyer agrees, on its own behalf and on behalf of its Affiliates (including, after the Closing, each Acquired Company), that from and after the Closing (i) the attorney-client privilege, all documents, communications or information protected by the attorney-client or attorney work product privileges (“Privileged Information”), and the expectation of client confidence as to all Attorney-Client Communications belong to the Seller and will not pass to or be claimed by Buyer, any Acquired Company or any of their respective Affiliates, and (ii) the Seller will have the exclusive right to control, assert or waive the attorney-client privilege, any right to Privileged Information and the expectation of client confidence with respect to such Attorney-Client Communications. Accordingly, Buyer will not, and will cause each of its Affiliates (including, after the Closing, each Acquired Company) not to, (x) assert any attorney-client privilege, any right to Privileged Information, or expectation of client confidence with respect to any Attorney-Client Communication, except in the event of a post-Closing dispute with a Person that is not the Seller or any of its Affiliates; or (y) intentionally take any action which could cause any Attorney-Client Communication to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege, any right to Privileged Information, including waiving such protection in any dispute with a Person that is not the Seller or any of its Affiliates. Upon receipt by the Buyer or its Affiliates (including, after the Closing, the Acquired Companies), of any subpoena, discovery or other request from any third party that calls for the production or disclosure of the Seller’s Privileged Information, the Buyer shall notify the Seller of the existence of the request within a reasonable period of time and shall, to the extent possible, attempt to provide the Seller a reasonable opportunity to review the information and to assert any rights it may have under this Section 9.15 or otherwise to prevent the production of disclosure of such Privileged Information. If Seller (i) does not seek an order preventing disclosure, (ii) has its request for an order denied, or (iii) provided Seller seeks and obtains a stay pending appeal, exhausts its rights to appeal, then Buyer or its Affiliates may make such disclosure without being in breach of this Section 9.15. Furthermore, Buyer agrees, on its own behalf and on behalf of each of its Affiliates (including, after the Closing, each Acquired Company), that in the event of a dispute between the Seller or any of its Affiliates, on the one hand, and Buyer or any Acquired Company, on the other hand, arising out of or relating to any matter in which the Law Firm jointly represented both Seller and any Acquired Company, neither the attorney-client privilege, the expectation of client confidence, any right to Privileged Information will protect from disclosure to the Seller or its Affiliates of any information or documents developed or shared during the course of the Law Firm’s joint representation of any Acquired Company and the Seller.

Section 9.16 Limitation on Recourse. This Agreement may only be enforced against, and all claims or causes of action (whether in contract, in tort, at law, in equity or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution, termination, performance or non-performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as a Party (but only to the extent of the specific obligations of such Party set forth herein). No person who is not a named Party to this Agreement, including any past, present or future officer, director, employee, agent, general or limited partner, manager, management company, member, stockholder, equity holder, controlling person, Representative or Affiliate, or any heir, executor, administrator, successor or assign of any of the foregoing, of any named Party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of a Party against its owners or Affiliates) for any liability based on, in respect of, by reason of, arising under, out of, in connection with, or related in any manner to this Agreement.

Section 9.17 Releases.

(a) Effective as of the Closing (but only if the Closing actually occurs), Buyer, on behalf of itself and each of its Subsidiaries (including each Acquired Company) and each of its past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equity holders, controlling Persons, Representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Buyer Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Seller and its Affiliates (excluding any Acquired Company), and each of the foregoing’s respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equity holders, controlling persons, Representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Seller Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort, contribution or otherwise) which the Buyer Releasing Parties may have against each of the Seller Released Parties, now or in the future, in each case in respect of the subject matter of this Agreement or the transactions contemplated hereby or the ownership of the Acquired Companies prior to the Closing. Notwithstanding the foregoing, nothing in this Section 9.17 (i) shall release any claims arising from the rights or obligations of any person under this Agreement or any Ancillary Document (subject to the terms and conditions set forth herein and therein) or (ii) shall release any claims against a Person for Fraud.

(b) Effective as of the Closing (but only if the Closing actually occurs), Seller, on behalf of itself and its Affiliates and each of their respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equity holders, controlling Persons, Representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Seller Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Buyer and its Affiliates (including any Acquired Company), and each of the foregoing’s respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equity holders, controlling persons, Representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Buyer Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort, contribution or otherwise) which the Seller Releasing Parties may have against each of the Buyer Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to any Acquired Company, the Business or any of their assets or any actions taken or failed to be taken by any of the Buyer Released Parties in any capacity related to any Acquired Company, the Business or any of their assets occurring or arising on or prior to the Closing Date. Notwithstanding the foregoing, nothing in this Section 9.17 (i) shall release any claims arising from the rights or obligations of any person under this Agreement or any Ancillary Document (subject to the terms and conditions set forth herein and therein) or (ii) shall release any claims against a Person for Fraud.

Section 9.18 Lender Limitations. Seller: (a) agrees that it will not bring or support any person in any claims or causes of action (whether in contract, in tort, at law, in equity or otherwise) of any kind or description (whether in contract, tort, equity or otherwise) against any of the Debt Financing Sources and/or any Debt Financing Source Related Party in any way relating to this Agreement or any of the transactions contemplated herein, including any dispute arising out of or relating in any way to the Debt Financing or any Debt Financing Agreement or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York; (b) agrees that all claims or causes of action (whether in contract, in tort, at law, in equity or otherwise) against any of the Debt Financing Sources and/or any Debt Financing Source Related Party in any way relating to the Debt Financing or any Debt Financing Agreement or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; and (c) hereby irrevocably and unconditionally waives any right such person may have to a trial by jury in respect of any litigation (whether in law or in equity, and whether in contract, tort, equity or otherwise) directly or indirectly arising out of or relating in any way to the Debt Financing, any Debt Financing Agreement or the performance thereof or the financings contemplated thereby. Notwithstanding anything to the contrary contained in this Agreement, (i) the Seller, its Subsidiaries and their respective Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall not have any rights or claims against the Debt Financing Sources and/or any Debt Financing Source Related Party in any way relating to this Agreement, the Debt Financing or any of the transactions contemplated herein, or in respect of any other document or any of the transactions contemplated thereby, or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to any Debt Financing Agreement or the performance thereof or the financings contemplated thereby, whether at law or equity, and whether in contract, in tort, equity or otherwise, and (ii) no Debt Financing Source nor any Debt Financing Source Related Party shall have any liability (whether in contract, in tort, equity or otherwise) to the Seller, its Subsidiaries and their respective Affiliates, directors, officers, employees, agents, partners, managers, members, representatives or stockholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated herein or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Financing Agreements or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort, equity or otherwise; provided, that nothing in this Section 9.18 shall limit the liability or obligations of the Debt Financing Sources and/or any Debt Financing Source Related Party to Buyer or any of its Subsidiaries (and it successors and assigns) under any Debt Financing Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Debt Financing Sources and/or any Debt Financing Source Related Party are intended third-party beneficiaries of, and shall be entitled to enforce, the protections of this Section 9.18.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized all effective as of the date first written above.

SELLER:

PENINSULA PACIFIC ENTERTAINMENT INTERMEDIATE HOLDINGS LLC,
a Delaware limited liability company

By:	/s/ M. Brent Stevens
Name:	M. Brent Stevens
Title:	Chief Executive Officer

[Signature page to Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized all effective as of the date first written above.

BUYER:

CHURCHILL DOWNS INCORPORATED,
a Kentucky Corporation

By:	/s/ William C. Carstanjen
Name:	William C. Carstanjen
Title:	Chief Executive Officer

[Signature page to Purchase Agreement]

EXHIBIT A

SAMPLE CALCULATION OF WORKING CAPITAL

[to be attached separately]

EXHIBIT B

FORM OF ASSIGNMENT OF MEMBERSHIP INTERESTS

EXHIBIT C

PURCHASE PRICE ADJUSTMENT ESCROW AGREEMENT

EXHIBIT D

FORM OF TERMINATION AGREEMENT

EXHIBIT E

FORM OF RESTRICTIVE COVENANT AGREEMENT

EXHIBIT F

INTENTIONALLY OMITTED

EXHIBIT G

FORM OF ASSIGNMENT OF INTERESTS AGREEMENT

EXHIBIT H

FORM OF DEED

EXHIBIT I

FORM OF ASSIGNMENT AND BILL OF SALE AGREEMENT

EXHIBIT J

TERM SHEET